Deutsche Bank
Interim Report as of June 30, 2025

Exhibit 99.1

Interim Report as of June 30, 2025

With deep dedication.

Deutsche Bank

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Deutsche Bank
Interim Report as of June 30, 2025

Content

Management report 4
Global economy 4
Banking industry 5
Strategy 6
Group results 9
Segment results 13
Financial position 22
Outlook 25
Risks and Opportunities 30
Risks 30
Opportunities 33
Risk information 36
Additional information 49
Management and Supervisory Board 49
Consolidated statement of income 50
Income statement 50
Earnings per common share 50
Consolidated statement of comprehensive income 51
Consolidated balance sheet 52
Consolidated statement of changes in equity 53
Consolidated statement of cash flows 54
Basis of preparation/impact of changes in accounting principles 56
Segment results 59
Information on the consolidated income statement 65
Net interest income and net gains (losses) on financial assets/liabilities at fair value through profit or loss 65
Net commission and fee income 66
Gains and losses on derecognition of financial assets measured at amortized cost 68
Restructuring 68
Effective tax rate 69
Information on the consolidated balance sheet 70
Financial instruments carried at fair value 70
Fair value of financial instruments not carried at fair value 83
Allowance for credit losses 85
Provisions 94
Credit related commitments and contingent liabilities 95
Long-term debt 95
Other financial information 96
Shares issued and outstanding 96
Related party transactions 96
Events after the reporting period 97
Non-GAAP financial measures 98
Imprint 104
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Deutsche Bank
Interim Report as of June 30, 2025

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Deutsche Bank
Interim Report as of June 30, 2025

Management report

Global economy
Economic growth (in %)[1]	Jun 30, 2025	Dec 31, 2024[4]	Main driver
Global Economy[2]	3.0	3.3
The global economy saw significant uncertainties in the first half of the year. These include, among other things, U.S. tariffs as well as a further escalation in the Middle East. As a result, the global economy overall lost momentum; however, growth rates varied regionally. Declining inflation allowed several central banks to further lower key interest rates.

Of which:
Developed countries	1.2	1.7
In developed countries, the initial shock of U.S. tariffs and subsequent temporary suspension, particularly impacted economic momentum. Prior to the U.S. import tariffs, there was strong foreign trade with the U.S., which supported the growth of exporters and dampened it for importers. Inflation rates have also changed differently for developed countries.

Emerging markets	4.0	4.4
The growth momentum of emerging markets was also negatively impacted by the trade tensions, although to varying degrees regionally, depending on the intensity of trade ties with the U.S. Inflationary pressure continued to weaken.

Eurozone Economy[3]	0.8	0.8
The Eurozone economy received tailwinds from front-loaded exports, but the domestic economy also proved to be robust. Consumer price inflation eased further. Against this backdrop, the European Central Bank lowered key interest rates further.

Of which: Germany Economy	0.5	(0.2)
The export oriented German economy saw particularly strong support from foreign trade in the first quarter of the year, ahead of the U.S. tariff developments. In addition, private consumption picked up. The announcement of a significantly more expansionary fiscal policy (Investitionssofortprogramm), especially with more infrastructure investment, initially supported sentiment. Inflation continued to ease further.

U.S. Economy[3]	1.6	2.8
The U.S. economy felt the headwind from front-loaded imports in anticipation of tariff increases. The U.S. trade policy temporarily impacted financial markets, the USD weakened and inflation remained elevated. The resilient labor market further supported the Federal Reserve Bank's decision to refrain from rate cuts in the first half of the year.

Japanese Economy[3]	0.8	0.2
Japan's economy lost momentum in the first half of the year. U.S. tariffs had a negative impact, as did the increased sense of uncertainty associated with them. In addition, rising inflation weighed on domestic demand. The Bank of Japan has continued to raise key interest rates gradually.

Asia Economy[3,5]	5.0	5.2
The Asian economies felt a headwind from U.S. tariffs, but to varying degrees regionally. Robust trade between economies in the region supported growth momentum. Inflationary pressure continued to weaken.

Of which: Chinese Economy	4.8	5.0
China's economic activity declined amid trade tensions, but the slowdown was less prominent than anticipated. The domestic economy also proved to be robust, not least due to fiscal support. The People's Bank of China gradually lowered interest rates and eased reserve requirements.

1
Annual Real GDP Growth (% YoY). Sources: National Authorities unless stated otherwise
2
The Global Economy growth rates are only available on an annual basis, hence full year forecasts for 2025 were used for half year numbers
3
Quarterly Real GDP Growth (% YoY) Sources: Deutsche Bank Research. The half yearly numbers are not available, hence quarterly growth rates were used as indicative growth percentage
4
Some economic data for 2024 was revised by public statistics authorities. As a result, this data may differ from previously published
5
Includes China, Hong Kong, India, Indonesia, Malaysia, Philippines, Singapore, Sri Lanka, South Korea, Taiwan, Thailand and Vietnam; excludes Japan
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Deutsche Bank
Interim Report as of June 30, 2025

Banking industry

	Jun 30, 2025
Growth year-over-year (in %)	Corporate Lending	Retail Lending	Corporate Deposits	Retail Deposits	Main driver
Eurozone[1]	1.7	1.7	3.4	3.9
Lending to the private sector picked up in the first half of the year, driven by declining interest rates, and with households lending surpassing the pace observed in corporate lending. Deposits largely maintained their momentum, which continued to substantially exceed loan growth.

Of which: Germany[1]	0.3	1.4	2.2	4.5
Corporate lending continued to be subdued, despite signs of pickup in the real economy and an impending strong fiscal expansion. By contrast, retail lending has been accelerating in recent months, mostly driven by mortgages which benefited from a brighter outlook on the housing market. Consumer credit continued to stagnate. Deposit growth with companies fell back to modest levels, while it remained significant with households.

US	1.6	2.1	3.9[2]	3.9[2]
Corporate lending continued to be relatively subdued, and retail loans were marginally higher, in line with remaining elevated interest rates and a slowing real economy. Total deposit growth gained some momentum in the first half of the year, outpacing the credit side.

China[1]	8.4	3.0	3.4	10.8
In recent months, lending to the private sector has slowed down further, in spite of interest rates continuing to fall. The growth rate in loan volumes with corporates was the lowest since 2019, whereas with households, it was the weakest on record (which started in 2007). The latter was also substantially below nominal GDP growth. On the other hand, retail deposits maintained their significant momentum in the first months of the year, while corporate deposits returned to moderately positive territory.

1
May 31, 2025
2
Total U.S. deposits as segment breakdown is not available
The Origination & Advisory industry fee pool of € 42.1 billion was up 2% year on year in the first half of 2025. This was the second highest pool in the first half of a year after 2021, and 20% higher than the pre-COVID-19 5-year average (2015-2019). This highlights the market’s resilience in recovering from the uncertainty caused by the U.S. tariff policy. After a strong first quarter, April and May had lower fee pools year on year, but in June the Origination & Advisory industry fee pool had a year on year increase. The Mergers & Acquisitions fee pool, largely reflecting closed deals, was up 5% in the first half of 2025, while announced volumes were up 22%, with 27 deals above € 10 billion in size, which marked a record for the first half of a year. In capital markets, Equity Capital Markets fees were down 3% year on year, but excluding Biotech which has been impacted by a risk-off environment, the fee pool was up 8%. Leverage Debt Capital Markets volumes were down 13% but the fee pool was up 1%, which shows an indication of a return to acquisition financing after a period of strong refinancings. The investment grade debt market was up 4% and at record levels for issuances with strong activity across corporates, financial institutions as well as sovereigns, supranationals and agencies. In Fixed Income, revenue pools are expected to have remained at elevated levels and were likely higher in the first half of 2025 compared to the prior year period. Foreign exchange activity has increased across the ten most traded currencies globally driven by the heightened volatility seen so far this year, with Rates and Emerging Markets revenues also increased, again reflecting the elevated activity seen in the first half of the year. Within Credit Trading, it is expected that the performance was below the prior year with credit spreads and secondary trading temporarily impacted by the market reaction to the U.S. tariff policy in the second quarter of 2025. In Financing, client demand remained strong and appears to have been slightly above the prior year.
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Deutsche Bank
Interim Report as of June 30, 2025

Strategy

The following section provides an overview of Deutsche Bank’s strategic implementation for the Group and business segments in the second quarter of 2025 and should be read in conjunction with the strategy section provided in the Annual Report 2024. The levels of uncertainty regarding the U.S. administration's tariff policy, further geopolitical developments, movements in the financial markets or a deterioration in the macroeconomic environment could have a material impact on the assumptions described below. Regarding the bank’s targets and objectives, if current foreign exchange rates were to persist, the weaker U.S. dollar would result in a small headwind, as the negative impact on revenues would be greater than the benefit to expenses.
Global Hausbank
Deutsche Bank’s strategic and financial roadmap through 2025 aims to position Deutsche Bank as a Global Hausbank to its clients around the world, with strong European roots and an extensive global network, and to achieve the bank’s 2025 financial targets and capital objectives. The Global Hausbank strategy is underpinned by three key themes: risk management, sustainability and technology, all of which have become even more important considering the ongoing geopolitical and macroeconomic challenges. In this turbulent environment, Deutsche Bank, as a Global Hausbank, is well positioned to provide clients with crucial advice and guidance. Leveraging Deutsche Bank’s financial strength, universal expertise and extensive global reach, the bank excels at helping clients navigate periods of uncertainty and volatility.
Deutsche Bank’s key performance indicators 2025
Financial targets and capital objectives for 2025
Financial targets:
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Post-tax Return on Average Tangible Equity of above 10% for the Group
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Compound annual growth rate of revenues between 2021 and 2025 of 5.5 to 6.5%
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Cost/income ratio of below 65%
Capital objectives:
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Common Equity Tier 1 capital ratio within an operating range of 13.5% to 14% (revised from approximately 13%)
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50% Total payout ratio from 2025
Deutsche Bank reaffirms its financial targets as well as its capital objectives for 2025, including the Common Equity Tier 1 capital ratio objective which the bank reset to 13.5% to 14% (with 200 basis points distance to the Maximum Distributable Amount (MDA) as a floor) in the second quarter of 2025.
Deutsche Bank’s financial targets and capital objectives are based on the bank’s financial results prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and endorsed by the European Union (“EU”). For further details, please refer to the section ‘Basis of preparation/impact of changes in accounting principles’ in this report.
Progress on strategy implementation
Deutsche Bank maintained its momentum in executing on all dimensions its Global Hausbank strategy during the first half of 2025 by progressing on revenue growth and operational and capital efficiency.
Deutsche Bank’s compound annual revenue growth rate since 2021 over the last twelve months was 6.1% at the end of the first half of 2025, within the bank’s target range of between 5.5% and 6.5%. Assets under management across the Private Bank and Asset Management rose by € 109 billion in the last twelve months, driven in part by net inflows of € 41 billion in the first half of 2025 which offset the negative impact of foreign exchange rate movements.
Deutsche Bank made further progress toward completing its € 2.5 billion Operational Efficiency program during the first half of 2025. Measures include optimization of the bank’s platform in Germany and workforce reduction, particularly in non-client facing roles. The bank realized cost savings through restructuring and other workforce reduction measures in prior periods, hiring discipline and internal mobility.
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Deutsche Bank
Interim Report as of June 30, 2025

With respect to capital efficiency, Deutsche Bank delivered further risk-weighted assets (RWA) equivalent benefits during the quarter through a combination of data and process improvements and predominantly through two securitization transactions. As a result, cumulative RWA reductions from capital efficiency measures marked further progress towards the bank’s goal and are already at the high end of the bank’s year-end 2025 target range of € 25 to € 30 billion. In the second quarter of 2025, Deutsche Bank revised its capital objective to maintain a Common Equity Tier 1 capital ratio within an operating range of 13.5% to 14%. The bank has completed the majority of its current € 750 million share repurchase program and has sought supervisory approval for a second share repurchase program in 2025. This would, if approved, enable capital distributions in excess of the € 2.1 billion completed or anticipated in 2025 from dividends and share repurchases under the current program.
Deutsche Bank aims to further increase shareholder value and has a clear management agenda for further developing the Global Hausbank offering and sustainably increasing returns beyond 2025. During the first six months of 2025, the bank progressed on a series of measures to grow value generation and reengineer its target operating model, supported by a strong culture and leadership. Examples include the streamlining of retail brands and the reduction of lower-return lending exposures in the Private Bank, continued process and technology improvements in the Corporate Bank and the Investment Bank, simplification in the committee and policy landscape and the rollout of Deutsche Bank’s brand promise, With deep dedication, as a clear expression of its client commitment and strategic direction. The bank plans to provide more details on its strategic aspiration and actions beyond 2025 in due course.
Post-tax Return on Average Tangible Equity and adjusted costs are non-GAAP financial measures. Please refer to “Non-GAAP financial measures” of this report for the definitions of such measures and reconciliations to the IFRS numbers on which they are based.
Sustainability
In the second quarter of 2025, Deutsche Bank deal highlights included:
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Deutsche Bank acted as lender, mandated lead arranger and hedge provider for the non-recourse senior secured Project Financing of Australia´s Central-West Orana Renewable Energy Zone network infrastructure led by the ACEREZ consortium (ACCIONA, COBRA, Endeavor Energy). This is Australia’s first ever Renewable Energy Zone transmission network public-private partnership, will unlock up to 4.5 GW of new network capacity, and power over two million homes annually
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Investment Bank Fixed Income & Currencies acted as global coordinator to NeXtWind in a € 1.4 billion debt financing. NeXtWind, a leading German renewable energy company, plans to repower and optimize a portfolio of existing onshore wind parks, helping the company finance the buildout of more than 150 new wind turbines in more than half of their existing wind farms
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Investment Bank Origination & Advisory/Fixed Income & Currencies acted as joint lead manager for the Republic of Slovenia's inaugural € 1 billion 10-year Sustainability-Linked Bond. The bond features a step-up/step-down mechanism for the final coupon payment, determined by the issuer’s performance against specified sustainability performance targets related to reducing total annual greenhouse gas emissions
As part of its policies and commitments strategy pillar, Deutsche Bank published the updated Human Rights Statement, the Supply Chain Due Diligence Act (SCDDA) Policy Statement as well as the 2024 Modern Slavery and Human Trafficking Statement.
On its own operations, Deutsche Bank received the 2025 OutFront Award for its ongoing commitment to supporting LGBTIQ+ inclusion as well as the certificate of “berufundfamilie + vielfalt” in Germany for being a family-friendly and inclusive employer. Furthermore, the bank supported two “Ring the Bell for LGBTIQ+ Equality” events held in Frankfurt and London.
As part of its Thought Leadership & Stakeholder Engagement activities, Deutsche Bank held a workshop with rainforest nations representatives on the development of carbon credits at the UN Climate Conference in Bonn (SB 61). Deutsche Bank’s sustainability team was represented at the 2025 Hamburg Sustainability Conference with several panel participations and sponsored CDP’s annual DACH disclosure workshop in Frankfurt.
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Deutsche Bank
Interim Report as of June 30, 2025

Deutsche Bank segments

Corporate Bank continued to work towards its strategic ambitions, leveraging its strong brand and deep client relationships and aiming to offer a full range of advisory and financing solutions. In the second quarter of 2025, the bank made further progress on growing net commission and fee income with institutional clients. To further support its growth trajectory and to strengthen the Global Hausbank approach, Corporate Bank decided to combine its Trust and Agency Services and Securities Services business into a new unified Trust and Securities Services organization. Revenues related to Trust and Securities Services continue to be reported under Institutional Client Services. Furthermore, Corporate Bank was awarded “Best in Corporate Banking in Asia Pacific” by the Asian Banker. As a transition partner, Corporate Bank continued to help clients across sector value chains to achieve their strategic goals by offering a broad suite of sustainable finance solutions and sector-aligned expertise. Once again, Corporate Bank completed a number of landmark Project Finance transactions, demonstrating the segment’s strategic focus on structuring and enabling the energy transition.
During the second quarter of 2025, the Investment Bank continued supporting the bank’s clients, while delivering against its strategic objectives and driving year-on-year revenue growth. In Fixed Income & Currencies, client engagement increased year on year, as the bank continued to provide solutions and support in a quarter impacted by further market volatility and growing revenues compared to the prior year period. Origination & Advisory revenues were significantly lower when compared to a strong prior year quarter, with the business impacted by market uncertainty, most notably in the bank’s areas of strength, combined with the delay of some material transactions into the second half of the year. However, the development of the Mergers & Acquisitions franchise continued in line with the existing strategy, with Advisory revenues increasing when compared to the prior year period, further diversifying revenue streams and increasing the bank’s offering to clients. In the Euromoney Awards for Excellence 2025, Deutsche Bank was named Europe’s Best Investment Bank and, for the fourth consecutive year, Germany’s Best Investment Bank.
In the second quarter of 2025, Private Bank continued the disciplined execution of its transformation strategy, while delivering resilient new asset inflows and sustained revenue growth. Personal Banking in Germany further progressed on the digital evolution of its business model with the new design and upgraded functions in norisbank online and mobile banking. In Italy and Spain, clients could benefit from a broader access to digital services through the rollout of a dedicated digital proposition. The bank maintained a sharp focus on transformation, further optimizing the branch network in Germany and Spain. In Wealth Management & Private Banking, the bank delivered robust revenue growth across markets, with acceleration in selected geographies in Europe, the U.S. and Emerging Markets. Asset gathering was particularly strong in investment solutions and, specifically, in discretionary portfolio management, confirming the ongoing refocus of the business mix towards recurring revenue streams. The continued evolution of the Wealth Management & Private Banking proposition was also recognized within the industry, with multiple regional accolades, including the Global Private Banking Innovation Awards 2025 for “Best Private Bank for Family Office Services – Asia Pacific” and “Best International Private Bank – Middle East,” and the Citywire Italian Wealth Awards 2025 for “Best Private Markets/Alternative Platform of the Year.”
Asset Management, represented by DWS Group GmbH & Co. KGaA, continued to make strategic progress along the four strategy clusters “Growth”, “Value”, “Build” and “Reduce” in the second quarter of 2025. Under Growth, Xtrackers products continued to grow while new active ETFs were launched that combine investment expertise with the Xtrackers platform. In the Alternatives space, DWS expanded its pan-European infrastructure fund series and developed new solutions on its U.S. real estate credit platform. Additionally, DWS's strategic cooperation with Deutsche Bank aims to enhance private credit origination and investment opportunities. Under Value, DWS enhanced its modular value chain in portfolio management and optimized its product offerings. In response to demographic and regulatory developments, the focus was placed on tailored solutions for insurers and pension funds, supported by targeted marketing efforts and collaboration with distribution partners. DWS also prolonged its distribution partnership with Deutsche Vermögensberatung (DVAG) in Germany for the next ten years. Under Build, the joint venture “AllUnity” with Galaxy Digital and Flow Traders received an e-money institution license from BaFin on July 1, 2025, to issue a euro-denominated stablecoin. At the same time, DWS prepared for operational readiness and onboarded initial distribution partners, including digital currency exchanges and market makers.
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Deutsche Bank
Interim Report as of June 30, 2025

Group results

Profit before tax was € 5.4 billion for the first half of 2025, more than double the first half of 2024. This profit growth partly reflected the non-recurrence of a litigation provision of € 1.3 billion in the second quarter of 2024 relating to the bank’s takeover of Postbank AG, compared to a provision release of € 85 million in the second quarter of 2025 due to additional settlements. This development contributed to a 15% year on year decline in noninterest expenses to € 10.2 billion. Excluding the aforementioned Postbank related litigation impacts, first-half profit before tax grew 72% year on year. This was driven by 12% revenue growth to € 16.5 billion, while adjusted costs remained flat year on year at € 10.1 billion. Both revenues and costs remained in line with the bank’s full-year 2025 goals.
Deutsche Bank’s target ratios also improved significantly compared to the first half of 2024, in line with the bank’s 2025 targets. Post-tax return on average shareholders’ equity (RoE) was 9.8%, up from 2% in the prior year period. Post-tax return on average tangible shareholders’ equity (RoTE) was 10.9% for the first half of 2025, up from 2.2% in the first half of 2024 and in line with the bank’s 2025 target of above 10%. The cost/income ratio improved to 61.8%, from 81.8% in the prior year period and remained in line with the bank’s full-year 2025 target of below 65%. Diluted earnings per share rose to € 1.51, improved from € 0.18 in the prior year period.
Double-digit profit growth across all four businesses
Deutsche Bank’s businesses contributed to Group profitability and target ratios as follows:
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Corporate Bank: profit before tax of € 1.4 billion, up 13% year on year, with a post-tax RoE of 14.8%, on RoTE of 15.9% and a cost/income ratio of 61%
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Investment Bank: profit before tax up 18% year on year to € 2.4 billion with a post-tax RoE of 12.8%, on RoTE of 13.3% and a cost/income ratio of 54%
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Private Bank: profit before tax of € 1.1 billion, up 50% year on year, with a post-tax RoE of 9.3%, on RoTE of 9.5% and a cost/income ratio of 70%
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Asset Management: profit before tax up 52% year on year to € 429 million, with a post-tax RoE of 10.8%, on RoTE of 24.1% and a cost/income ratio of 62%
In the second quarter, profit before tax was € 3.0 billion, up from € 0.1 billion in the second quarter of 2024. This development included the aforementioned non-recurrence of the Postbank litigation impact in the prior year quarter. Excluding the Postbank litigation provision in the prior year quarter, and the provision release in the second quarter of 2025, second-quarter profit before tax was up 96% year on year. Net revenues were up 14% year on year at € 8.3 billion. Noninterest expenses, which include litigation provisions, were down 26%, while adjusted costs were in line with guidance at € 5.0 billion, down 1% year on year. Provision for credit losses was down 11% year on year at € 423 million, or 36 basis points of average loans. Both of the bank’s key ratios were in line with 2025 targets, with a post-tax RoE of 11.0%, on RoTE of 12.2% and a cost/income ratio of 59.5%.
Continued delivery of the Global Hausbank strategy
Deutsche Bank continued to accelerate execution on all dimensions its Global Hausbank strategy during the first half of 2025. Progress included:
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Revenue growth: the bank’s compound annual revenue growth rate since 2021 over the last twelve months was 6.1% at the end of the first half of 2025, within the bank’s raised target range of between 5.5% and 6.5%. Assets under management across the Private Bank and Asset Management rose by € 109 billion in the last twelve months, driven in part by net inflows of € 41 billion in the first half of 2025 which offset the negative impact of foreign exchange rate movements.
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Operational efficiency: Deutsche Bank made further progress toward completing its € 2.5 billion operational efficiency program during the first half of 2025. Measures include optimization of the bank’s platform in Germany and workforce reduction, particularly in non-client facing roles. At the end of the first half of 2025, cumulative savings either realized or expected from completed efficiency measures grew to € 2.2 billion, approximately 90% of the program’s expected total savings, including approximately € 2.1 billion in realized savings to date, as the bank realized cost savings from restructuring and other workforce reduction measures in prior periods, hiring discipline and internal mobility.
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Capital efficiency: Deutsche Bank delivered RWA reductions of a further € 2 billion during the quarter, predominantly through two securitization transactions. As a result, cumulative RWA equivalent benefits from capital efficiency measures reached € 30 billion, the high end of the bank’s year- end 2025 target range of € 25-30 billion.
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Deutsche Bank
Interim Report as of June 30, 2025

Revenues: 6% year on year growth puts revenues in line with 2025 goals
Net revenues were € 16.5 billion in the first half of 2025, up 12% over the first half of 2024 and in line with the bank’s full-year 2025 revenue ambition of around € 32 billion. In the second quarter, revenues rose 14% year on year to € 8.3 billion, despite headwinds from foreign exchange rate movements.
In the second quarter and first six months of 2025, revenue development in the bank’s businesses was as follows:
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Corporate Bank net revenues were € 1.9 billion in the second quarter of 2025, 1% lower year on year. Revenues were supported by interest hedging, including gains from portfolio optimization, and growth in net commission and fee income, which were more than offset by ongoing margin normalization and foreign exchange movements. Corporate Treasury Services revenues were € 1.1 billion, essentially flat year on year, as interest hedging and higher deposit volumes mostly offset lower deposit margins. Institutional Client Services revenues declined by 1% to € 527 million, as growth in Trust and Securities Services mostly offset lower deposit margins in Institutional Cash Management. Business Banking revenues were down 6% year on year to € 316 million, driven by the aforementioned normalization of deposit margins. In the first six months, net revenues were € 3.8 billion, essentially unchanged year on year. Corporate Treasury Services revenues were € 2.1 billion, flat year on year, while Institutional Client Services rose 1% to € 1.0 billion and Business Banking revenues were down 7% to € 638 million.
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Investment Bank net revenues were € 2.7 billion in the second quarter of 2025, up 3% over the second quarter of 2024. A strong quarter for Fixed Income and Currencies (FIC) was partially offset by a decline in Origination & Advisory (O&A) revenues. FIC revenues were up 11% to € 2.3 billion, driven by growth in both Financing and Foreign Exchange. Financing growth reflected an increase in net interest income and robust levels of pipeline execution, while Foreign Exchange effectively managed increased volatility and client activity seen during the quarter. O&A revenues declined 29% to € 416 million compared to a strong prior year quarter, with the business impacted by market uncertainty, most notably in the bank’s areas of core strength, and by the postponement of some material transactions into the second half of 2025. These developments primarily impacted Debt Origination revenues, which declined 43% year on year; however, Advisory revenues increased, compared to a slightly lower fee pool (source: Dealogic), whilst Equity Origination revenues were essentially flat year on year. In the first six months, revenues were up 7% year on year to € 6.0 billion; FIC revenues were up 14% year on year to € 5.2 billion, while O&A revenues were down 19% to € 876 million. In the Euromoney Awards for Excellence 2025, Deutsche Bank was named Europe’s Best Investment Bank and, for the fourth consecutive year, Germany’s Best Investment Bank, along with nine other awards for excellence around the world.
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Private Bank net revenues were € 2.4 billion in the second quarter of 2025, up 2% year on year. Net interest income was up 5% to € 1.5 billion, while net commission and fee income grew 1% to € 739 million, driven by growth in investment product revenues in line with strategy. Revenues in Personal Banking were up 1% year on year to € 1.3 billion, as growth in investment products and deposit revenues offset lower lending revenues which reflected a strategic decision to reduce capital-intensive loan products. In Wealth Management & Private Banking, revenues grew 2% year on year to € 1.1 billion, driven by growth in investment product revenues. Assets under management were € 645 billion, reflecting continued strong performance with € 6 billion net inflows and € 7 billion in positive market development, partly offset by a negative foreign exchange rate impact of € 11 billion. In the first six months, revenues were € 4.8 billion, up 2% year on year; revenues in Personal Banking were € 2.6 billion, unchanged from the prior year period, while revenues in Wealth Management & Private Banking rose 5% to € 2.2 billion. Assets under management, at € 645 billion, were up € 32 billion compared to the first half of 2024, driven in part by net inflows of € 12 billion in the first half of 2025.
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Asset Management net revenues were € 725 million in the second quarter of 2025, up 9% year on year. Management fees grew by 3% to € 630 million, reflecting higher average assets under management predominantly in Passive products. Performance & Transaction fees were significantly higher at € 58 million, mainly driven by performance fees from Alternative Infrastructure and Real Estate funds, while Other Revenues of € 37 million were slightly below the prior year period. Net inflows were € 8 billion, or € 2 billion ex-Cash, driven predominantly by further inflows in Passive products in line with strategy, supported by net inflows in Alternatives. Assets under management were € 1,010 billion at the end of the quarter, unchanged compared to the previous quarter as net inflows and market performance more than offset the negative impact of foreign exchange rate movements. During the quarter, DWS and its partners received regulatory approval for the issuance of the first fully- regulated euro-denominated stablecoin out of Germany. In the first six months, revenues were up 14% year on year to € 1.5 billion, reflecting 5% growth in management fees to € 1.3 billion, a more-than-threefold rise in Performance and Transaction fees to € 95 million, and Other revenues of € 92 million, almost double the prior year period. Assets under management, at € 1,010 billion, increased by € 77 billion since the end of the first half of 2024, driven in part by net inflows of € 28 billion in the first six months of 2025.
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Deutsche Bank
Interim Report as of June 30, 2025

Costs in line with full-year 2025 outlook as nonoperating costs normalize
Noninterest expenses were € 10.2 billion in the first half of 2025, down 15% from the prior year period and in line with the bank’s full-year 2025 outlook of approximately € 20.8 billion. The year-on-year development included a substantial reduction in nonoperating costs as expected, primarily reflecting the non- recurrence of the aforementioned Postbank-related litigation provision in the prior year period.
Nonoperating costs were € 49 million in the first half of 2025 compared to € 1.9 billion, in the prior year period, which included € 1.3 billion in Postbank litigation expenses. Nonoperating costs in the first half of 2025 benefited additionally from the release of litigation provision due to further Postbank-related and other settlements. Restructuring & Severance expenses were € 117 million in the first half of 2025, down 42% year on year.
Adjusted costs were € 10.1 billion in the first half of 2025, flat year on year and in line with guidance. The workforce was 89,426 full-time equivalents (FTEs) at the end of the period, materially unchanged from the end of the first half of 2024 as leavers, partly relating to the bank’s operational efficiency program, more than offset strategic hiring and internalizations during the first half year.
In the second quarter, noninterest expenses were € 5.0 billion, down 26% year on year, predominantly reflecting the non-recurrence of the aforementioned Postbank litigation impact in the prior year quarter. In the second quarter of 2025, the release of Postbank-related and other litigation provisions due to settlements achieved exceeded other nonoperating costs by € 44 million. Adjusted costs were € 5.0 billion, in line with quarterly guidance and down 1% year on year.
Credit provisions reflect macroeconomic uncertainties
Provision for credit losses was € 423 million in the second quarter of 2025, or 36 basis points of average loans, down 10% compared to the first quarter of 2025 and 11% from the second quarter of 2024. Provision for non-performing (Stage 3) loans was € 300 million, materially lower than in the previous and prior year quarters, primarily reflecting a model update in line with regulatory requirements. Provision for performing loans (Stage 1 and 2) was € 123 million, down from € 130 million in the first quarter of 2025 and materially higher than in the prior year quarter. This reflected regulatory-driven model updates which primarily impacted commercial real estate, along with portfolio effects and updated macro-economic assumptions.
In the first six months, provision for credit losses was € 894 million, or 37 basis points of average loans, down 2% year on year. Provision for non-performing (Stage 3) loans was € 641 million, down 30% from the prior year period, while provision for performing (Stage 1 and 2) loans was € 253 million, materially higher than in the first half of 2024, reflecting the aforementioned factors.
Solid capital ratio supports distributions to shareholders and business growth
The Common Equity Tier 1 (CET1) capital ratio was 14.2% at the end of the second quarter, up from 13.8% in the first quarter of 2025. The quarter-on-quarter development reflected strong organic capital generation through retained earnings which more than offset deductions for Additional Tier 1 (AT1) coupon payments and dividends.
At its Annual General Meeting on May 22, 2025, Deutsche Bank announced its intention to maintain a CET1 ratio within an operating range of 13.5% to 14.0% while adhering to its commitment to a 50% payout ratio. The bank has completed the majority of its current € 750 million share repurchase program and has sought supervisory approval for a second share repurchase program in 2025. This would, if approved, enable capital distributions in excess of the € 2.1 billion completed or anticipated in 2025 from dividends and share repurchases under the current program.
Deutsche Bank anticipates no change to its capital distribution strategy or financial targets from the ultimate implementation of Capital Requirements Regulation 3 (CRR3). The bank expects to materially reduce or eliminate the hypothetical future impact on RWAs from the output floor through a combination of low-cost mitigation measures, mitigants arising from the full application of the already-final CRR3 rules, and shareholder value add (SVA) based optimization, by 2030. Regarding 2033, the bank sees multiple pathways to significantly mitigate any additional impact on RWAs, either through increasing external rating coverage of currently unrated corporate clients, balance sheet optimization or by transitional arrangements being extended or made permanent, so that there will be no additional RWA impact.
The Leverage ratio was 4.7% at the end of the second quarter, up from 4.6% in the first quarter, reflecting the positive impact of capital generation and foreign exchange rate movements. Leverage exposure was € 1,276 billion, compared to € 1,302 billion in the first quarter of 2025 and € 1,262 billion at the end of the first half of 2024.
11
Deutsche Bank
Interim Report as of June 30, 2025

The Liquidity Coverage Ratio was 136% at the end of the second quarter of 2025, up from 134% at the end of the first quarter of 2025, above the regulatory requirement of 100% and representing a surplus of € 62 billion. High Quality Liquid Assets were € 232 billion at the end of the second quarter of 2025, slightly higher than € 231 billion at the end of the first quarter of 2025. The Net Stable Funding Ratio was 120% at the end of the second quarter of 2025, compared to 119% at the end of the first quarter of 2025, at the high end of the bank’s target range of 115-120% and representing a surplus of € 107 billion.
Customer deposits were € 655 billion in the second quarter of 2025, down from € 667 billion in the first quarter of 2025, partly reflecting foreign exchange rate headwinds, and up from € 646 billion in the second quarter of 2024.
Group results at a glance
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %
Net revenues:
Of which:
Corporate Bank	1,896	1,922	(26)	(1)	3,763	3,800	(38)	(1)
Investment Bank	2,687	2,599	88	3	6,049	5,645	404	7
Private Bank	2,371	2,331	40	2	4,810	4,707	102	2
Asset Management	725	663	62	9	1,455	1,280	175	14
Corporate & Other	660	(206)	866	N/M	395	(749)	1,144	N/M
Total net revenues	8,339	7,308	1,030	14	16,471	14,684	1,787	12
Provision for credit losses	423	476	(54)	(11)	894	915	(21)	(2)
Noninterest expenses:
Compensation and benefits	2,894	3,010	(116)	(4)	5,935	5,940	(5)	(0)
General and administrative expenses	2,065	3,738	(1,673)	(45)	4,245	6,111	(1,866)	(31)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	0	(46)	47	N/M	(5)	(45)	40	(90)
Total noninterest expenses	4,959	6,702	(1,742)	(26)	10,175	12,006	(1,831)	(15)
Profit (loss) before tax	2,957	130	2,826	N/M	5,402	1,763	3,639	N/M
Income tax expense (benefit)	840	276	564	N/M	1,554	745	809	109
Profit (loss)	2,116	(145)	2,262	N/M	3,849	1,018	2,830	N/M
Profit (loss) attributable to noncontrolling interests	46	45	1	3	90	74	17	22
Profit (loss) attributable to Deutsche Bank shareholders and additional equity components	2,070	(190)	2,260	N/M	3,758	945	2,814	N/M
Profit (loss) attributable to additional equity components	202	151	51	34	395	298	97	33
Profit (loss) attributable to Deutsche Bank shareholders	1,868	(341)	2,209	N/M	3,363	647	2,717	N/M

Post-tax return on average tangible shareholders' equity[1]	12.2%	(2.3)%	14.5ppt	N/M	10.9%	2.2%	8.7ppt	N/M
Cost/income ratio[2]	59.5%	91.7%	(32.2)ppt	N/M	61.8%	81.8%	(20.0)ppt	N/M
Common Equity Tier 1 capital ratio	14.2%	13.5%	0.7ppt	N/M	14.2%	13.5%	0.7ppt	N/M

Loans (gross of allowance for loan losses, in € bn)[3]	477	488	(11)	(2)	477	488	(11)	(2)
Deposits (in € bn)[3]	655	646	9	1	655	646	9	1
Risk-weighted assets (in € bn)[3]	341	356	(16)	(4)	341	356	(16)	(4)
of which: operational risk RWA (in € bn)[3]	59	59	0	0	59	59	0	0
Leverage exposure (in € bn)[3]	1,276	1,262	14	1	1,276	1,262	14	1
Employees (full-time equivalent)[3]	89,426	89,470	(43)	(0)	89,426	89,470	(43)	(0)
Post-tax return on average shareholders' equity[1]	11.0%	(2.1)%	13.1ppt	N/M	9.8%	2.0%	7.8ppt	N/M
Leverage ratio	4.7%	4.6%	0.1ppt	N/M	4.7%	4.6%	0.1ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1
Based on profit (loss) attributable to Deutsche Bank shareholders after AT1 coupon; for further information, please refer to “Non-GAAP Financial Measures” of this report
2
Noninterest expenses as a percentage of total net revenues, which are defined as net interest income before provision for credit losses plus noninterest income
3
As of quarter-end
12
Deutsche Bank
Interim Report as of June 30, 2025

Segment results

Corporate Bank
Profit before tax was € 738 million in the second quarter of 2025, up by 22% year on year, driven by lower provision for credit losses and lower noninterest expenses, partly offset by lower revenues. Post-tax RoE was 16.2%, up from 14.2% in the prior year quarter, and post-tax RoTE was 17.6%, up from 15.2%, both influenced by lower provision for credit losses and lower noninterest expenses, partly offset by lower revenues and higher equity allocation. The cost/income ratio was 60%, down from 61% in the second quarter of last year.
Net revenues were € 1.9 billion, 1% lower year on year. Revenues were supported by interest hedging, including gains from portfolio optimization, and growth in net commission and fee income, which were more than offset by ongoing margin normalization and foreign exchange rate movements. Corporate Treasury Services revenues were € 1.1 billion, essentially flat year on year, as interest hedging and higher deposit volumes mostly offset lower deposit margins. Institutional Client Services revenues declined by 1% to € 527 million, as growth in Trust and Securities Services mostly offset lower deposit margins in Institutional Cash Management. Business Banking revenues were down 6% year on year to € 316 million, driven by the normalization of deposit margins.
Provision for credit losses was € 22 million in the second quarter of 2025, compared to € 135 million in the prior year quarter, driven by Stage 1 and 2 provisions benefiting from a model update.
Noninterest expenses were € 1.1 billion, down 4% year on year, mainly driven by a litigation provision release, while adjusted costs rose 1% year on year to € 1.2 billion, driven by higher direct costs.
For the first six months of 2025, profit before tax was € 1.4 billion, up 13% year on year. Post-tax RoE increased to 14.8%, from 14.4% in the prior year period and post-tax RoTE was 15.9%, up from 15.4% in the prior year. The cost/income ratio decreased to 61%, from 63% in the prior year period. These developments were driven by a 50% decline in provision for credit losses to € 99 million and a 4% decline in noninterest expenses to € 2.3 billion, while adjusted costs increased by 2% to € 2.3 billion, partly offset by a 1% decline in revenues to € 3.8 billion and higher equity allocation.
13
Deutsche Bank
Interim Report as of June 30, 2025

Corporate Bank results at a glance
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %
Net revenues:
Corporate Treasury Services[1]	1,053	1,056	(3)	(0)	2,126	2,122	4	0
Institutional Client Services	527	530	(4)	(1)	1,000	992	8	1
Business Banking[1]	316	336	(19)	(6)	637	686	(49)	(7)
Total net revenues	1,896	1,922	(26)	(1)	3,763	3,800	(38)	(1)
Of which:
Net interest income[2]	1,179	1,289	(110)	(9)	2,348	2,575	(226)	(9)
Net commission and fee income[2]	700	660	39	6	1,359	1,283	76	6
Remaining income[2]	17	(27)	45	N/M	56	(57)	113	N/M
Provision for credit losses	22	135	(113)	(84)	99	198	(99)	(50)
Noninterest expenses:
Compensation and benefits	407	403	4	1	817	784	33	4
General and administrative expenses	730	779	(49)	(6)	1,477	1,602	(125)	(8)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	0	(0)	0	N/M	0	0	0	N/M
Total noninterest expenses	1,137	1,182	(45)	(4)	2,294	2,386	(92)	(4)
Noncontrolling interests	0	0	0	N/M	0	0	0	N/M
Profit (loss) before tax	738	605	133	22	1,370	1,216	154	13

Employees (front office, full-time equivalent)[3]	8,148	7,802	346	4	8,148	7,802	346	4
Employees (business-aligned operations, full-time equivalent)[3]	8,087	7,990	98	1	8,087	7,990	98	1
Employees (allocated central infrastructure, full-time equivalent)[3]	10,353	9,764	589	6	10,353	9,764	589	6
Total employees (full-time equivalent)[3]	26,589	25,556	1,032	4	26,589	25,556	1,032	4
Total assets (in € bn)[3,4]	280	271	9	3	280	271	9	3
Risk-weighted assets (in € bn)[3]	72	75	(2)	(3)	72	75	(2)	(3)
of which: operational risk RWA (in € bn)[3]	11	9	2	25	11	9	2	25
Leverage exposure (in € bn)[3]	323	315	8	3	323	315	8	3
Deposits (in € bn)[3]	302	303	(1)	(0)	302	303	(1)	(0)
Loans (gross of allowance for loan losses, in € bn)[3]	117	117	(0)	(0)	117	117	(0)	(0)
Cost/income ratio[5]	59.9%	61.5%	(1.5)ppt	N/M	61.0%	62.8%	(1.8)ppt	N/M
Post-tax return on average shareholders’ equity	16.2%	14.2%	2.0ppt	N/M	14.8%	14.4%	0.4ppt	N/M
Post-tax return on average tangible shareholders’ equity	17.6%	15.2%	2.4ppt	N/M	15.9%	15.4%	0.5ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1
Starting from the first quarter of 2025, certain smaller non-complex clients previously recorded under Corporate Treasury Services are reported under Business Banking. The reclassification follows a review and realignment of client coverage to provide clients with the most effective coverage within the Corporate Bank. Prior years’ comparatives are presented in the current reporting structure
2
Starting from the first quarter of 2025, the representation of revenue sharing between Corporate Bank and Investment Bank has changed. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
3
As of quarter-end
4
Segment assets are presented on a consolidated basis, i.e., the amounts do not include intersegment balances
5
Noninterest expenses as a percentage of total net revenues, which are defined as net interest income before provision for credit losses plus noninterest income
14
Deutsche Bank
Interim Report as of June 30, 2025

Investment Bank

Profit before tax in the second quarter of 2025 was € 826 million, up 11% year on year, primarily driven by an increase in revenues, whilst also benefiting from a reduction in noninterest expenses. Post-tax RoE increased to 8.3% and post-tax RoTE to 8.6%, compared to 8.1% and 8.3% respectively in the prior year quarter. The cost/income ratio was 60%, compared to 65% in the second quarter of 2024.
Net revenues were € 2.7 billion, 3 % higher than the prior year period, reflecting year on year improvements across Fixed Income & Currencies (FIC), partially offset by lower Origination & Advisory revenues.
FIC revenues were € 2.3 billion, up 11% year on year. FIC Financing revenues were € 915 million, 17% higher compared to the prior year quarter, largely reflecting an increase in net interest income and robust levels of pipeline execution. FIC excluding Financing revenues were € 1.4 billion, 7% higher compared to the second quarter of 2024, led by an increase in Foreign Exchange revenues due to heightened volatility and client activity in the quarter.
Origination & Advisory revenues were € 416 million, a 29% decrease year on year when compared to a strong prior year quarter, with the business impacted by market uncertainty, most notably in the bank’s areas of strength, and the delay of some material transactions into the second half of the year. The decline was led by Debt Origination revenues, which were 43% lower than in the prior year quarter at € 227 million, impacted by a decline in the fee pool (Dealogic) and selectiveness in relation to new committed transactions. Equity Origination revenues were € 49 million, flat compared to the prior year quarter. Advisory revenues were € 140 million, up 2% versus the prior year quarter in a fee pool that was slightly lower (Dealogic).
Provision for credit losses was € 259 million in the second quarter of 2025, compared to € 163 million in the prior year quarter, reflecting an increase driven by Stage 1 and 2 provisions, which includes model updates and forward-looking indicator impacts, while Stage 3 impairments declined.
Noninterest expenses were € 1.6 billion, 5% lower year on year, reflecting reduced litigation charges. Adjusted costs were also € 1.6 billion, flat compared to the prior year quarter.
For the first six months of 2025, profit before tax was € 2.4 billion, up 18% year on year. Post-tax RoE rose to 12.8%, from 11.3% in the corresponding period in the prior year, while post-tax RoTE was 13.3%, up from 11.7% in the prior year period. The cost/income ratio improved to 54%, from 59% in the corresponding period in the prior year. This development was driven by a 7% increase in net revenues to € 6.0 billion, led by strength in FIC, whilst keeping both noninterest expenses and adjusted costs essentially flat at € 3.3 billion and € 3.2 billion respectively. Provision for credit losses increased by 35% to € 422 million, driven by significantly higher stage 1 and 2 provisions.
15
Deutsche Bank
Interim Report as of June 30, 2025

Investment Bank results at a glance
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %
Net revenues:
Fixed Income & Currencies	2,282	2,059	223	11	5,220	4,566	654	14
Fixed Income & Currencies: Financing	915	781	134	17	1,842	1,586	255	16
Fixed Income & Currencies: Ex-Financing	1,367	1,278	89	7	3,378	2,980	399	13
Origination & Advisory	416	584	(168)	(29)	876	1,086	(210)	(19)
Debt Origination	227	398	(171)	(43)	508	752	(244)	(32)
Equity Origination	49	50	(1)	(2)	101	94	7	8
Advisory	140	136	3	2	267	240	26	11
Research and Other	(11)	(45)	33	(75)	(47)	(7)	(40)	N/M
Total net revenues	2,687	2,599	88	3	6,049	5,645	404	7
Provision for credit losses	259	163	95	59	422	313	109	35
Noninterest expenses:
Compensation and benefits	720	687	33	5	1,472	1,373	98	7
General and administrative expenses	881	993	(112)	(11)	1,779	1,938	(159)	(8)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	0	(1)	1	N/M	0	(0)	1	N/M
Total noninterest expenses	1,600	1,679	(79)	(5)	3,251	3,311	(60)	(2)
Noncontrolling interests	2	10	(7)	(77)	6	11	(5)	(48)
Profit (loss) before tax	826	747	79	11	2,370	2,010	360	18

Employees (front office, full-time equivalent)[1]	4,840	4,751	89	2	4,840	4,751	89	2
Employees (business-aligned operations, full-time equivalent)[1]	3,124	3,135	(12)	(0)	3,124	3,135	(12)	(0)
Employees (allocated central infrastructure, full-time equivalent)[1]	12,104	11,969	135	1	12,104	11,969	135	1
Total employees (full-time equivalent)[1]	20,067	19,855	212	1	20,067	19,855	212	1
Total assets (in € bn)[1,2]	800	719	81	11	800	719	81	11
Risk-weighted assets (in € bn)[1]	132	135	(3)	(2)	132	135	(3)	(2)
of which: operational risk RWA (in € bn)[1]	15	18	(2)	(12)	15	18	(2)	(12)
Leverage exposure (in € bn)[1]	589	567	22	4	589	567	22	4
Deposits (in € bn)[1]	24	19	5	27	24	19	5	27
Loans (gross of allowance for loan losses, in € bn)[1]	108	106	2	2	108	106	2	2
Cost/income ratio[3]	59.6%	64.6%	(5.0)ppt	N/M	53.7%	58.6%	(4.9)ppt	N/M
Post-tax return on average shareholders’ equity	8.3%	8.1%	0.3ppt	N/M	12.8%	11.3%	1.5ppt	N/M
Post-tax return on average tangible shareholders’ equity	8.6%	8.3%	0.3ppt	N/M	13.3%	11.7%	1.6ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1
As of quarter-end
2
Segment assets are presented on a consolidated basis, i.e., the amounts do not include intersegment balances
3
Noninterest expenses as a percentage of total net revenues, which are defined as net interest income before provision for credit losses plus noninterest income
16
Deutsche Bank
Interim Report as of June 30, 2025

Private Bank

Profit before tax was € 606 million in the second quarter of 2025, up € 217 million or 56% year on year, reflecting cost reductions and revenues growing by 2% year-on-year while credit loss provisions was positively impacted from a model update. Post-tax RoE and post-tax RoTE increased to 10.4% and 10.8% compared to 7.0% for both post-tax RoE and post-tax RoTE in the prior year quarter. The cost/income ratio improved to 69%, compared to 77% in the prior year period.
Revenues were € 2.4 billion, up 2% year on year. Net interest income was up 5% at € 1.5 billion, while net commission and fee income grew by 1% compared to the prior year period, driven by growth in investment product revenues, in line with the bank’s strategy.
In Personal Banking, revenues were up 1% year on year to € 1.3 billion, as higher investment product and slightly higher deposit revenues were partially offset by lower lending revenues, in line with the strategic decision to reduce certain capital-intensive loan products.
In Wealth Management & Private Banking, revenues grew by 2% year on year to € 1.1 billion, reflecting slightly higher revenues in deposits and investment products, while lending revenues remained essentially flat.
Provision for credit losses was € 118 million in the second quarter of 2025, benefiting from a model update. In the prior year quarter, provision for credit losses was € 149 million, benefiting from a non-performing loan sale but continued to be impacted by the temporary effects of the operational backlog in Personal Banking.
Noninterest expenses were € 1.6 billion, down 8% year on year, predominantly driven by significantly lower nonoperating costs. Adjusted costs decreased by 5% to € 1.7 billion, mainly driven by benefits from the segment’s transformation program.
Assets under management were € 645 billion at quarter end, reflecting continued strong performance with € 6 billion net inflows and € 7 billion in positive market development, partly offset by a negative foreign exchange rate impact of € 11 billion.
For the first six months of 2025, the Private Bank reported a profit before tax of € 1.1 billion, up € 365 million year on year. Post-tax RoE rose to 9.3%, from 6.6% in the corresponding period in the prior year, while post-tax RoTE was 9.5%, up from 6.7%. The cost/income ratio improved to 70% from 77% in the prior year period. These developments were primarily attributable to slightly lower noninterest expenses of € 3.4 billion, predominantly driven by slightly lower adjusted costs of € 3.3 billion, an improvement of 4%, reflecting benefits from transformation initiatives, while revenues increased by 2% to € 4.8 billion. Provision for credit losses was € 336 million down from € 367 million in the corresponding prior year period. The positive development was mainly driven by the credit loss provision model update and was in part offset by a less favorable macroeconomic environment, while the prior year period benefited from a non-performing loan sale. The Private Bank recorded net inflows into assets under management of € 12 billion in the first six months of the year.
17
Deutsche Bank
Interim Report as of June 30, 2025

Private Bank results at a glance
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %
Net revenues:
Personal Banking[1]	1,307	1,290	17	1	2,596	2,601	(5)	(0)
Wealth Management & Private Banking[1]	1,064	1,041	23	2	2,214	2,107	107	5
Total net revenues	2,371	2,331	40	2	4,810	4,707	102	2
Of which:
Net interest income	1,517	1,441	76	5	2,971	2,873	98	3
Net commission and fee income	739	731	8	1	1,571	1,520	51	3
Remaining income	115	159	(43)	(27)	267	314	(47)	(15)
Provision for credit losses	118	149	(31)	(21)	336	367	(31)	(8)
Noninterest expenses:
Compensation and benefits	665	764	(99)	(13)	1,393	1,473	(80)	(5)
General and administrative expenses	982	1,074	(93)	(9)	1,990	2,181	(191)	(9)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	1	(45)	46	N/M	(5)	(45)	40	(89)
Total noninterest expenses	1,647	1,793	(146)	(8)	3,378	3,609	(231)	(6)
Noncontrolling interests	0	0	0	N/M	0	0	0	N/M
Profit (loss) before tax	606	389	217	56	1,095	731	365	50

Employees (front office, full-time equivalent)[2]	16,304	17,983	(1,679)	(9)	16,304	17,983	(1,679)	(9)
Employees (business-aligned operations, full-time equivalent)[2]	7,830	7,680	150	2	7,830	7,680	150	2
Employees (allocated central infrastructure, full-time equivalent)[2]	12,304	12,097	207	2	12,304	12,097	207	2
Total employees (full-time equivalent)[2]	36,437	37,760	(1,323)	(4)	36,437	37,760	(1,323)	(4)
Total assets (in € bn)[2,3]	314	327	(13)	(4)	314	327	(13)	(4)
Risk-weighted assets (in € bn)[2]	93	96	(4)	(4)	93	96	(4)	(4)
of which: operational risk RWA (in € bn)[2]	15	15	(0)	(3)	15	15	(0)	(3)
Leverage exposure (in € bn)[2]	327	335	(8)	(2)	327	335	(8)	(2)
Deposits (in € bn)[2]	318	314	4	1	318	314	4	1
Loans (gross of allowance for loan losses, in € bn)[2]	248	260	(12)	(4)	248	260	(12)	(4)
Assets under Management (in € bn)[2,4]	645	613	32	5	645	613	32	5
Net flows (in € bn)	6	7	(1)	(13)	12	19	(6)	(35)
Cost/income ratio[5]	69.5%	76.9%	(7.4)ppt	N/M	70.2%	76.7%	(6.4)ppt	N/M
Post-tax return on average shareholders’ equity	10.4%	7.0%	3.4ppt	N/M	9.3%	6.6%	2.7ppt	N/M
Post-tax return on average tangible shareholders’ equity	10.8%	7.0%	3.8ppt	N/M	9.5%	6.7%	2.8ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1
Starting from the first quarter of 2025, a portion of certain European Personal Banking clients have been transferred to the Wealth Management and Private Banking segment. This change reflects adjustments in the Private Bank client's classification to better align financial reporting with the underlying business structure. Prior years‘ comparatives are presented in the current reporting structure
2
As of quarter-end
3
Segment assets are presented on a consolidated basis, i.e., the amounts do not include intersegment balances
4
Assets under Management include assets held on behalf of customers for investment purposes and/or client assets that are advised or managed by Deutsche Bank. They are managed on a discretionary or advisory basis or are deposited with the bank. Deposits are considered Assets under Management if they serve investment purposes. In Personal Banking, this includes Term deposits and Savings deposits. In Wealth Management & Private Banking (excl. Business Banking), it is assumed that all customer deposits are held with the bank primarily for investment purposes and accordingly are classified as Assets under Management. In instances in which Private Bank distributes investment products qualifying as Assets under Management which are managed by DWS, these assets are reported as Assets under Management for Private Bank and for Asset Management (DWS) because they are two distinct, independent qualifying services
5
Noninterest expenses as a percentage of total net revenues, which are defined as net interest income before provision for credit losses plus noninterest income
18
Deutsche Bank
Interim Report as of June 30, 2025

Asset Management

Profit before tax was € 225 million in the quarter, up by 41% year on year, driven by higher revenues and stable noninterest expenses. Post-tax RoE was 11.6%, up from 8.0% in the second quarter of 2024, and post-tax RoTE was 26.0%, up from 17.8% compared to the prior year quarter. The cost/income ratio was 60%, down from 68% in the second quarter of 2024.
Net revenues were € 725 million, 9% higher year on year. Management fees grew by 3% to € 630 million compared to second quarter 2024, predominantly in Passive products. Performance & Transaction fees increased significantly to € 58 million, reflecting higher performance fees in Alternatives. Other revenues were slightly lower at € 37 million in the second quarter of 2025 compared to prior year, due the absence of an insurance recovery included in the prior year quarter partly offset by favorable gains from fair value of guarantees and higher deferred compensation hedge revenues.
Noninterest expenses were € 438 million, down 3% year on year, while adjusted costs were € 436 million, down 3% year on year, both driven by lower transformation costs.
Assets under management remained stable at € 1,010 billion during the quarter, with positive market impact and net inflows in the quarter, offset by negative foreign exchange effects.
Net flows were € 8 billion in the second quarter of 2025 compared to negative € 19 billion in the prior year quarter, predominately driven by Cash, Passive and Alternatives, partly offset by net outflows in Advisory Services, Active Fixed Income and Active Equity.
For the first six months of 2025, profit before tax was € 429 million, up 52% year on year. Post-tax RoE rose to 10.8%, from 7.2% in the corresponding prior year period, while post-tax RoTE was 24.1%, up from 16.3%. The cost/income ratio improved to 62%, from 71% in the corresponding prior year period. This development was driven by 14% growth in net revenues to € 1.5 billion, while noninterest expenses remained effectively flat at € 905 million and adjusted costs rose 1% to € 894 million. Assets under management at € 1,010 billion have declined slightly in the first six months of 2025, as positive market impact and net inflows were more than offset by negative foreign exchange rate effects.
19
Deutsche Bank
Interim Report as of June 30, 2025

Asset Management results at a glance
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %
Net revenues:
Management fees	630	613	16	3	1,268	1,205	63	5
Performance and transaction fees	58	10	48	N/M	95	27	67	N/M
Other	37	40	(2)	(6)	92	47	44	94
Total net revenues	725	663	62	9	1,455	1,280	175	14
Provision for credit losses	(0)	(0)	0	(50)	(0)	(1)	1	(95)
Noninterest expenses:
Compensation and benefits	226	231	(5)	(2)	476	464	12	3
General and administrative expenses	212	223	(11)	(5)	428	445	(16)	(4)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	(0)	0	(0)	N/M	0	0	(0)	(22)
Total noninterest expenses	438	453	(16)	(3)	905	909	(4)	(0)
Noncontrolling interests	62	50	12	25	121	90	31	34
Profit (loss) before tax	225	160	65	41	429	282	147	52

Employees (front office, full-time equivalent)[1]	2,048	2,011	37	2	2,048	2,011	37	2
Employees (business-aligned operations, full-time equivalent)[1]	2,588	2,404	184	8	2,588	2,404	184	8
Employees (allocated central infrastructure, full-time equivalent)[1]	594	569	25	4	594	569	25	4
Total employees (full-time equivalent)[1]	5,230	4,984	246	5	5,230	4,984	246	5
Total assets (in € bn)[1,2]	10	10	0	1	10	10	0	1
Risk-weighted assets (in € bn)[1]	13	18	(5)	(29)	13	18	(5)	(29)
of which: operational risk RWA (in € bn)[1]	5	5	(0)	(5)	5	5	(0)	(5)
Leverage exposure (in € bn)[1]	9	9	1	6	9	9	1	6
Assets under Management (in € bn)[1,3]	1,010	933	77	8	1,010	933	77	8
Net flows (in € bn)	8	(19)	27	N/M	28	(11)	39	N/M
Cost/income ratio[4]	60.4%	68.4%	(8.0)ppt	N/M	62.2%	71.0%	(8.8)ppt	N/M
Post-tax return on average shareholders’ equity	11.6%	8.0%	3.6ppt	N/M	10.8%	7.2%	3.6ppt	N/M
Post-tax return on average tangible shareholders’ equity	26.0%	17.8%	8.2ppt	N/M	24.1%	16.3%	7.8ppt	N/M

N/M – Not meaningful
1
As of quarter-end
2
Segment assets are presented on a consolidated basis, i.e., the amounts do not include intersegment balances
3
Assets under Management (AuM) means assets (a) the segment manages on a discretionary or non-discretionary advisory basis; including where it is the management company and portfolio management is outsourced to a third party; and (b) a third party holds or manages and on which the segment provides, on the basis of contract, advice of an ongoing nature including regular or periodic assessment, monitoring and/or review. AuM represent both collective investments (including mutual funds and exchange-traded funds) and separate client mandates. AuM are measured at current market value based on the local regulatory rules for asset managers at each reporting date, which might differ from the fair value rules applicable under IFRS. Measurable levels are available daily for most retail products but may only update monthly, quarterly or even yearly for some products. While AuM do not include the segment’s investments accounted for under equity method, they do include seed capital and any committed capital on which the segment earns management fees. In instances in which Private Bank distributes investment products qualifying as Assets under Management which are managed by DWS, these assets are reported as Assets under Management for Private Bank and for Asset Management (DWS) because they are two distinct, independent qualifying services
4
Noninterest expenses as a percentage of total net revenues, which are defined as net interest income before provision for credit losses plus noninterest income
20
Deutsche Bank
Interim Report as of June 30, 2025

Corporate & Other

Corporate & Other reported a profit before tax of € 563 million in the second quarter of 2025, compared to a loss before tax of € 1.8 billion in the prior year quarter.
Net revenues were positive € 660 million in the quarter, compared to negative € 206 million in the prior year quarter. Revenues relating to valuation and timing differences were positive € 751 million, compared to negative € 65 million in the prior year quarter, reflecting gains on portfolio hedges of interest rate risk, where fair value hedge accounting cannot be applied under IFRS as issued by the IASB.
Noninterest expenses were € 136 million in the second quarter of 2025, compared to € 1.6 billion in the prior year quarter which included the Postbank takeover litigation provision. Expenses associated with shareholder activities were € 167 million in the second quarter of 2025, compared to € 155 million in the prior year quarter.
Noncontrolling interests are reversed in Corporate & Other after deduction from the divisional profit before tax. These were positive € 65 million for the second quarter of 2025 compared to positive € 60 million in the prior year quarter, mainly related to DWS.
RWA stood at € 31 billion at the end of the second quarter of 2025, including € 13 billion of operational risk RWA. RWA were lower compared to the prior year quarter driven by model updates including the impacts from the implementation of regulatory requirements.
For the first six months of 2025, profit before tax was € 138 million, compared to loss before tax of € 2.5 billion for the first six months of 2024. The year on year improvement was driven by positive revenues in valuation and timing differences along with Postbank related and other non-recurring litigation charges recorded in the first six months of 2024. Net revenues improved to positive € 395 million compared to negative € 749 million for the first six months of 2024. Noninterest expenses decreased to € 347 million from € 1.8 billion for the first six months of 2024 whilst adjusted costs increased to € 362 million from € 275 million for the first six months of 2024, mainly driven by positive one offs in the prior year period. Provision for credit losses remained essentially flat at € 37 million in the first six months of 2025 compared to € 38 million in the first six months of 2024.
Corporate & Other results at a glance
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %
Net revenues	660	(206)	866	N/M	395	(749)	1,144	N/M
Provision for credit losses	25	29	(4)	(15)	37	38	(1)	(3)
Noninterest expenses:
Compensation and benefits	877	925	(48)	(5)	1,777	1,845	(68)	(4)
General and administrative expenses	(740)	669	(1,409)	N/M	(1,429)	(54)	(1,375)	N/M
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	(0)	0	(0)	N/M	(0)	0	(0)	N/M
Total noninterest expenses	136	1,594	(1,458)	(91)	347	1,791	(1,443)	(81)
Noncontrolling interests	(65)	(60)	(5)	8	(127)	(102)	(25)	25
Profit (loss) before tax	563	(1,770)	2,333	N/M	138	(2,476)	2,614	N/M

Total Employees (full-time equivalent)[1]	36,458	35,713	745	2	36,458	35,713	745	2
Risk-weighted assets (in € bn)[1]	31	32	(2)	(5)	31	32	(2)	(5)
Leverage exposure (in € bn)[1]	27	36	(8)	(23)	27	36	(8)	(23)

N/M – Not meaningful
1
As of quarter-end
21
Deutsche Bank
Interim Report as of June 30, 2025

Financial position

Assets
in € m. (unless stated otherwise)	Jun 30, 2025	Dec 31, 2024	Absolute Change	Change in %
Cash, central bank and interbank balances	143,890	153,654	(9,764)	(6)
Central bank funds sold, securities purchased under resale agreements and securities borrowed	32,973	40,846	(7,873)	(19)
Financial assets at fair value through profit or loss	532,254	545,895	(13,642)	(2)
Of which: Trading assets	158,116	139,772	18,344	13
Of which: Positive market values from derivative financial instruments	256,085	291,800	(35,715)	(12)
Of which: Non-trading financial assets mandatory at fair value through profit and loss	118,053	114,324	3,729	3
Financial assets at fair value through other comprehensive income	41,586	42,090	(505)	(1)
Loans at amortized cost	471,526	483,897	(12,371)	(3)
Remaining assets	179,389	124,650	54,739	44
Of which: Brokerage and securities related receivables	98,598	60,690	37,908	62
Total assets	1,401,617	1,391,033	10,584	1

Liabilities and equity
in € m. (unless stated otherwise)	Jun 30, 2025	Dec 31, 2024	Absolute Change	Change in %
Deposits	654,617	667,700	(13,084)	(2)
Central bank funds purchased, securities sold under repurchase agreements and securities loaned	4,373	3,742	630	17
Financial liabilities at fair value through profit or loss	384,836	412,409	(27,573)	(7)
Of which: Trading liabilities	43,990	43,498	491	1
Of which: Negative market values from derivative financial instruments	235,612	276,410	(40,797)	(15)
Of which: Financial liabilities designated at fair value through profit or loss	104,783	92,047	12,735	14
Other short-term borrowings	18,090	9,895	8,195	83
Long-term debt	113,531	114,899	(1,368)	(1)
Remaining liabilities	145,773	100,522	45,251	45
Of which: Brokerage and securities related payables	108,737	63,755	44,982	71
Total liabilities	1,321,219	1,309,168	12,051	1
Total equity	80,398	81,865	(1,467)	(2)
Total liabilities and equity	1,401,617	1,391,033	10,584	1

22
Deutsche Bank
Interim Report as of June 30, 2025

Movements in assets and liabilities

As of June 30, 2025, the total balance sheet of € 1.4 trillion was essentially flat compared to year end 2024.
Cash, central bank and interbank balances decreased by € 9.8 billion, mainly driven by growth in debt securities classified as hold to collect of € 16.8 billion, in line with the bank’s asset purchase program initiative to expand portfolio of European government bonds.
Central bank funds sold, securities purchased under resale agreements and securities borrowed measured at amortized cost decreased by € 7.9 billion, primarily driven by maturities.
Trading assets increased by € 18.3 billion, mainly due to increased exposure in government securities in the bank’s debt securities portfolio due to client flows and desk positioning in relation to the current environment.
Positive and negative market values of derivative financial instruments decreased by € 35.7 billion and € 40.8 billion, respectively, driven by foreign exchange products primarily due to market volatility, weakening of the U.S. dollar against the euro and new trades booked at materially lower mark-to-market values. The decline was also observed in interest rate products due to moves in interest rate curves.
Loans at amortized cost decreased by € 12.4 billion, primarily driven by a significant impact from foreign exchange movements and strategic reductions in the Private Bank mortgage portfolio.
Remaining assets increased by € 54.7 billion, mainly driven by increases in brokerage and securities related receivables of € 37.9 billion. This was mainly attributable to higher receivables from pending settlements of regular way trades following the seasonality pattern the bank typically observes compared to low year-end levels. This seasonality pattern was also reflected in an increase in brokerage and securities related payables by € 45.0 billion, driving the € 45.3 billion, increase in remaining liabilities. The increase in remaining assets also included aforementioned growth in debt securities classified as hold to collect.
Deposits decreased by € 13.1 billion, primarily due to impact of foreign exchange rate movements.
Financial liabilities designated at fair value through profit or loss increased by € 12.7 billion, mainly due to increased positions in securities sold under resale agreements at fair value through profit or loss and an increase in long term debt driven by new issuances in FIC business in the Investment Bank.
Other short-term borrowings increased by € 8.2 billion, primarily driven by newly issued commercial paper during the year.
The overall movement of the balance sheet included a decrease of € 67.7 billion due to foreign exchange rate movements, mainly driven by weakening of the U.S. dollar versus the euro. The effects from foreign exchange rate movements are embedded in the movement of the balance sheet line items discussed in this section.
Liquidity
Total high-quality liquid assets (HQLA) as defined in Commission Delegated Regulation (EU) 2015/61, as amended by Regulation (EU) 2018/1620, amounted to €232 billion as of June 30, 2025 as compared with €226 billion per December 31, 2024. The liquidity coverage ratio was 136% in the second quarter of 2025, exceeding the minimum regulatory requirement by €62 billion.
23
Deutsche Bank
Interim Report as of June 30, 2025

Equity

Total equity as of June 30, 2025, was € 80.4 billion compared to € 81.9 billion as of December 31, 2024, a decrease of € 1.5 billion. Positive effects included the profit attributable to Deutsche Bank shareholders and additional equity components reported for the period of € 3.8 billion, the issuance of Additional Tier 1 equity instruments (AT1) treated as equity in accordance with IFRS of € 1.5 billion as well as treasury shares distributed under share-based compensation plans of € 428 million.
Negative effects resulted from the redemption of Additional Tier 1 equity instruments (AT1) treated as equity in accordance with IFRS of € 1.2 billion (U.S.$ 1.5 billion) and a related foreign currency translation loss of € 112 million, from cash dividends paid to Deutsche Bank shareholders of € 1.3 billion, coupons paid on additional equity components of € 728 million, from purchases of treasury shares of € 867 million as well as from unrealized net losses on accumulated other comprehensive income, net of tax, of € 2.5 billion. The latter were mainly driven by foreign currency translation, net of tax, of negative € 2.8 billion, primarily resulting from the weakening of the U.S. dollar against the Euro and unrealized net losses attributable to change in own credit risk of financial liabilities designated at fair value through profit and loss, net of tax, of € 17 million. This was partly offset by unrealized net gains on financial assets at FVOCI, net of tax, of € 241 million, unrealized net gains on derivatives hedging the variability of cash flows, net of tax, of € 119 million and unrealized net gains from equity method investments of € 28 million.
Further contributing factors include a net change in share awards for the period of negative € 135 million, option premiums and other effects from options on common shares of negative € 75 million, remeasurement losses related to defined benefit plans, net of tax of € 79 million, a change in noncontrolling interests of negative € 149 million as well as tax benefits related to share-based compensation plans of positive € 73 million.
On March 27, 2025, the Management Board of Deutsche Bank AG resolved a share repurchase program of up to € 750 million which started on April 1, 2025 and will end no later than September 19, 2025. As of June 30, 2025, Deutsche Bank repurchased 16.7 million common shares. The repurchase of these shares has reduced total equity by € 384 million as of June 30, 2025.
On January 3, 2025, Deutsche Bank AG cancelled 46.4 million of its common shares, concluding its 2024 share buyback program. The cancellation reduced the nominal value of the shares by € 119 million. The cancelled shares had been held in common shares in treasury, at their acquisition cost of € 675 million. The difference between the common shares at cost and their nominal value reduced additional paid-in capital by € 556 million. The shares had already been deducted from the reported total equity on December 31, 2024. Therefore, the cancellation did not reduce total equity in the first six months of 2025.
24
Deutsche Bank
Interim Report as of June 30, 2025

Outlook

The following section provides an update on the outlook of the Group and the Deutsche Bank’ business segments for the financial year 2025 and should be read in conjunction with the outlook section provided in the Combined Management Report of the Annual Report 2024. The macroeconomic and banking industry outlook in the following section reflects the Group’s general expectations regarding future economic and industry developments. The economic assumptions used in the bank’s models are set out separately in the respective sections.
Global economy
Economic growth (in %)¹	2025²	2024	Main driver
Global Economy
The global economy is expected to grow stably in the second half of the year, but this will depend primarily on a continued constructive development of the U.S. tariff negotiations. Continued easing of inflation in various regions should allow the respective central banks to cut interest rates further.

GDP	3.0	3.3
Inflation	3.8	6.2
Of which:
Developed countries
The Eurozone is expected to continue to expand steadily, and fiscal policy stimuli will increasingly take effect. The U.S. economy is also likely to show resilience. Inflation is expected to ease slightly further, although to varying degrees regionally.

GDP	1.2	1.7
Inflation	2.6	2.7
Emerging markets
The near-term outlook remains clouded by the negative impact from U.S. trade tariffs. However, emerging markets GDP growth momentum is expected to see support from the improved fiscal impulses in China and Europe, and the positive effect from lower energy prices.

GDP	4.0	4.4
Inflation	4.5	8.4
Eurozone Economy
It is expected that the Eurozone economy will be able to maintain its growth momentum. Declining inflation and robust wage growth should support private consumption. The fiscal easing could translate into an increase in investments as early as this year. The European Central Bank is expected to lower its key interest rates somewhat further, thereby also providing a tailwind to domestic demand.

GDP	0.8	0.8
Inflation	2.1	2.4
Of which: German economy
The German economy is expected to accelerate in the second half of the year but from a very low level. The announcement of a significantly more expansionary fiscal policy should initially support the sentiment, but is likely to lead to a noticeable pickup in investment activity by the end of the year. Private consumption is expected to recover further, although initially constrained by the cooling labor market.

GDP	0.5	(0.2)
Inflation	2.2	2.5
U.S. Economy
The U.S. economy growth could continue if tariff negotiations develop in a de-escalating manner and trade agreements are reached. The labor market is expected to remain robust. Against this backdrop, the Federal Reserve is not expected to begin an easing cycle until the end of the year.

GDP	1.6	2.8
Inflation	3.0	3.0
Japanese Economy
The Japanese economy is expected to maintain moderate growth. Downward pressure on inflation is likely to be provided by government price control measures.
Robust wage growth should support purchasing power. The Bank of Japan is expected to maintain a pace of bi-annual interest rate hikes.

GDP	0.8	0.2
Inflation	2.7	2.7
Asian Economy[3]
Trade between the economies of this region should partially shield them from the expected headwinds of higher U.S. import tariffs. China's economic development remains a significant factor for the region's GDP growth. Continued moderate energy prices should help to further ease inflation.

GDP	5.0	5.2
Inflation	1.3	1.8
Of which: Chinese Economy
Further fiscal policy support measures, coupled with monetary easing, could strengthen the momentum of the domestic economy. Due to the influence of foreign trade, the continued development of the global tariff environment and the growth rates of trading partners will remain challenging.

GDP	4.8	5.0
Inflation	0.3	0.2

1
Annual Real GDP Growth (% YoY). Sources: National Authorities unless stated otherwise
2
Source: Deutsche Bank Research
3
Includes China, India, Indonesia, Hong Kong, South Korea, Malaysia, Philippines, Singapore, Sri Lanka, Taiwan, Thailand and Vietnam; excludes Japan
4
Some economic data for 2024 was revised by public statistics authorities. As a result, this data may differ from previously published
There are a number of risks to the bank’s global economic outlook. Geopolitical risks remain elevated in the Middle East and Ukraine. Tensions could also increase in Asia (i.e., China/Taiwan or India/Pakistan). The U.S. tariff policy could further escalate and disrupt global value chains, posing a downside risk to global GDP growth rates. Fiscal policy should become more expansionary in the U.S., Europe and other regions. With rising debt ratios, the sustainability of public finances could be tested again.
25
Deutsche Bank
Interim Report as of June 30, 2025

Banking industry

During the second half of the year, the global banking industry is expected to be impacted by a relatively subdued macro environment in key developed economies which continues to impact demand for loans, but might also dampen credit supply. At the same time, uncertainty could remain elevated, especially with regards to international trade relations, while geopolitical tensions may also stay in focus. This is expected to keep volatility in capital markets relatively high, benefiting the trading business, while negatively impacting underwriting and advisory activities. Likewise, the focus may increasingly shift towards future regulatory divergence between the U.S., UK and the EU. While the U.S. and UK pursue targeted financial deregulation to boost competitiveness, the EU focuses on banking stability, implementing final Basel III rules and advancing capital market integration through the Savings and Investments Union. In the UK, the Prudential Regulation Authority has delayed Basel 3.1 implementation to 2027 and is consulting on the Fundamental Review of the Trading Book (FRTB) internal model approach to be postponed to 2028 to allow for better international coordination and industry readiness. Both in Europe and the U.S., the banking sector is set to maintain absolute profitability at close to record levels, provided asset quality stays benign.
In Europe, the lending business is likely to recover moderately given the substantially lower interest rates. In addition, rising fiscal spending on defense and an acceleration in infrastructure investment in Germany should contribute to a mildly brighter outlook for banking until the end of the year and beyond. Against a backdrop of declining net interest income, consolidation might gain greater momentum. Capital ratios should remain close to record levels, notwithstanding strong returns to shareholders.
In the U.S., higher fiscal deficits could raise market interest rates, despite potential moderate policy rate cuts by the Federal Reserve, which could weigh on loan demand. Similarly, a more aggressive trade policy could raise inflation and thus dampen households’ purchasing power. On the other hand, banks as well as other financial market participants could benefit from refinements to prudential rules.
In China, banks are still facing headwinds from the slightly deflationary environment and consequently very low interest rates. This could be exacerbated by the U.S. trade tariff developments which might slow the economy further and limit customers’ appetite for risk, particularly in relation to credit demand. Meanwhile, Japanese banks are expected to clearly benefit from a sustained rise in interest rates as well as a gradual pickup in the real economy.
In the first half of 2025, the European Commission continued to manage the institutional transition, while the European Parliament advanced its internal structuring. The Commission focused on shaping future strategies for financial markets, data and industry. Key legislative files remain under negotiation, including the Retail Investment Strategy, Digital Euro, Open Finance, the Payment Services Framework review, and the Benchmarks Regulation, alongside an extension of the third-country benchmark transition period to December 2025. An agreement was reached on the Crisis Management and Deposit Insurance Directive. One year into the Labour government, the UK has elevated financial services as a core pillar of its economic strategy, with the 2025 Industrial Strategy outlining a 10-year plan to position the country as a global leader in financial innovation, emphasizing capital markets reform, pension investment, digitalization, and streamlined public-private collaboration.
In the U.S., the regulators proposed a rule to implement the Basel Committee’s finalized Basel III framework. There remains significant uncertainty regarding the scope of changes that will be implemented in the final rule as well as the timing of the finalization. Regulators have also been investigating the causes and implications of banking failures in 2023 and it is possible that amendments to the calibrations of various regulatory liquidity metrics may be made as a result.
26
Deutsche Bank
Interim Report as of June 30, 2025

Deutsche Bank Outlook

Deutsche Bank’s strategic and financial road map through 2025, referred to as the Global Hausbank strategy, outlines the bank’s 2025 financial targets and capital objectives. Deutsche Bank continues to execute the bank’s Global Hausbank strategy, which, if successfully implemented, should enable the bank to deliver on its 2025 financial targets and build the foundation for sustainable profit growth.
The levels of uncertainty regarding the U.S. administration's tariff policy, further geopolitical developments, movements in the financial markets or a deterioration in the macroeconomic environment could have a material impact on the assumptions described below. Regarding the bank’s targets and objectives, if current foreign exchange rates were to persist, the weaker U.S. dollar would result in a small headwind, as the negative impact on revenues would be greater than the benefit on expenses.
Deutsche Bank’s key performance indicators are shown in the table below.
Financial targets	Jun 30, 2025	Financial targets and capital objectives 2025
Post-tax return on average tangible shareholders’ equity[1]	10.9%	Above 10.0%
Compound annual growth rate of revenues from 2021[2]	6.1%	5.5% to 6.5%
Cost/income ratio[3]	62%	Less than 65%
Capital objectives
Common Equity Tier 1 capital ratio[4]	14.2%	13.5% to 14.0%[5]
Total payout ratio[6]	56%[7]	50%[8]

1
Based on profit (loss) attributable to Deutsche Bank shareholders after AT1 coupon; for further information, please refer to “Non-GAAP Financial Measures” of this report
2
Twelve months period until the end of the respective reporting period compared to full year 2021
3
Noninterest expenses as a percentage of total net revenues, which are defined as net interest income before provision for credit losses plus noninterest income
4
Further details on the calculation of this ratio are provided in the Risk Report in this report
5
Capital objective to maintain a CET1 ratio within an operating range of 13.5% to 14.0% (with 200 basis points distance to the Maximum Distributable Amount (MDA) as a floor)
6
Distributions in form of common share dividend paid and share buybacks for cancellation executed in the reporting period in relation to prior period net income attributable to Deutsche Bank shareholders
7
Including the previously started share repurchase program of € 750 million
8
From 2025
Deutsche Bank reaffirms the bank’s financial targets to be achieved by 2025 of a post-tax return on average tangible equity of above 10%, a compound annual growth rate of revenues between 2021 and 2025 of 5.5 to 6.5% and a cost/income ratio of below 65%. At the Annual General Meeting on May 22, 2025, Deutsche Bank announced its intention of maintaining a CET1 ratio within an operating range of 13.5% to 14.0% while adhering to the bank’s commitment to a 50% payout ratio.
Deutsche Bank confirms its revenue goal of around € 32 billion at Group level in 2025, before foreign exchange rate effects. This is driven by the resilience and growth potential of the bank’s businesses and continued business momentum. Reflecting current foreign exchange rate movements, Deutsche Bank's revenues are now expected to be slightly higher compared to the prior year.
Corporate Bank expects further progress on its initiatives and growth in business volumes to support the segment’s performance in 2025. Revenues are expected to be essentially flat compared to the prior year, including adverse impacts of currency translations, as higher net commission and fee income is expected to mostly offset ongoing normalization of deposit margins. Corporate Treasury Services revenues are anticipated to remain essentially flat in 2025 compared to 2024, supported by continued performance and expected volume growth in Corporate Cash Management. Institutional Client Services revenues are expected to remain essentially flat, as higher revenues in Trust and Securities Services will mostly offset lower net interest income in Institutional Cash Management. In Business Banking, revenues are anticipated to be slightly lower, reflecting normalization of deposit margins, partly offset by fee growth.
Investment Bank revenues are expected to be higher in 2025 compared to the prior year. Fixed Income and Currencies (FIC) is expected to build on the momentum of a strong performance in the first half of 2025 in both Trading and Financing. In Origination & Advisory, the impact of the market turbulence seen in the second quarter of 2025 has impacted full year expectations, though the business still expects slight revenue growth and an improving market environment in the second half of the year.
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Deutsche Bank
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FIC revenues are expected to be higher compared to 2024. The Rates business expects to benefit from an improved market environment seen in the majority of the first half of 2025, while selectively growing via targeted investments in line with client demand and market opportunities. The Foreign Exchange business will look to build on the momentum of a strong first half of 2025 and further expand its precious metals offering. Global Emerging Markets is expected to continue to further develop its onshore capabilities, selectively expanding its product offering, for example building on the success of the Latin America franchise over the last twelve months. Credit Trading is expected to continue to further develop targeted areas in the franchise such as its U.S. flow business. The Financing business is expected to continue to optimize the effective deployment of resources and benefit from the targeted balance sheet investment made this year, while looking to maintain its position as one of the leading franchises globally.
Origination & Advisory has been impacted by the market uncertainty in the first half of 2025. Due to revenues in the second quarter of 2025 being lower than initially expected the business now expects full year revenues to be slightly higher compared to 2024, as opposed to significantly higher at the start of the year. The Debt Origination business has been impacted by the aforementioned market uncertainty, specifically Leveraged Debt Capital Markets; however, conditions are expected to improve during the second half of the year. The Advisory business seeks to build on the momentum of a strong first half of the year and further benefit from targeted hires made in the last two years. The Equity Origination business is expected to continue to provide a competitive offering across products, with a specific focus on Initial Public Offerings.
In 2025, Private Bank revenues are expected to be slightly higher compared to 2024, driven by growth in investment product revenues supported by continued net inflows in assets under management, as well as higher deposit revenues. Lending revenues are expected to remain essentially flat. In Personal Banking, net revenues are expected to be essentially flat compared to the prior year. Higher investment product and higher deposit revenues are expected to be partially offset by slightly lower revenues from lending and lower revenues from other banking services. In Wealth Management & Private Banking, net revenues are expected to be slightly higher compared to 2024 driven by increased investment product revenues supported by continued business growth, while deposit revenues are expected to be higher and lending revenues to remain essentially flat. Private Bank assumes continued inflows in assets under management in 2025 with corresponding volumes in assets under management expected to be slightly higher compared to year end 2024. However, the overall development of volumes will be highly dependent on market parameters, including equity indices and foreign exchange rates.
Asset Management expects total net revenues to be higher for the full year 2025 compared to 2024. Management fees are expected to be slightly higher from increasing average assets under management. Performance and transaction fees are expected to be significantly higher; however, if certain annual performance fees do not materialize in the fourth quarter of 2025, then total performance and transactions fees would be higher rather than significantly higher for the full year 2025 compared to 2024. Other revenues are expected to be significantly higher, mainly driven by an improvement in the fair value of guaranteed products. Asset Management expects assets under management to be essentially flat at the end of 2025 compared to the end of 2024, with continued net inflows expected into Passive including Xtrackers and market performance offset by foreign exchange impact. Net flows are expected to be further enhanced by strategic partnerships and new product launches. The overall development of assets under management, net flows and revenues is highly dependent on market parameters, including equity indices, interest rates and foreign exchange rates.
Corporate & Other is expected to generate, compared to 2024, a significantly lower pre-tax loss in 2025 primarily from the non-recurrence of legacy litigation matters. Revenue outperformance in first six months of the year is expected to carry over for the full year driving updated guidance of a pre-tax loss of approximately € 0.5 billion for the full year. Corporate & Other is expected to continue to record shareholder expenses, certain funding and liquidity impacts, the reversal of noncontrolling interests reported in the business segments, primarily from DWS, and valuation and timing differences. RWA are expected to be lower in 2025 driven by model changes and the impacts from the implementation of regulatory requirements.
Deutsche Bank is managing the Group’s cost base towards its cost/income ratio target. Noninterest expenses in 2025 are expected to be lower compared to 2024, primarily driven by significantly lower nonoperating costs from lower litigation, restructuring and severance charges. The bank remains highly focused on cost discipline and delivery of the initiatives underway. Adjusted costs are expected to be essentially flat. Continued investments into business growth opportunities and technology, controls and regulatory remediation as well as persistent inflation are expected to be largely offset by the bank’s benefits from structural efficiency measures as well as lower costs for bank levy and deposit protection. These measures include the optimization of the Germany platform, the upgrade of technology architecture, the front-to-back redesign of processes and measures to increase infrastructure efficiency. The bank confirms its cost/income ratio target of below 65% in 2025.
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Deutsche Bank
Interim Report as of June 30, 2025

On provision for credit losses, Deutsche Bank’s asset quality remains solid and the bank continues to expect a reduction in provisions in the second half of the year compared to the provision levels experienced in the first half of 2025. The bank will continue to closely monitor developments around commercial real estate as well as the macroeconomic and geopolitical environment. Deutsche Bank remains committed to stringent underwriting standards and a tight risk management framework. Further details on the calculation of expected credit losses can be found in the section "Risk information" in this report.
Common Equity Tier 1 ratio (CET1 ratio) by year end 2025 is expected to remain essentially flat compared to 2024. On a net basis, RWA are expected to be essentially flat from capital efficient business growth. In the second quarter of 2025, Deutsche Bank revised its Common Equity Tier 1 capital ratio objective to maintaining this ratio within an operating range of 13.5% to 14.0% (with 200 basis points distance to the Maximum Distributable Amount threshold (MDA) as a floor).
The bank has completed the majority of its current € 750 million share repurchase program and has sought supervisory approval for a second share repurchase program in 2025. This would, if approved, enable capital distributions in excess of the € 2.1 billion completed or anticipated in 2025 from dividends and share repurchases under the current program.
By the nature of the bank’s business, Deutsche Bank is involved in litigation, arbitration and regulatory proceedings and investigations in Germany and in a number of jurisdictions outside Germany, including in the United States. Such matters are subject to many uncertainties. While Deutsche Bank resolved a number of important litigation matters and made progress on others, the bank could be exposed to significant costs if new regulatory enforcement matters or litigation, or those pending against the bank develop adversely. For 2025, and with a caveat that forecasting litigation charges is subject to many uncertainties, Deutsche Bank presently expects net litigation charges to be significantly lower than the levels experienced in 2024. For more details, please refer to “Provisions” of this report.
For a discussion of the risks and opportunities for the outlook of Deutsche Bank please refer to the section “Risks and opportunities” of this report.
Adjusted costs as well as Post-tax Return on Average Tangible Equity are non-GAAP financial measures. Please refer to “Non-GAAP financial measures” of this report for the definitions of such measures and reconciliations to the IFRS measures on which they are based.
Our financial targets and capital objectives are based on our financial results prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and endorsed by the European Union (“EU”). For further details, please refer to the section ‘Basis of preparation/impact of changes in accounting principles’ in this report.
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Risks and Opportunities

The following section focuses on future trends or events that may result in downside risk or upside potential from what Deutsche Bank has anticipated in its “Outlook”. The key focus in the six months ended June 30, 2025, remained on geopolitical risks and the policy announcements of the U.S. administration and the implications for the U.S. and global economies, international trade, inflation and interest rate environment. Although Deutsche Bank’s general assessment of the risks and opportunities that the bank’s businesses are exposed to has not materially changed compared to the information presented in the Annual Report 2024, the events present in the macroeconomic and geopolitical environment may have additional impacts of aspects on the Group’s businesses and financial results.
The Group’s aspirations are subject to various external and internal factors, some of which it cannot influence. Successful achievement of the bank’s 2025 strategic targets may be adversely impacted by reduced revenue generating capacities of some of the bank’s core businesses should downside risks materialize. These risks include but are not limited to the potentially adverse impacts on global economic and financial market activity as a result of the U.S. trade policy and the responses by China and other key trading partners, the challenging macroeconomic environment in Europe, the future path of inflation and central banks’ policies on interest rates, the potential escalation of geopolitical conflicts including renewed escalation in the Middle East, severe cyber events, the ongoing headwinds posed by regulatory reforms and potential impacts on the bank’s legal and regulatory proceedings.
Opportunities may arise if macroeconomic conditions improve beyond currently forecasted levels, leading to higher revenues and supporting the Group’s ability to meet its financial targets. Potentially higher inflation and interest rate levels and market volatility could lead to increased revenues from trading flows and higher net interest income and lending margins. Through times of volatility or uncertainty, Deutsche Bank could also benefit from helping clients navigate such financial markets. Focusing on and investing in Deutsche Bank’s areas of core strengths may create further opportunities if implemented to a greater extent or under more favorable conditions than currently anticipated.
Risks
Macroeconomic and market conditions
The outlook for the U.S. economy has stabilized and slightly improved in the latter part of the second quarter 2025 as markets and economists saw signs of ‘de-escalation’ in the global trade conflict. However, the projected economic activity remains below the levels expected before the April 2025 U.S. tariff announcements. Moreover, consumption and investment spending have suffered from elevated uncertainty as the future state of trade relationships between the U.S. and the rest of the world remains in flux.
The U.S. administration announced a 90 day pause on reciprocal tariff rates on non-retaliating countries on April 9, 2025. This deadline has subsequently been extended to August 1, 2025 and negotiations will likely continue at least until then to achieve more balanced trade agreements. Recent announcements of a 30% tariff rate on the EU and punitive proposals for selected other countries raise the risk that future trade deals will fall short of current optimistic expectations. A small number of limited trade deals with countries such as the United Kingdom and Vietnam have been agreed as well as a negotiation framework with China.
Financial markets recovered most of the losses incurred after ‘liberation day’ in April. The S&P 500 recently reached an all-time peak as investors generally embraced the more optimistic theme of trade war “de-escalation”. This market recovery raises the potential for a more severe sell-off and higher volatility should the U.S. administration return to a more aggressive stance on its trade policy or should other adverse developments shift sentiment.
In early July 2025, the U.S. passed a sweeping budget bill which inter alia extends and expands federal tax cuts and raises the debt ceiling. The Congressional Budget Office estimated an increase of close to three trillion U.S. dollars to the federal deficit over the next decade associated with this bill, raising new concern about debt sustainability. These fiscal dynamics already contributed to the downgrade of the U.S. sovereign rating by Moody’s. There remains a risk that the U.S. will use similar provisions in the future to broaden the trade conflict to include financial flows. These fiscal policy actions could potentially affect the bank’s macro-financial business environment through higher U.S. interest rates and inflation, a weaker U.S. dollar exchange rate and other transmission channels.
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Deutsche Bank
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In response to U.S. tariff policy. the bank continues to carry out structured reviews of tariff-related risks to its credit portfolios to help ensure that risks are understood, assessed, and proactively managed.
Economic performance in most of Europe remains subdued. Growth forecasts for Germany have improved recently – helped by a large spending package on infrastructure and defense. But growth in Germany is accelerating from a very low level. The outlook remains below trend even with the tailwinds of the spending package, pointing to a challenging environment for business and consumer clients. The near term macroeconomic risk for Germany and Europe remains elevated on the back of the trade conflict with the U.S. (Germany’s largest trade partner), including the risk of trade diversions and more competition in European markets from China, especially in the automotive sector.
Monetary policy in the U.S. and the Euro area diverged over the last few months. While the European Central Bank cut interest rates four times this year, the U.S. Federal Reserve kept monetary policy on hold as inflationary pressure remained elevated driven by a tight labor market and higher current and expected prices due to tariffs. A wider interest rate differential would normally be associated with a stronger USD, but the USD exchange rate has depreciated significantly year to date illustrating weakening international demand for U.S. assets. Current market pricing sees only little additional easing by the ECB in the near term whereas the Federal Reserve may resume cutting rates thus tightening the differential in the future. The future path of monetary policy depends to a large extent on the outcome of trade negotiations. Higher tariffs would drive upward pressure on inflation, particularly in the U.S., necessitating comparatively tighter monetary policy; whereas an economic slowdown would bear on aggregate demand and may call for easier monetary policy. These competing factors, amid an elevated level of policy uncertainty, make the outlook highly uncertain. Additionally, current disagreements regarding monetary policy between the U.S. administration and Federal Reserve chair and sentiment that the chair could potentially be removed from his position, further increases uncertainty.
While Deutsche Bank’s credit portfolio quality remains overall resilient, the effects of higher policy rates, inflation and tighter financial conditions could worsen overall credit quality of the bank’s portfolio which may lead to the emergence of unexpected losses including larger unexpected idiosyncratic losses. Commercial real estate (CRE) remains in focus. Although potential further monetary easing may help to support market sentiment and ease refinancing conditions, the uncertain outlook for interest rates and potential rise of long term rates amid reduced demand for U.S. assets, particularly on the West Coast could hamper recovery of CRE prices.
Overall, either in isolation or in combination with other risk factors discussed in the Annual Report 2024, the aforementioned risks could lead to a deterioration in Deutsche Bank’s portfolio quality and higher than expected credit and market losses.
If multiple downside risks simultaneously materialize and/or occur in combination with a more pronounced economic slowdown, the bank’s ability to meet its 2025 financial targets could be impacted.
Geopolitics
Geopolitical developments continue to present a complex and evolving risk landscape that may affect Deutsche Bank’s operating environment, market confidence, and progress toward its strategic and financial objectives for 2025.
In the Middle East, the geopolitical conflict escalated between Israel and Iran, with the U.S. directly entering the conflict. Although a fragile ceasefire is in place and energy markets have recovered, the potential for renewed escalation leading to supply chain disruptions and commodity price volatility remains elevated – in particular if the Strait of Hormuz is targeted. The conflict in Gaza is unresolved and while the market reaction remains contained thus far, a further escalation could lead to negative impacts including higher oil prices and volatility in the markets which may, in turn, impact Deutsche Bank’s risk profile and financial results.
Russia’s war in Ukraine continued unabatedly, with Russian forces intensifying their attacks on Ukrainian cities and civil infrastructure. Hopes for a ceasefire remained elusive, despite the U.S. threat in mid-July 2025 to impose “very severe” secondary tariffs against Russia’s trading partners if no peace deal is agreed. Western efforts to step up support of Ukraine still lack momentum and cohesion raising concerns about prolonged instability, potentially undermining global investor confidence and increasing market volatility.
The India-Pakistan relations, driven by renewed border tensions, has heightened regional uncertainty. While the risk of a large-scale conflict remains contained, recent developments could impact broader investor confidence and economic outlook in the region.
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Deutsche Bank
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In addition to the U.S. administration’s trade policies referred to above, proposals to reduce funding and subsidies for clean energy initiatives may negatively impact companies that are active in renewables and accordingly reduce sustainable financing opportunities. Meanwhile, potential sanctions and retaliatory sanctions on China related to U.S. foreign policy, along with Russia and Iran sanctions, may increase circumvention risks which could also disrupt the market. Russian court orders against various western companies and banks also continue to pose downside risk.
Tensions between the U.S. and China remain elevated across a wide range of areas, including trade and technology-related issues, Hong Kong, Taiwan, human rights, tariffs and cybersecurity. Geopolitical tensions could drive further economic polarization and fragmentation of global trade with the possible emergence of distinct China vs. U.S.-led blocks. Overall, potential downside impacts could adversely affect Deutsche Bank’s expected results of operations and financial targets.
In selected countries, domestic political challenges have arisen from growing political polarization, rising social discontent and higher inflation. These challenges may impede political decision-making processes, forestall necessary structural reforms and lead to negative economic outcomes which could directly or indirectly impact the bank’s risk profile and financial results in those regions.
Liquidity and funding
Deutsche Bank maintained investment grade ratings with all leading credit rating agencies in the first half of 2025. On June 2, 2025, Fitch upgraded Deutsche Bank's Short-Term Issuer Default Rating (IDR) to ‘F1’ from ‘F2’ driven by Fitch’s revised assessment of Deutsche Bank’s funding and liquidity, reflecting improvements in investor confidence, liquidity resilience to stress situations and funding costs. Fitch also affirmed DB`s Long-Term IDR at 'A-' with a stable outlook while DBRS Morningstar Bank’s upgraded the Long Term issuer rating to A (high) and Short Term to R-1 (middle), with a stable outlook.
During 2025, the outlook for liquidity, inflation and interest rates has become increasingly unclear as a result of geopolitical events. These events can affect liquidity supplies and funding costs across the different jurisdictions in which the bank operates. While liquidity for banks has been largely unimpacted by geopolitical events, continued uncertainties in the geopolitical and economic environment could have an adverse impact on Deutsche Bank’s credit spread levels, liquidity metrics or the bank’s rating in the future.
Regulatory Change
In June 2025, the EU co-legislators, the Council and the European Parliament reached a political agreement in their negotiation for the revised rules to manage crisis in EU banks, known as Crisis Management and Deposit Insurance (CMDI) review. This is a set of legislative reforms for the EU crisis management regime, which includes the Bank Recovery and Resolution Directive (BRRD), the Single Resolution Mechanism Regulation (SRMR) and the Deposit Guarantee Scheme Directive (DGSD). The co-legislators are yet to publish this in the EU Official Journal to become binding law for all EU banks and authorities, which the process will take several months.
The European Commission has proposed changes to codify a move to accelerated settlement from T+2 to T+1 in Europe by way of changes to Article 5 in the Central Securities Depository Regulation (CSDR) in February 2025. It is expected that the final text will be published in the EU Official Journal in third quarter 2025, paving the way for implementation of T+1 in Europe, alongside the UK and Switzerland on October 11, 2027.
In 2024, the regulatory environment for ESG and Sustainable finance further evolved. At EU level, the regulation for ESG rating providers as well as the Corporate Sustainability Due Diligence Directive (CSDDD) were finalized. However, the Commission re-opened CSDDD, CSRD taxonomy for review and operational burden reduction via their Omnibus package in the first half of 2025. Negotiations between member states and the European Parliament are ongoing.
In June 2025, the European Commission issued a legislative proposal with changes to the EU rules for securitization, both the EU prudential rules (Capital Requirements Regulation – CRR) as well as the market rules (Securitization Regulation). The package also included a one-month consultation with proposed changes to the EU prudential liquidity rules for securitization (Delegated Act on the Liquidity Coverage Ratio – LCR). The proposals introduce a number of changes which could impact the securitization business of Deutsche Bank. The legislative proposal will now be negotiated by the Council and the European Parliament, while the LCR changes can be introduced directly by the Commission. The timeline for both is unclear.
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At the end of June 2025, the Group disclosed impacts of CRR3 as of March 2025, including the hypothetical impact to RWA, based on rules not applicable until 2033 and without including potential legislative revisions or mitigating actions to be taken by the Group. Deutsche Bank believes there is a clear path to managing the impact of these future regulatory changes without impacting the bank’s capital distribution strategy. However, if expected legislative revisions or mitigation plans do not develop as expected, this could adversely affect Deutsche Bank’s future RWA development and hence capital objectives and financial targets.
Technology, Data and Innovation
The bank continually assesses and monitors emerging threats relating to the security of the bank’s operations and information. This comprises identification of and response to incidents along the bank’s supply chain, including third and fourth-party vendors. Security breaches impacting the bank’s supply chain may not only affect the bank but also have severe cross-industry consequences. Additionally, Deutsche Bank actively monitors and assesses threats that may exploit security vulnerabilities, including activities associated with nation-state actors and risks emerging from geopolitical developments. Deutsche Bank also tracks evolving trends and technical advancements that could give rise to new cyber risks, particularly those related to artificial intelligence and the future impact of quantum computing on cryptographic security. Deutsche Bank continues to closely observe common attack scenarios, including ransomware, denial of service, and supply chain attacks. Deutsche Bank maintains insurance for cyber events, however there can be no assurance that such coverage will be adequate to cover all losses or liabilities arising from a cyber event.
Mitigation strategies and controls are continually adapted to address these evolving risks and the global security threat landscape.
Environmental, social and governance
In certain jurisdictions, banks may be forced into adopting a less ambitious stance on the transition agenda. This move may lead, however, to reputational risks. In addition, as the impacts of climate change become more severe and apparent, the complexity and scope of climate risks are expected to rise.
In response to these developments, the members of the Net-Zero Banking Alliance (NZBA) voted in the second quarter of 2025 to renew its mandate with a stronger emphasis on cross-industry collaboration and member support and increased flexibility for net-zero pathways. After the exit of a UK based bank recently, legal risks in connection with the NZBA membership may increase while reputational risks from exiting the Alliance may increase as well.
While Deutsche Bank remains committed to its targets and ambitions, the bank may encounter challenges in achieving its target of € 500 billion in cumulative sustainable financing and ESG investment volumes by the end of 2025. If ambitions are not achieved or targets are missed, this could impact, among other things, the Group’s revenues and reputation.
Opportunities
Macroeconomic and market conditions
Should economic conditions, such as GDP growth, levels of unemployment, the interest rate environment and competitive conditions in the financial services industry improve beyond currently forecasted levels, this could result in higher revenues. These impacts may only be partially offset by additional costs, therefore improving the Group’s ability to meet its financial targets.
In particular, opportunities could arise to support clients if the macroeconomic environment in Deutsche Bank’s home market of Germany improves on the back of successful implementation of fiscal stimulus and debt brake reforms, by the new German government along with business opportunities from ramp-up in European Union defense and infrastructure spending.
At the same time, potentially higher inflation, further tariff announcements, lower energy prices, interest rates and market volatility could present a number of opportunities, such as increased revenues from higher trading flows amid private, corporate and institutional customers repositioning their portfolios, higher net interest and advisory income as well as higher margins on lending across the Group’s balance sheet.
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Deutsche Bank
Interim Report as of June 30, 2025

A substantial proportion of the assets and liabilities on the Group’s balance sheet are of financial instruments carried at fair value, with changes in fair value recognized in the income statement. If market conditions improve or interest rates decline, this could result in an increase in the fair value of certain financial instruments. As a result of such changes, the Group may realize gains in the future.
Geopolitics
While rising geopolitical risk creates uncertainty which undermine the global growth outlook and lead to increased fragmentation of the business environment, Deutsche Bank could benefit from supporting clients to de-risk their supply chains and rebalance their global footprint if the fragmentation of the international trade order accelerates. Should geopolitical risks unexpectedly subside, the outlook for global growth could improve beyond the bank’s assumptions with positive implications for revenues and risk metrics.
Regulatory change
In the second quarter of 2025, the European Commission adopted a delegated act that postpones by one additional year, until January 1, 2027, the date of application of the Fundamental Review of the Trading Book (FRTB) rules in the European Union, and it continues to consult on the final FRTB rules to be implemented. The Commission’s delegate act is now subject to sign-off by member states and the European Parliament.
The revised EU Benchmark Regulation, which will reduce the scope of application of the Regulation significantly by focusing only on the supervision of critical and significant benchmarks as well as those which are Paris-aligned or Climate Transition benchmarks and some commodity benchmarks has been published in the EU Official Journal on May 19, 2025 and will start to apply from January 1, 2026. The revised EU Benchmark Regulations will contribute to a reduction in regulatory burden on Deutsche Bank.
On April 30, 2025, BaFin announced a reduction in the German sectoral Systematic Risk Buffer for residential mortgages from 2% to 1%, effective May 1, 2025. This will free up funding flexibility for German banks, including Deutsche Bank. The Global Systemically Important Institutions (G-SIB) and Other systemically Important Institutions (O-SII) buffers are set annually and the bank will receive communication on the updated buffers in the fourth quarter of 2025.
Technology, Data and Innovation
The bank continues to collaborate with leading technology providers on the early adoption of new AI technologies and on ‘Responsible AI’ for the banking industry. Deutsche Bank’s approach is to maximize benefits from AI without compromising on risk. It has created an Artificial Intelligence Oversight Forum to ensure that there is appropriate monitoring and risk assessment of AI solutions and their alignment with the bank’s strategic goals. Over the past few years, the bank has already implemented a number of AI solutions, including a document processing solution that leverages Generative AI to significantly reduce document handling time. Following the launch of dbLumina, which allows business subject matter experts to curate, fine-tune, and control content from large bodies of knowledge in a consistent and reliable manner. In 2025, Deutsche Bank launched also “Paula”, our first client-facing, Generative AI chatbot. Additionally, the bank is also adopting more generic AI solutions to support productivity enhancements. Overall, the use of AI technologies could have a positive impact on the bank’s financial performance.
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Risk information

Key risk metrics
The following section provides qualitative and quantitative disclosures about credit, market, liquidity and other risk metrics and its developments within the first six months of 2025 considering reforms introduced by Regulation (EU) 2024/1623 (CRR3), being applicable since January 1, 2025. Disclosures according to Pillar 3 of the finalized Basel III framework, which are implemented in the European Union by the Capital Requirements Regulation (CRR) and supported by EBA Implementing Technical Standards or the EBA Guideline, will be published in the Group’s separate Pillar 3 report.
The following selected key risk metrics form part of the bank’s holistic risk management across individual risk types. The Common Equity Tier 1 (CET1) ratio, Economic Capital Adequacy (ECA) ratio, Leverage ratio, Total Loss Absorbing Capacity (TLAC), Minimum Requirement for Own Funds and Eligible Liabilities (MREL), Liquidity Coverage Ratio (LCR), Stressed Net Liquidity Position (sNLP) and Net Stable Funding Ratio (NSFR) serve as high-level metrics and are fully integrated across strategic planning, risk appetite framework, stress testing as well as recovery and resolution planning practices, which are reviewed and approved by the Management Board at least annually. For additional details on the Group’s Regulatory Framework, information on key risk categories and on the management of its material risks, please refer to the Annual Report 2024 in the section “Risk report”.
Common Equity Tier 1 ratio¹
30.6.2025	14.2%
31.12.2024	13.8%

Economic capital adequacy ratio
30.6.2025	198%
31.12.2024	199%

Leverage ratio¹
30.6.2025	4.7%
31.12.2024	4.6%

Total loss absorbing capacity
30.6.2025 (Risk Weighted Asset based)	34.0%
30.6.2025 (Leverage Exposure based)	9.1%
31.12.2024 (Risk Weighted Asset based)	33.2%
31.12.2024 (Leverage Exposure based)	9.0%

Liquidity coverage ratio
30.6.2025	136%
31.12.2024	131%

Total risk-weighted assets¹
30.6.2025	€ 340.8 bn
31.12.2024	€ 357.4 bn

Total economic capital
30.6.2025	€ 24.4 bn
31.12.2024	€ 24.2 bn

Leverage exposure¹
30.6.2025	€ 1,276 bn
31.12.2024	€ 1,316 bn

Minimum requirement for own funds and eligible liabilities
30.6.2025	37.9%
31.12.2024	37.5%

Stressed net liquidity position
30.6.2025	€ 75.3 bn
31.12.2024	€ 56.3 bn

Net Stable Funding Ratio
30.6.2025	120%
31.12.2024	121%

1
Starting with the third quarter of 2024 Deutsche Bank adopted the temporary treatment of unrealized gains and losses measured at fair value through OCI in accordance with Article 468 CRR; without application of this rule CET1 ratio would have been 14.0% with respective CET1 capital of € 47.7 billion and RWA of € 341.2 billion as of June 30, 2025 (13.5% CET1 ratio, € 48.4 billion CET1 capital and € 358.6 billion RWA as of December 31, 2024) and in addition, the Leverage ratio would have been 4.7% with respective Tier1 capital of € 59.4 billion and leverage exposure of € 1,275 billion as of June 30, 2025 (4.6% Leverage ratio, € 59.8 billion Tier1 capital and € 1,315 billion leverage exposure as of December 31, 2024)
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Key risk themes

In the following chapter, Deutsche Bank provides details on key risk themes newly emerged or in focus and thus of high relevance for the Group.
Credit Risk
The latest developments and key uncertainties in the first six months of 2025 are part of the bank’s ongoing credit risk management activities and governance framework. These activities include, but are not limited to, regular emerging risk reviews (amongst others U.S. tariffs, CRE, Climate Risk, geopolitical risks) as well as portfolio deep dives, day to day risk management on the level of individual borrowers, and regular model validations. None of these activities identified additional key risk themes in focus with elevated loss potential for the Group in the current quarter, other than U.S. tariffs and CRE. Automotive, which was shown as focus area in the Annual Report 2024 is now considered within U.S. tariffs
U.S. tariffs
There has been continued uncertainty regarding the impacts of U.S. tariffs since the new U.S. administration took office earlier in the year. The announcement of punitive reciprocal import tariffs by the U.S. administration on April 2, 2025 (“Liberation Day”) triggered significant volatility and a sharp sell-off in equity markets. This deadline has subsequently been extended to August 1, 2025. Despite the resumption of punitive tariff announcements on individual countries and potential blanket tariffs of 15% or 20% on most trade partners (up from 10%), some equity indices continued to new all-time highs by early July, including the S&P500.
Reviews by the Group have been focused on lower rated clients in terms of their vulnerability to tariffs in sensitive industries based on related profit margin and demand effects. Client industries mainly in scope span across Automotives, Manufacturing & Engineering (M&E), Consumer Goods, Chemicals, Steel Metals & Mining, Technology and Healthcare & Pharma. These broader industries and portfolios across Deutsche Bank remain of a high credit quality, mainly investment grade with no material deterioration observed since tariffs were announced. The initial review performed during the first quarter of 2025 classified individual clients according to their overall direct vulnerability to tariffs, and identified any actions to be taken, including limit reductions, ratings downgrades and watchlist inclusions. The overall direct exposure to these clients with high or elevated vulnerability to tariffs is well managed with dedicated overlays still in place as of June 30, 2025.
Given continued uncertainty, the Group conducted a second phase review in the second quarter to assess these clients for potential indirect, supply chain risks. Overall, the results were more benign compared to those from the direct tariff impact review as most clients benefit from supply chains which are, to a large extent, aligned to their end markets. While additional clients were captured as high or elevated risk with respect to supply chain risks, exposure is well contained. Similar to the direct tariff impact review, any actions to be taken, including limit reductions, ratings downgrades and watchlist inclusions have been identified. Although above portfolios have remained stable, clients identified as being potentially vulnerable to U.S. tariffs and any new market developments are closely monitored.
As of June 30, 2025, management decided to continue with a dedicated tariffs-related overlay, extending the scope to clients with high or elevated vulnerability to supply chain risks from the second phase review mentioned above. Since macro-economic variables used as of June 30, 2025 are reflective of the current outlook and the Group’s Forward Looking Information (FLI) model appropriately captures the existing uncertainty, the broader macro-economic overlay, based on a more pessimistic outlook across U.S. macro-economic variables prior to March 31, 2025, could be discontinued.
Commercial Real Estate
CRE markets continue to be impacted by higher interest rates and reduced letting demand for office properties. The market stress has been most pronounced in the U.S. with a substantial decline of CRE asset values from 2022 peaks and higher office vacancy rates compared to Europe. While some broader market indexes point towards a stabilization of CRE prices, declining values can still be observed in weak office submarkets with subdued letting activity. In particular certain U.S. West Coast office markets are affected by high vacancies, weak letting activity, and downward pressure on valuations. Uncertainty about potential inflationary effects of the U.S. Government’s recent tariff and trade policy announcements has muted the outlook for interest rate cuts and could impede the recovery of CRE markets.
The main risk for the portfolio is related to refinancing and extension of maturing loans which is negatively affected by the impact of higher interest rates on collateral values and debt service. CRE loans often have a significant portion of principal payable at maturity. Under current market conditions, borrowers may have difficulty obtaining a new loan to repay the maturing debt or to meet conditions that allow extension of loans. This risk is further amplified for loans in the office segment due to increased uncertainty about letting prospects and collateral values. Deutsche Bank is closely monitoring the CRE portfolio for development of such risks.
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Deutsche Bank
Interim Report as of June 30, 2025

The Group continues to proactively work with borrowers to address upcoming maturities to establish terms for loan amendments and extensions, which in many cases, are classified as forbearance triggering Stage 2 classification under IFRS 9. However, in certain cases, the borrower may be unable to restructure or refinance and therefore is classified as defaulted. This resulted in higher Stage 3 ECLs in 2023, 2024, and the first six months of 2025. Additionally, in the three months ending June 30, 2025, the model update outlined in the IFRS 9 Impairment section led to an increase in Stage 1 and Stage 2 ECLs in the CRE portfolio. Overall, uncertainty remains with respect to future defaults and the timing of a full recovery in the CRE markets.
Within the CRE portfolio, the Group differentiates between recourse and non-recourse financing. Non-recourse financings amounting to € 33 billion as of June 30, 2025 versus € 36 billion as of December 31, 2024 rely on sources of repayment that are typically limited to the cash flows generated by the financed property, and the ability to refinance such loans may be constrained by the underlying property value and income stream generated by such property at the time of refinancing. Deutsche Bank uses bespoke portfolio stress testing for certain sub-segments of the CRE loan portfolio to obtain a more comprehensive view of potential downside risks. For the quarter ending June 30, 2025, the Group performed a bespoke portfolio stress test on a subset of the non-recourse financing portfolio deemed higher risk based on its heightened sensitivity to current CRE market stress factors, including higher interest rates, declining collateral values and elevated refinancing risk due to loan structures with a high proportion of their outstanding principal balance payable at maturity. CRE exposures not subject to the bespoke stress test include recourse financing with creditworthy borrowers/guarantors, and non-recourse financing for properties with less impacted risk drivers such as data centers and municipal social housing which benefit from strong underlying demand fundamentals
The following table presents the non-recourse CRE portfolio subject to bespoke stress-test by IFRS 9 stages, region, property type and average weighted loan to value (LTV) as well as allowance and provision for credit losses recorded as of June 30, 2025, and December 31, 2024, respectively.
Stress-tested CRE portfolio
	Jun 30, 2025	Dec 31, 2024
in € m.	Gross Carrying Amount¹	Gross Carrying Amount¹
Exposure by stages
Stage 1	16,415	18,756
Stage 2	7,506	7,713
Stage 3	2,919	2,836
Total	26,840	29,305

thereof:
North America	51%	54%
Western Europe (including Germany)	41%[2]	39%[2]
Asia/Pacific	7%	7%

thereof: offices	41%	42%
North America	23%	24%
Western Europe (including Germany)	17%[3]	17%[3]
Asia/Pacific	1%	2%
thereof: residential	13%	12%
thereof: hospitality	12%	10%
thereof: retail	10%	10%

Weighted average LTV, in %
Investment Bank	64%	66%
Corporate Bank	57%	56%
Other Business	70%	71%

	Six months ended Jun 30, 2025	Twelve months ended Dec 31, 2024
Allowance for Credit Losses[4]	744	653
Provision for Credit Losses[4]	399	492
thereof: North America	325	400

1
Loans at amortized cost
2
Germany accounts for ca 8% of the total stress-tested CRE portfolio as of June 30, 2025 and as of December 31, 2024
3
Office loans in Germany account for 11% of total office loans in the stress-tested CRE portfolio as of June 30, 2025 and 10% as of December 31, 2024 respectively
4
Allowance for Credit Losses and Provision for Credit Losses do not include country risk allowances/provisions.
The decrease in the stress-tested CRE portfolio since December 31, 2024, was € 2.5 billion mainly driven by foreign exchange rate movements and loan repayments.
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Deutsche Bank
Interim Report as of June 30, 2025

The average LTV in the U.S. office loan segment was 80% as of June 30, 2025, versus 81% as of December 31, 2024. LTV calculations are based on latest externally appraised values which are additionally subject to regular interim internal adjustments. While the Group is updating CRE collateral values where applicable, such values and their underlying assumptions are subject to a higher degree of fluctuation and uncertainty in the current environment of heightened market volatility and reduced market liquidity. A continuation of the current stressed market conditions could have a further adverse impact on commercial real estate property values and LTV ratios.
Since the onset of the CRE market deterioration, the Group aims to assess the downside risk of additional credit losses in its higher risk non-recourse portfolio through a temporary bespoke stress testing focused on examining property value movements as basis to identify potential losses on a portfolio basis. Stressed values are derived by applying an observed market index decline (a commercial property value market index) to the appraised values plus an additional haircut, differentiated by property type and region. Implying a liquidation scenario, the stress analysis assumes a loss to occur on a loan when the stressed property value is less than the outstanding loan balance, i.e., the stress LTV beyond 100%.
Based on the stress test assumptions and utilizing the stress-tested CRE portfolio of € 27 billion as of June 30, 2025, as a starting point, stress could result, in a worst case scenario, in approximately € 1.1 billion of credit losses, over multiple years based on the respective maturity profile. The allowance recorded against the stress tested portfolio was € 0.7 billion as of June 30, 2025. In a normalized stress scenario, taking into account recently observed trends and information, the bank would expect incremental provisions of € 0.4 billion over the aforementioned period.
The bespoke stress test has numerous limitations, including but not restricted to lack of differentiation based on individual asset performance, specific location or asset desirability, all of which could have a material impact on potential stress losses. Furthermore, calculated stress losses are sensitive to potential further deterioration of peak-to-trough index values and assumptions about incremental haircuts, and incremental stress loss can therefore change in the future. Changes in underlying assumptions could lead to a wider range of stress results and hence the Group's bespoke stress approach should be viewed as one of multiple possible scenarios. While the stress test aims to assess potential losses in an adverse scenario, Deutsche Bank believes that based on currently available information, the ECL estimate related to the Group’s CRE portfolio is within a reasonable range and thus represents the bank’s best estimate, considering the advanced stage of the current down cycle.
Climate Risk
Climate transition and physical risks present growing risks to the bank’s sectoral and regional portfolios.
Transition risks, defined as the risks arising from the policy, technology and behavioral changes needed to decarbonize the global economy, are expected to lead to a progressive shift away from fossil fuel-based technologies in favor of renewable energy sources. This will generate increased risks for companies with carbon intensive business models who are unable to execute on credible transition plans. Deutsche Bank is exposed to transition risks via its lending to, and other business activities with, carbon intensive clients and physical assets.
Physical risks, defined as the potential for physical damage and associated financial and non-financial losses due to rising temperatures, are increasing in frequency and intensity. Deutsche Bank is exposed to physical risks via its lending to, and other business activities with, clients and physical assets in regions which are vulnerable to acute events (e.g. wildfires, hurricanes) and chronic events (e.g. rising sea levels).
Managing climate transition and physical risks is a key component of the bank’s risk management and wider sustainability strategy. Climate risks are embedded into the bank’s risk frameworks and appetite, prioritizing clients and portfolios with the highest vulnerability based on a broad range of bespoke climate risk identification and classification approaches, including risk concentrations. All economic sectors are included in the analysis and the carbon-intensive sectors are subject to particular focus.
A sensitivity analysis has been undertaken as part of the climate stress test that is based on reasonable ranges of potential variation for carbon prices and energy prices. The stressed ECL impacts at a one-year horizon were found to be from a single digit euro millions number for a Current Policies scenario to a low 2-digit euro million figure for a delayed transition scenario. As outlined in the Annual Report 2024, Deutsche Bank believes that ECL estimates for higher transition and physical risk exposures are within reasonable ranges and require no additional corrective measure.
Market Risk
Subsequent to the end of the first quarter 2025, markets saw a significant increase in volatility. Deutsche Bank experienced two backtesting outliers during this period and more pronounced daily movements in terms of trading revenue. Stressed Value-at-Risk started the second quarter 2025 at an elevated level but has normalized during early April 2025 as risk positioning evolved.
39
Deutsche Bank
Interim Report as of June 30, 2025

Risk-weighted assets
The table below provides an overview of RWA broken down by risk type and corporate division. It includes the aggregated effects of the segmental reallocation of infrastructure related positions, if applicable, as well as reallocations between the segments. As of June 30, 2025, the output floor for RWA according to CRR3 had no impact on Deutsche Bank´s RWA based on the currently applicable regulation.
Risk-weighted assets by risk type and business segment
	Jun 30, 2025
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total
Credit risk	61,111	94,361	77,954	8,355	14,240	256,022
Settlement risk	0	1	0	0	57	58
Credit valuation adjustment (CVA)	0	3,554	53	0	328	3,935
Market risk	336	18,697	46	5	2,765	21,849
Operational risk	11,004	15,489	14,644	4,684	13,120	58,941
Total	72,452	132,102	92,697	13,044	30,509	340,805

	Dec 31, 2024
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total
Credit risk	67,115	95,869	82,655	13,683	17,633	276,955
Settlement risk	0	4	0	0	11	15
Credit valuation adjustment (CVA)	29	2,907	161	0	334	3,431
Market risk	248	16,270	27	31	2,390	18,965
Operational risk	10,784	14,775	14,438	4,700	13,363	58,061
Total	78,176	129,825	97,281	18,414	33,732	357,427

RWA of Deutsche Bank were € 340.8 billion as of June 30, 2025, compared to € 357.4 billion at the end of 2024. The decrease of € 16.6 billion, including € 3.4 billion from the introduction of CRR3, was driven by credit risk RWA, partially offset by increases in market risk RWA, operational risk RWA and credit valuation adjustment RWA.
Credit risk RWA decreased by € 20.9 billion, including an impact of € 5.0 billion from the introduction of CRR3. In this regard, the two major drivers were the adoption of the rule to deduct exposures for collective investment undertakings that are assigned to a risk weight of 1,250% and reduced risk weights for exchange traded equity exposures. Additionally, credit risk RWA decreased due to foreign exchange movements, capital efficiency measures, reduced equity positions in guaranteed funds and lower RWA for deferred tax assets. This was partially offset by credit risk RWA increases from business growth especially within the Investment Bank and the Corporate Bank.
Market risk RWA increased by € 2.9 billion, primarily driven by the Stressed-Value-at-Risk (SVaR) component reflecting higher exposures from serving increased client flows from seasonal effects and heightened market volatility in the Fixed Income and Currencies Trading business, and also the Value-at-Risk (VaR) component for similar reasons.
Deutsche Bank´s operational risk RWA increased by € 0.9 billion, driven by the move from the advanced measurement approach to the new standardized measurement approach for operational risks under CRR3.
Credit valuation adjustment RWA increased by € 0.5 billion, mainly driven by the introduction of the new basic approach under CRR3 and an increase in exposure in the first half of the year.
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Deutsche Bank
Interim Report as of June 30, 2025

CET1 capital reconciliation to shareholders equity

in € m.	Jun 30, 2025	Dec 31, 2024
Total shareholders’ equity per accounting balance sheet (IASB IFRS)	67,101	68,709
Difference between equity per IASB IFRS / EU IFRS³	(2,546)	(2,433)
Total shareholders’ equity per accounting balance sheet (EU IFRS)	64,555	66,276
Deconsolidation/Consolidation of entities	(24)	(24)
Of which:
Additional paid-in capital	0	0
Retained earnings	(15)	(24)
Accumulated other comprehensive income (loss), net of tax	(9)	0
Total shareholders’ equity per regulatory balance sheet	64,531	66,252
Minority Interests (amount allowed in consolidated CET1)	940	1,020
Foreseeable charges incl. AT1 coupon and shareholder distribution deduction[1]	(2,119)	(2,565)
Capital instruments not eligible under CET1 as per CRR 28(1)	(5)	(7)
Common Equity Tier 1 (CET1) capital before regulatory adjustments	63,347	64,700
Prudential filters	(1,809)	(1,585)
Of which:
Additional value adjustments	(1,742)	(1,680)
Any increase in equity that results from securitized assets	0	0
Fair value reserves related to gains or losses on cash flow hedges and gains or losses on liabilities designated at fair value resulting from changes in own credit standing	(67)	95
Regulatory adjustments	(13,016)	(13,659)
Of which:
Goodwill and other intangible assets (net of related tax liabilities) (negative amount)	(4,997)	(5,277)
Deferred tax assets that rely on future profitability	(3,058)	(3,463)
Negative amounts resulting from the calculation of expected loss amounts	(2,617)	(3,037)
Defined benefit pension fund assets (net of related tax liabilities) (negative amount)	(1,110)	(1,173)
Direct, indirect and synthetic holdings by the institution of the CET1 instruments of financial sector entities where the institution has a significant investment in those entities	0	0
Securitization positions not included in risk-weighted assets	0	0
Collective Investment Undertakings (CIU) not included in risk-weighted assets	(233)	0
Regulatory adjustments relating to unrealized gains and losses pursuant to Art. 468 CRR	811	1,012
Other²	(1,813)	(1,721)
Common Equity Tier 1 capital	48,522	49,457

1
Interim profits are recognized subject to approval as per ECB Decision (EU) 2015/656 in accordance with the Article 26(2) of Regulation (EU) No 575/2013 (ECB/2015/4); current years deductions include dividend deduction of € 1.0 billion, intended future share buybacks of € 0.7 billion and AT1 coupons of € 0.1 billion; Additionally, this position includes € 367 million remaining shares buybacks from ECB approved limit of € 750 million
2
Includes capital deductions of € 1.4 billion (December 2024: € 1.4 billion) based on ECB guidance on irrevocable payment commitments related to the Single Resolution Fund and the Deposit Guarantee Scheme and € 0.4 billion (December 2024: € 0.3 billion) based on ECB’s supervisory recommendation for a prudential provisioning of non-performing exposures
3
Differences in “equity per balance sheet” result entirely from deviations in profit (loss) after taxes due to the application of EU carve-out rules as set forth in the Note 1 "Material accounting policies and critical accounting estimates" of the Group’s Annual Report 2024. These rules were initially applied in the first quarter 2020
Deutsche Bank’s shareholders equity amounted to € 64.6 billion as of June 30, 2025, compared to € 66.3 billion at the end of 2024. The decrease of € 1.7 billion is largely in line with the development of the total equity (for additional information please refer to the “Equity” section in this report). Shareholders equity is adjusted for minority interests given recognition in CET1 capital of € 0.9 billion and foreseeable charges of € 2.1 billion. Foreseeable charges include € 1.6 billion regulatory deductions for intended future shareholder distributions relating to the Group’s 50% payout ratio policy in respect of financial year 2025, € 0.4 billion of remaining share buy backs and € 0.1 billion accrued AT1 coupon payments. Therefore, CET1 capital before regulatory adjustments amounts to € 63.3 billion, down by € 1.4 billion compared to December 31, 2024.
The deductions for prudential filters and regulatory adjustments decreased by € 0.4 billion since December 31, 2024. These decreases were mainly driven by a reduction in the expected loss shortfall (€ 0.4 billion) as well as lower deferred tax assets (€ 0.4 billion). These positive impacts were partially offset by collective investment undertakings not included in RWA (€ 0.2 billion) and reduced benefit from the temporary treatment of unrealized gains and losses valued at fair value through OCI in accordance with Article 468 of CRR (€ 0.2 billion) and therefore the CET1 capital amounts to € 48.5 billion, down by € 1.0 billion compared to December 31, 2024.
As of June 30, 2025, Deutsche Bank's CET1 ratio was 14.2%, an increase of 40 basis points compared to December 31, 2024. The development was primarily driven by lower RWA as outlined in the previous section, partly offset by a decrease in CET1 capital as outlined above.
The initial effect of the implementation of CRR3 amounted to 1 basis point, comprising a CET1 capital reduction of € 0.4 billion and an overall decrease of € 3.4 billion in RWA.
41
Deutsche Bank
Interim Report as of June 30, 2025

Economic capital adequacy ratio and economic capital

The economic capital adequacy ratio was 198% as of June 30, 2025, compared to 199% as of December 31, 2024. The decrease was driven by an increase in economic capital demand, partly offset by an increase in economic capital supply.
Economic capital supply amounted to € 48.2 billion as of June 30, 2025, compared to € 48.1 billion as of December 31, 2024. The increase of € 0.1 billion was mainly driven by a positive net income of € 3.7 billion, lower capital deductions from deferred tax assets of € 0.5 billion, expected loss shortfall of € 0.4 billion and intangible assets of € 0.3 billion. These increases were partly offset by € 2.8 billion from foreign currency translation adjustments, € 1.8 billion from deductions for intended future shareholder distributions relating to the Group’s 50% payout ratio policy in respect of financial year 2025 and accrued AT1 coupon payments as well as € 0.3 billion from equity compensation.
Economic capital demand amounted to € 24.4 billion as of June 30, 2025, which represents an increase of € 0.1 billion compared to € 24.2 billion as of December 31, 2024. Market risk increased by € 0.4 billion mainly due to a change in methodology from Monte Carlo simulation to historical simulation and increased structural foreign exchange risk due to an increased liquidity horizon. Operational risk increased by € 0.3 billion primarily driven by model changes in the forward-looking qualitative adjustment component as well as the simplification of the advanced measurement approach model. These increases were partly offset by an increase in diversification benefit of € 0.4 billion due to the change in risk type profile and market risk model changes. Additionally, credit risk and strategic risk decreased by € 0.1 billion each.
Leverage ratio and leverage exposure
Leverage ratio common disclosure
in € bn. (unless stated otherwise)	Jun 30, 2025	Dec 31, 2024
Tier 1 capital	60.2	60.8

Total derivative exposures	124	137
Total securities financing transaction (SFT) exposures	150	152
Total off-balance sheet exposures	123	158
Total on-balance sheet exposures (excluding derivatives and SFTs)	891	883
Asset amounts deducted in determining Tier 1 capital	(12)	(13)
Leverage ratio total exposure measure	1,276	1,316

Leverage ratio (in %)	4.7	4.6

In the first half of 2025 the Tier 1 capital decreased by € 0.6 billion to € 60.2 billion. In addition to the decrease of CET1 capital discussed in section “CET1 capital reconciliation to shareholders equity”, the development of Tier 1 capital was also driven by the issuance of AT 1 capital instruments with a total principal amount of € 1.5 billion, net of the exercised call option on an instrument with a total principal amount of U.S.$ 1.5 billion (€ 1.2 billion equivalent).
In the first half of 2025, leverage exposure decreased by € 39.9 billion to € 1,276.0 billion, largely driven by off-balance sheet leverage exposures, which declined by € 34.8 billion, of which € 15.7 billion related to a changed treatment of chargeback risk in a specific payments business and € 11.3 billion impact from changed credit conversion factors under CRR3, as well as lower volumes of irrevocable lending commitments. Furthermore, the leverage exposure related to derivatives decreased by € 12.2 billion, driven by replacement costs and potential future exposure add-ons under the Standardized Approach for Counterparty Credit Risk (SA-CCR) as well as effective notional amounts of written credit derivatives. In addition, the leverage exposure for securities financing transactions (SFTs) decreased by € 2.0 billion, largely in line with the development on the balance sheet. These decreases were partly offset by the leverage exposure for total on-balance sheet exposures (excluding derivatives and SFTs) which increased by € 8.2 billion, also largely in line with the development on the balance sheet. For additional information on the development of the balance sheet please refer to section “Movements in assets and liabilities” in this report.
The decrease in leverage exposure in the first half of 2025 included a negative foreign exchange impact of € 68.7 billion, mainly due to the weakening of the U.S. Dollar versus the Euro. The effects from foreign exchange rate movements are embedded in the movement of the leverage exposure items discussed in this section.
As of June 30, 2025, Deutsche Bank’s leverage ratio was 4.7%, compared to 4.6% as of December 31, 2024. This takes into account a Tier 1 capital of € 60.2 billion over an applicable exposure measure of € 1,276.0 billion as of June 30, 2025 (€ 60.8 billion and € 1,315.9 billion as of December 31, 2024, respectively).
The initial effect of the implementation of CRR3 amounted to 6 basis points, comprising a Tier 1 capital reduction of € 0.4 billion and a decrease of € 27.0 billion in leverage exposure.
42
Deutsche Bank
Interim Report as of June 30, 2025

Minimum Requirement of Own Funds and Eligible Liabilities (MREL) and Total Loss Absorbing Capacity (TLAC)

MREL and TLAC
in € m. (unless stated otherwise)	Jun 30, 2025	Dec 31, 2024
Regulatory capital elements of TLAC/MREL
Common Equity Tier 1 capital (CET1)	48,522	49,457
Additional Tier 1 (AT1) capital instruments eligible under TLAC/MREL	11,671	11,378
Tier 2 (T2) capital instruments eligible under TLAC/MREL
Tier 2 (T2) capital instruments before TLAC/MREL adjustments	7,008	7,676
Tier 2 (T2) capital instruments adjustments for TLAC/MREL	44	628
Tier 2 (T2) capital instruments eligible under TLAC/MREL	7,052	8,304
Total regulatory capital elements of TLAC/MREL	67,244	69,139

Other elements of TLAC/MREL
Senior non-preferred plain vanilla	48,681	49,352
Holdings of eligible liabilities instruments of other G-SIIs (TLAC only)	0	0
Total Loss Absorbing Capacity (TLAC)	115,925	118,491
Add back of holdings of eligible liabilities instruments of other G-SIIs (TLAC only)	0	0
Available Own Funds and subordinated Eligible Liabilities (subordinated MREL)	115,925	118,491
Senior preferred plain vanilla	5,795	8,939
Senior preferred structured products	7,474	6,441
Available Minimum Own Funds and Eligible Liabilities (MREL)	129,194	133,871

Risk Weighted Assets (RWA)	340,805	357,427
Leverage Ratio Exposure (LRE)	1,276,035	1,315,906

TLAC ratio
TLAC ratio (as percentage of RWA)	34.02	33.15
TLAC requirement (as percentage of RWA)	23.11	23.21
TLAC ratio (as percentage of Leverage Exposure)	9.08	9.00
TLAC requirement (as percentage of Leverage Exposure)	6.75	6.75
TLAC surplus over RWA requirement	37,160	35,538
TLAC surplus over LRE requirement	29,793	29,667

MREL subordination
MREL subordination ratio (as percentage of RWA)	34.02	33.15
MREL subordination requirement (as percentage of RWA)	24.92	24.60
MREL subordination ratio (as percentage of LRE)	9.08	9.00
MREL subordination requirement (as percentage of LRE)	7.03	6.95
MREL subordination surplus over RWA requirement	30,992	30,570
MREL subordination surplus over LRE requirement	26,220	27,036

MREL ratio
MREL ratio (as percentage of RWA)	37.91	37.45
MREL requirement (as percentage of RWA)	31.09	30.98
MREL ratio (as percentage of LRE)	10.12	10.17
MREL requirement (as percentage of LRE)	7.03	6.95
MREL surplus over RWA requirement	23,233	23,146
MREL surplus over LRE requirement	39,489	42,416

MREL ratio development
As of June 30, 2025, available MREL were € 129.2 billion, corresponding to a ratio of 37.91% of RWA. This means that Deutsche Bank has a surplus of € 23.2 billion above the Group’s MREL requirement of € 106.0 billion (i.e. 31.09% of RWA including combined buffer requirement). € 115.9 billion of the Group’s available MREL were own funds and subordinated liabilities, corresponding to a MREL subordination ratio of 34.02% of RWA and 9.08% of LRE, a buffer of € 26.2 billion over the Group’s subordination requirement of € 89.7 billion (i.e. 7.03% of LRE). Compared to December 31, 2024, the buffers over the requirements remained at similar levels given lower available MREL and subordinated MREL was offset by lower RWA and LRE.
TLAC ratio development
As of June 30, 2025, TLAC was € 115.9 billion and the corresponding TLAC ratios were 34.02% of RWA and 9.08% of LRE. This means that Deutsche Bank has a TLAC surplus of € 29.8 billion over its TLAC requirement of € 86.1 billion (i.e. 6.75% of LRE).
43
Deutsche Bank
Interim Report as of June 30, 2025

Liquidity Coverage Ratio
As of June 30, 2025, the Group's Liquidity Coverage Ratio was 136%, or €62 billion above the regulatory minimum of 100%. In comparison, as of December 31, 2024, the Group's Liquidity Coverage Ratio was 131% or €53 billion excess liquidity.
Stressed Net Liquidity Position
The stressed Net Liquidity Position increased to € 75 billion as of June 30, 2025 in comparison to € 56 billion as of December 31, 2024. The increase was in large part due to reduced modelled stress outflows relating to committed facilities and derivative positions (approximately € 15 billion), reduced net impact of loans positions (approximately € 7 billion) and increased stress compliant discretionary wholesale funding deposits (approximately € 6 billion).
Net Stable Funding Ratio
The Group’s Net Stable Funding Ratio as of June 30, 2025 was 120% or a surplus of €107 billion over the regulatory minimum of 100% as compared with 121% as of December, 31 2024 or a surplus of €110 billion over the regulatory minimum.
IFRS 9 Impairment
Model overview
During the first six months of 2025, Deutsche Bank continued to apply the same IFRS 9 impairment model and methodologies, key assumptions and risk management activities as disclosed in the Annual Report 2024 except for the change in estimate outlined below. As outlined in that report, the Group leverages existing models used for the determination of capital demand under the Basel Internal Ratings Based Approach and internal risk management practices to calculate the bank’s ECL.
In the second quarter of 2025 the Group implemented a model update with regard to the Loss Given Default (LGD) parameter used in the IFRS 9 accounting framework, primarily to align with the corresponding methodologies and models implemented in the solvency framework following regulatory guidelines. This change in estimate led to a net reduction of the credit loss allowance in the amount of € 133 million and impacted all stages. The most pronounced reduction of the credit loss allowance was observed in the Private Bank. In the Corporate Bank and Investment Bank the net impact was primarily in stages 1 and 2 and less pronounced. However, for certain underlying portfolios such as CRE a more pronounced increase in credit loss allowance was observed, which was offset by a reduction of credit loss allowance in other underlying portfolios in these businesses.
The latest developments and key uncertainties in the first six months of 2025 and their consideration in the ECL calculation, based on the bank’s ongoing credit risk management activities and governance framework, are described in the section ‘Key risk themes’ in this report. Activities targeted at assessing the appropriateness of the ECL calculation include regular emerging risk reviews as well as portfolio deep dives, day to day risk management on the level of individual borrowers, and regular model validations. The Group also considers each reporting period if there are any potential model imprecisions or uncertainties not included in the model that require an overlay. Lastly, the Group presents its major sources of estimation uncertainty in the ECL model and a sensitivity analysis regarding forward looking information as a key assumption.
Forward-looking information
The tables below contain the macroeconomic variables (MEV’s) included in the application of forward-looking information feeding the IFRS 9 model as of June 30, 2025, and as of December 31, 2024. At each reporting date, the consensus data include the latest macroeconomic developments.
44
Deutsche Bank
Interim Report as of June 30, 2025

Macroeconomic variables applied
	as of June 2025¹ ²
	Year 1 (4 quarter avg)	Year 2 (4 quarter avg)
GDP - USA	1.40%	1.62%
GDP - Eurozone	1.15%	1.10%
GDP - Germany	0.38%	1.42%
GDP - Italy	0.57%	1.00%
GDP - Developing Asia	4.43%	4.20%
GDP - Emerging Markets	3.82%	3.76%
Unemployment - USA	4.42%	4.48%
Unemployment - Eurozone	6.39%	6.35%
Unemployment - Germany	3.68%	3.70%
Unemployment - Italy	6.18%	6.29%
Unemployment - Spain	10.60%	10.37%
Unemployment - Japan	2.48%	2.47%
Real Estate Prices - CRE Index USA	296.76	292.64
Real Estate Prices - CRE Index Eurozone	109.88	110.27
Real Estate Prices - House Price Index USA	324.52	330.22
Real Estate Prices - House Price Index Germany	152.99	155.62
Real Estate Prices - House Price Index Spain	2,085.02	2,131.28
Equity - S&P500	5,955	6,228
Equity - Eurostoxx50	5,349	5,507
Equity - DAX40	23,360	23,965
Equity - MSCI EAFE	1,147	1,188
Equity - MSCI Asia	1,690	1,759
Equity - Nikkei	37,497	38,582
Credit - High Yield Index	342.86	380.68
Credit - CDX High Yield	375.31	411.87
Credit - CDX IG	58.37	63.67
Credit - CDX Emerging Markets	184.31	207.23
Credit - ITX Europe 125	60.34	63.93
Commodity - WTI	67.86	64.56
Commodity - Gold	3,200.37	3,386.38

1
MEV as of June 17, 2025, which remained consistent as of June 30, 2025
2
Year 1 equals second quarter of 2025 to first quarter of 2026, Year 2 equals second quarter of 2026 to first quarter of 2027
	as of December 2024¹ ²
	Year 1 (4 quarter avg)	Year 2 (4 quarter avg)
GDP - USA	2.23%	2.04%
GDP - Eurozone	1.04%	1.19%
GDP - Germany	0.38%	1.14%
GDP - Italy	0.74%	1.02%
GDP - Developing Asia	4.53%	4.26%
GDP - Emerging Markets	4.11%	3.81%
Unemployment - USA	4.29%	4.20%
Unemployment - Eurozone	6.46%	6.42%
Unemployment - Germany	3.46%	3.40%
Unemployment - Italy	6.50%	6.76%
Unemployment - Spain	11.12%	10.93%
Unemployment - Japan	2.48%	2.40%
Real Estate Prices - CRE Index USA	312.27	316.81
Real Estate Prices - CRE Index Eurozone	107.75	108.39
Real Estate Prices - House Price Index USA	325.05	333.47
Real Estate Prices - House Price Index Germany	152.78	158.19
Real Estate Prices - House Price Index Italy	103.82	104.92
Real Estate Prices - House Price Index Spain	1,959.68	2,000.70
Equity - S&P500	6,109	6,436
Equity - Eurostoxx50	4,965	5,162
Equity - DAX40	20,131	20,968
Equity - MSCI EAFE	1,069	1,112
Equity - MSCI Asia	1,602	1,630
Equity - Nikkei	38,972	39,582
Credit - High Yield Index	312.32	358.66
Credit - CDX High Yield	332.33	374.29
Credit - CDX IG	56.50	64.29
Credit - CDX Emerging Markets	177.90	202.59
Credit - ITX Europe 125	62.15	68.66
Commodity - WTI	70.46	65.85
Commodity - Gold	2,588.02	2,612.91

1
MEV as of December 5, 2024, which remained consistent as of December 31, 2024
2
Year 1 equals fourth quarter of 2024 to third quarter of 2025, Year 2 equals fourth quarter of 2025 to third quarter of 2026
45
Deutsche Bank
Interim Report as of June 30, 2025

Overlays applied to the IFRS 9 model output
The Group regularly reviews the IFRS 9 methodology and processes, key inputs into the ECL calculation and discusses upcoming model changes, potential model imprecisions or other estimation uncertainties, for example in the macroeconomic environment to determine if any overlays are required. Moreover, regular reviews for evolving or emerging risks are performed, especially in the current macroeconomic and geopolitical environment. Measures applied include client surveys and interviews, along with analysis of portfolios across businesses, regions and sectors. In addition, the Group regularly reviews and validates key model inputs and assumptions (including those in feeder models) and ensures where expert judgement is applied, it is in line with the Group’s risk management framework.
As of June 30, 2025, management overlays amounted to € 146 million, compared to € 124 million at the end of 2024 (which resulted in an increase of Allowance for credit losses in both periods). The management overlays in the first half of 2025 are primarily driven by overlays to accelerate the impact from model updates and recalibration effects envisaged for later periods and tariffs. A tariff overlay based on a more pessimistic outlook across U.S. macro-economic variables prior to March 31, 2025, was initially recorded in the first quarter of 2025. Since macro-economic variables used as of June 30, 2025, are reflective of the current outlook and the Group’s Forward Looking Information (FLI) model appropriately captures the existing uncertainty, the aforementioned overlay could be discontinued. The tariff overlay focusing on most vulnerable clients was slightly increased.
Overall assessment of ECL’s
To ensure that Deutsche Bank’s ECL model accounted for the uncertainties in the macroeconomic environment throughout the second quarter of 2025, the Group continued to review emerging risks, assessed potential baseline and downside impacts and required actions to manage the bank’s credit strategy and risk appetite. The outcome of these reviews including an assessment of the existing uncertainty due to the U.S. tariff situation, concluded that the bank adequately provisioned for its expected credit losses as of June 30, 2025.
Results from the above reviews and development of key portfolio indicators are regularly discussed at the Credit Risk Appetite and Management Forum and Group Risk Committee. Where necessary, actions and measures are taken to mitigate the risks. Client ratings are regularly reviewed to reflect the latest macroeconomic developments and where potentially significant increase in credit risks are identified clients are moved to the watchlist (Stage 2), forbearance measures may be negotiated, and credit limits and collateralization are reviewed. Overall, the Group believes that based on its day-to-day risk management activities and regular reviews of emerging risks it has adequately provided for its ECL
Model sensitivity
The Group has identified three key model assumptions included in the IFRS 9 model. These include forward looking macroeconomic variables, the quantitative criteria for determining if a borrower has incurred a significant increase in credit risk and transferred to Stage 2, and the LGD setting on homogenous portfolios in Stage 3. Further down the bank provides sensitivity analysis on the potential impact if these key assumptions applied in the ECL model were to deviate from the bank’s base case expectations. The sensitivity of the quantitative criteria for determining if a borrower has incurred a significant increase in credit risk and transferred to Stage 2 and the sensitivity of LGD settings on portfolios in Stage 3 have not materially changed versus amounts disclosed in the Annual Report 2024.
Macroeconomic Variables
The sensitivity of the ECL model with respect to potential changes in projections for key MEVs is shown in the tables below, which provides ECL impacts from downward and upward shifts applied separately to each group of MEVs as of June 30, 2025, and December 31, 2024. The magnitude of the shifts is selected in the range of one standard deviation, which is a statistical measure of the dispersion of the values of a random variable. Each of these groups consists of MEVs from the same category:
–
GDP growth rates: includes U.S., Eurozone, Germany, Italy, Developing Asia, Emerging Markets
–
Unemployment rates: includes U.S., Eurozone, Germany, Italy, Japan, Spain
–
Equities: S&P500, Eurostoxx50, DAX40, Nikkei, MSCI Asia, MSCI EAFE
–
Credit spreads: ITX Europe 125, High Yield Index, CDX IG, CDX High Yield, CDX Emerging Markets
–
Real Estate: CRE Index USA, CRE Index Eurozone, House Price Index USA, House Price Index Germany, House Price Index Italy (until 2024 only), House Price Index Spain
–
Commodities: WTI oil price, Gold price
46
Deutsche Bank
Interim Report as of June 30, 2025

Although interest rates and inflation are not included in the above set of MEVs as separate risk drivers, their overall economic impact is reflected by other macroeconomic variables, such as GDP growth rates, unemployment, equities and credit spreads, since higher rates and inflation typically filter through these forecasts and are thus reflected in the ECL model and below sensitivity analysis in an implicit way.
In addition, the sensitivity analysis only includes the impact of the aggregated MEV group (i.e., potential correlations between different MEV groups or the impact of management overlays is not taken into consideration). The sensitivity analysis does not separately present comprehensive scenarios reflecting the impact of potential MEV movements from U.S. tariff announcements after quarter end. ECL quantification for Stage 3 does not follow a model-based process for various portfolios and is therefore excluded from the following tables.
As of June 30, 2025, the sensitivity impact is higher, compared to December 31, 2024, mainly due to portfolio changes, higher ECL as well as deteriorations of base MEV projections which the analyses were based on.
IFRS 9 – Sensitivities of Forward-Looking Information applied on Stage 1 and Stage 2 – Group Level2
	Jun 30, 2025
	Upward sensitivity		Downward sensitivity
	Upward shift	ECL impact in € m.	Downward shift	ECL impact in € m.
GDP growth rates	1pp	(84.3)	(1)pp	91.6
Unemployment rates	(0.5)pp	(58.1)	0.5pp	60.7
Real estate prices	5%	(28.8)	(5)%	34.1
Equities	10%	(26.5)	(10)%	33.0
Credit spreads	(40)%	(26.8)	40%	31.2
Commodities¹	10%	(9.8)	(10)%	10.6

1
The sign of the shift applies to oil prices changes. Gold price changes have the opposite sign
	Dec 31, 2024
	Upward sensitivity		Downward sensitivity
	Upward shift	ECL impact in € m.	Downward shift	ECL impact in € m.
GDP growth rates	1pp	(66.4)	(1)pp	71.8
Unemployment rates	(0.5)pp	(44.9)	0.5pp	49.0
Real estate prices	5%	(13.9)	(5)%	16.0
Equities	10%	(14.1)	(10)%	17.8
Credit spreads	(40)%	(20.7)	40%	24.2
Commodities¹	10%	(7.7)	(10)%	8.7

1
The sign of the shift applies to oil prices changes. Gold price changes have the opposite sign
2
The sensitivity analysis was performed without the aforementioned update to the LGD model
IFRS 9 Expected Credit Losses
Provision for credit losses was € 423 million in the second quarter of 2025, or 36 basis points of average loans, down 10% compared to the first quarter of 2025 and 11% from the second quarter of 2024. Provision for non-performing (Stage 3) loans was € 300 million, materially lower than in the previous and prior year quarters, primarily reflecting a model update in line with regulatory requirements. Provision for performing loans (Stage 1 and 2) was € 123 million, down from € 130 million in the first quarter of 2025 and materially higher than in the prior year quarter. This reflected ECL impacts from the above change in estimate, primarily impacted commercial real estate, along with portfolio effects, and updated macro-economic assumptions.
In the first six months, provision for credit losses was € 894 million, or 37 basis points of average loans, down 2% year on year. Provision for non-performing (Stage 3) loans was € 641 million, down 30% from the prior year period, while provision for performing (Stage 1 and 2) loans was € 253 million, materially higher than in the first half of 2024, reflecting the aforementioned factors.
47
Deutsche Bank
Interim Report as of June 30, 2025

Asset quality

This section describes the quality of debt instruments subject to impairment, which under IFRS 9 consist of debt instruments measured at amortized cost (AC), financial instruments at fair value through other comprehensive income (FVOCI) as well as off balance sheet lending commitments such as loan commitments and financial guarantees (hereafter collectively referred to as ‘Financial Assets’).
The following table provides an overview of the exposure amount and allowance for credit losses by class of financial instrument broken down into stages as per IFRS 9 requirements.
Overview of financial instruments subject to impairment
	Jun 30, 2025					Dec 31, 2024
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Amortized cost¹
Gross carrying amount	669,280	66,029	14,268	613	750,190	681,147	63,836	15,214	609	760,807
of which: Loans	405,069	57,713	14,050	613	477,445	417,456	56,540	14,974	609	489,579
Allowance for credit losses²	481	909	4,416	211	6,018	438	736	4,412	213	5,799
of which: Loans	466	900	4,335	211	5,912	411	718	4,326	213	5,668

Fair value through OCI
Fair value	37,259	4,158	168	0	41,586	36,828	5,176	86	0	42,090
Allowance for credit losses	11	22	22	0	55	12	16	10	0	38

Off-balance sheet positions
Notional amount	298,985	29,582	2,463	23	331,054	313,625	25,983	2,225	7	341,840
Allowance for credit losses³	91	78	162	3	335	106	82	173	0	361

1
Financial assets at amortized cost consist of: Loans at amortized cost, Cash and central bank balances, Interbank balances (w/o central banks), Central bank funds sold and securities purchased under resale agreements, Securities borrowed and certain subcategories of Other assets
2
Allowance for credit losses do not include allowance for country risk amounting to € 7 million as of June 30, 2025 and € 14 million as of December 31, 2024
3
Allowance for credit losses do not include allowance for country risk amounting to € 10 million as of June 30, 2025 and € 2 million as of December 31, 2024
48
Deutsche Bank
Interim Report as of June 30, 2025

Additional information

Management and Supervisory Board
Management Board
On December 12, 2024, Deutsche Bank’s Supervisory Board appointed Dr. Marcus Chromik as Chief Risk Officer and member of the Management Board. He took up his role as Chief Risk Officer on May 20, 2025, and succeeds Olivier Vigneron who had informed the bank that he would not be seeking an extension of his contract. Dr. Marcus Chromik became a member of the Management Board of Deutsche Bank with effect from May 1, 2025.
On March 27, 2025, the Supervisory Board noted that James von Moltke, Chief Financial Officer and responsible for Asset Management, would not be seeking another term when his contract expires in June 2026.
Professor Dr. Stefan Simon left the Management Board on April 30, 2025. Christian Sewing assumed his responsibilities for Legal and Group Governance.
In addition, the Supervisory Board decided that:
–
Raja Akram will be the new Chief Financial Officer. He will become a member of the Management Board on January 1, 2026, and will assume the Chief Financial Officer role after a transitional period.
–
Christian Sewing’s term of office will run until April 2029, which is an extension of three years compared to his current contract.
–
The contract with Fabrizio Campelli was also extended for three years until October 2028. In addition to his responsibilities, he took over responsibility for the Americas region from Stefan Simon as of May 1, 2025.
Supervisory Board
The terms of office as members of the Supervisory Board of Sigmar Gabriel, Dr. Dagmar Valcárcel, Dr. Theodor Weimer and Frank Witter ended as scheduled at the conclusion of the General Meeting on May 22, 2025. Sigmar Gabriel and Frank Witter were re-elected as members of the Supervisory Board on May 22, 2025, for a period of four years. Kirsty Roth and Dr. Klaus Moosmayer were also elected as members of the Supervisory Board on May 22, 2025.
49
Deutsche Bank
Interim Report as of June 30, 2025

Consolidated statement of income

Income statement
	Three months ended		Six months ended
in € m.	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Interest and similar income[1]	11,034	12,507	22,506	25,004
Interest expense	7,143	8,884	14,779	17,554
Net interest income	3,891	3,623	7,727	7,450
Provision for credit losses	423	476	894	915
Net interest income after provision for credit losses	3,468	3,147	6,833	6,535
Net commission and fee income	2,674	2,594	5,426	5,207
Net gains (losses) on financial assets/liabilities at fair value through profit or loss	1,676	965	3,005	1,895
Net gains (losses) on derecognition of financial assets measured at amortized cost	1	(0)	4	(8)
Net gains (losses) on financial assets at fair value through other comprehensive income	17	13	33	39
Net income (loss) from equity method investments	(19)	(11)	(38)	(4)
Other income (loss)	97	123	314	104
Total noninterest income	4,448	3,685	8,745	7,234
Compensation and benefits	2,894	3,010	5,935	5,940
General and administrative expenses	2,065	3,738	4,245	6,111
Impairment of goodwill and other intangible assets	0	0	0	0
Restructuring activities	0	(46)	(5)	(45)
Total noninterest expenses	4,959	6,702	10,175	12,006
Profit (loss) before tax	2,957	130	5,402	1,763
Income tax expense (benefit)	840	276	1,554	745
Profit (loss)	2,116	(145)	3,849	1,018
Profit (loss) attributable to noncontrolling interests	46	45	90	73
Profit (loss) attributable to Deutsche Bank shareholders and additional equity components	2,070	(190)	3,758	945

1
Interest and similar income of € 8.1 billion for the three months ended June 30, 2025 and € 9.4 billion for the three months ended June 30, 2024, € 16.6 billion for the six months ended June 30, 2025 and € 18.9 billion for the six months ended June 30, 2024 was calculated based on the effective interest method
Earnings per common share
	Three months ended		Six months ended
	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Earnings per common share:[1]
Basic	€ 0.68	€ (0.38)	€ 1.55	€ 0.18
Diluted	€ 0.67	€ (0.38)	€ 1.51	€ 0.18
Number of shares in million:
Denominator for basic earnings per share – weighted-average shares outstanding	1,968.7	1,998.0	1,960.1	2,005.7
Denominator for diluted earnings per share – adjusted weighted-average shares after assumed conversions	2,006.8	1,998.0[2]	2,001.0	2,047.8

1
Earnings were adjusted by € 728 million and € 574 million before tax for the coupons paid on Additional Tier 1 Notes in the second quarter of 2025 and 2024, respectively. The coupons paid on Additional Tier 1 Notes are not attributable to Deutsche Bank shareholders and therefore need to be deducted in the calculation in accordance with IAS 33. This adjustment created a net loss situation for EPS for the three months ended June 30, 2024
2
Due to the net loss situation for the three months ended June 30, 2024 potentially dilutive shares are generally not considered for the EPS calculation, because to do so would decrease the net loss per share. Under a net income situation however, the number of adjusted weighted average shares after assumed conversion would have been increased by 42.1 million shares for the three months ended June 30, 2024
50
Deutsche Bank
Interim Report as of June 30, 2025

Consolidated statement of comprehensive income
	Three months ended		Six months ended
in € m.	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Profit (loss) recognized in the income statement	2,116	(145)	3,849	1,018
Other comprehensive income
Items that will not be reclassified to profit or loss
Remeasurement gains (losses) related to defined benefit plans, before tax	(53)	(37)	(45)	65
Net fair value gains (losses) attributable to credit risk related to financial liabilities designated as at fair value through profit or loss, before tax	(49)	(54)	(22)	(87)
Total of income tax related to items that will not be reclassified to profit or loss	36	(11)	(29)	(39)
Items that are or may be reclassified to profit or loss
Financial assets at fair value through other comprehensive income
Unrealized net gains (losses) arising during the period, before tax	266	(182)	363	(266)
Realized net (gains) losses arising during the period (reclassified to profit or loss), before tax	(17)	(13)	(33)	(39)
Derivatives hedging variability of cash flows
Unrealized net gains (losses) arising during the period, before tax	62	(109)	207	(388)
Realized net (gains) losses arising during the period (reclassified to profit or loss), before tax	(27)	85	(34)	161
Assets classified as held for sale
Unrealized net gains (losses) arising during the period, before tax	0	0	0	0
Realized net (gains) losses arising during the period (reclassified to profit or loss), before tax	0	0	0	0
Foreign currency translation
Unrealized net gains (losses) arising during the period, before tax	(1,883)	80	(2,942)	395
Realized net (gains) losses arising during the period (reclassified to profit or loss), before tax	(7)	3	(7)	3
Equity Method Investments
Net gains (losses) arising during the period	1	4	42	0
Total of income tax related to items that are or may be reclassified to profit or loss	(92)	94	(142)	219
Other comprehensive income (loss), net of tax	(1,764)	(141)	(2,641)	23
Total comprehensive income (loss), net of tax	352	(286)	1,207	1,041
Attributable to:
Noncontrolling interests	(18)	51	(9)	100
Deutsche Bank shareholders and additional equity components	371	(337)	1,217	941

51
Deutsche Bank
Interim Report as of June 30, 2025

Consolidated balance sheet

Assets
in € m.	Jun 30, 2025	Dec 31, 2024
Cash and central bank balances	137,124	147,494
Interbank balances (without central banks)	6,766	6,160
Central bank funds sold and securities purchased under resale agreements	32,938	40,803
Securities borrowed	35	44
Financial assets at fair value through profit or loss
Trading assets	158,116	139,772
Positive market values from derivative financial instruments	256,085	291,800
Non-trading financial assets mandatory at fair value through profit and loss	118,053	114,324
Financial assets designated at fair value through profit or loss	0	0
Total financial assets at fair value through profit or loss	532,254	545,895
Financial assets at fair value through other comprehensive income	41,586	42,090
Equity method investments	890	1,028
Loans at amortized cost	471,526	483,897
Property and equipment	6,039	6,193
Goodwill and other intangible assets	7,413	7,749
Other assets [1]	157,637	101,178
Assets for current tax	1,739	1,801
Deferred tax assets	5,671	6,702
Total assets	1,401,617	1,391,033

Liabilities and equity
in € m.	Jun 30, 2025	Dec 31, 2024
Deposits	654,617	667,700
Central bank funds purchased and securities sold under repurchase agreements	4,371	3,740
Securities loaned	2	2
Financial liabilities at fair value through profit or loss
Trading liabilities	43,990	43,498
Negative market values from derivative financial instruments	235,612	276,410
Financial liabilities designated at fair value through profit or loss	104,783	92,047
Investment contract liabilities	451	454
Total financial liabilities at fair value through profit or loss	384,836	412,409
Other short-term borrowings	18,090	9,895
Other liabilities [1]	141,163	95,616
Provisions	2,791	3,326
Liabilities for current tax	950	720
Deferred tax liabilities	582	574
Long-term debt	113,531	114,899
Trust preferred securities	286	287
Total liabilities	1,321,219	1,309,168
Common shares, no par value, nominal value of € 2.56	4,988	5,106
Additional paid-in capital	38,849	39,744
Retained earnings	27,505	25,872
Common shares in treasury, at cost	(477)	(713)
Accumulated other comprehensive income (loss), net of tax	(3,763)	(1,300)
Total shareholders’ equity	67,101	68,709
Additional equity components	11,840	11,550
Noncontrolling interests	1,457	1,606
Total equity	80,398	81,865
Total liabilities and equity	1,401,617	1,391,033

1 Includes non-current assets and disposal groups held for sale
52
Deutsche Bank
Interim Report as of June 30, 2025

Consolidated statement of changes in equity
					Unrealized net gains (losses)
in € m.	Common shares (no par value)	Additional paid-in capital	Retained earnings	Common shares in treasury, at cost	On financial assets at fair value through other compre- hensive income, net of tax[2]	Attributable to change in own credit risk of financial liabilities designated as at fair value through profit and loss, net of tax[2]	On derivatives hedging variability of cash flows, net of tax[2]	On assets classified as held for sale, net of tax[2]	Foreign currency translation, net of tax[2]	Unrealized net gains (losses) from equity method investments	Accumula- ted other comprehen- sive income, net of tax[1]	Total shareholders’ equity	Additional equity components[3]	Noncontrolling interests	Total equity
Balance as of December 31, 2023	5,223	40,187	22,845	(481)	(879)	18	22	0	(930)	(6)	(1,775)	65,999	8,569	1,763	76,330
Total comprehensive income (loss), net of tax[1]	0	0	945	0	(217)	(60)	(155)	0	429	1	(2)	942	0	100	1,042
Gains (losses) attributable to equity instruments designated as at fair value through other comprehensive income, net of tax	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Gains (losses) upon early extinguishment attributable to change in own credit risk of financial liabilities designated as at fair value through profit and loss, net of tax	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Common shares cancelled[5]	(117)	(333)	0	450	0	0	0	0	0	0	0	0	0	0	0
Cash dividends paid	0	0	(883)	0	0	0	0	0	0	0	0	(883)	0	(258)	(1,141)
Coupon on additional equity components, before tax	0	0	(574)	0	0	0	0	0	0	0	0	(574)	0	0	(574)
Remeasurement gains (losses) related to defined benefit plans, net of tax	0	0	(1)	0	0	0	0	0	0	0	0	(1)	0	0	(1)
Net change in share awards in the reporting period	0	(207)	0	0	0	0	0	0	0	0	0	(207)	0	0	(207)
Treasury shares distributed under share-based compensation plans	0	0	0	424	0	0	0	0	0	0	0	424	0	0	424
Tax benefits related to share-based compensation plans	0	8	0	0	0	0	0	0	0	0	0	8	0	(0)	8
Option premiums and other effects from options on common shares	0	(31)	0	0	0	0	0	0	0	0	0	(31)	0	0	(31)
Purchases of treasury shares	0	0	0	(1,060)	0	0	0	0	0	0	0	(1,060)	0	0	(1,060)
Sale of treasury shares	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Net gains (losses) on treasury shares sold	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Other	0	(53)	0	0	0	0	0	0	0	0	0	(53)	1,483[4]	(22)	1,408
Balance as of June 30, 2024	5,106	39,571	22,331	(667)	(1,097)	(42)	(132)	0	(501)	(6)	(1,778)	64,563	10,052	1,583	76,199

Balance as of December 31, 2024	5,106	39,744	25,873	(713)	(1,196)	(108)	23	0	(12)	(7)	(1,300)	68,709	11,550	1,606	81,865
Total comprehensive income (loss), net of tax[1]	0	0	3,758	0	241	(21)	119	0	(2,834)	28	(2,466)	1,292	0	(9)	1,282
Gains (losses) attributable to equity instruments designated as at fair value through other comprehensive income, net of tax	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Gains (losses) upon early extinguishment attributable to change in own credit risk of financial liabilities designated as at fair value through profit and loss, net of tax	0	0	(4)	0	0	4	0	0	0	0	4	0	0	0	0
Common shares cancelled[5]	(119)	(556)	0	675	0	0	0	0	0	0	0	0	0	0	0
Cash dividends paid	0	0	(1,315)	0	0	0	0	0	0	0	0	(1,315)	0	(96)	(1,411)
Coupon on additional equity components, before tax	0	0	(728)	0	0	0	0	0	0	0	0	(728)	0	0	(728)
Remeasurement gains (losses) related to defined benefit plans, net of tax	0	0	(79)	0	0	0	0	0	0	0	0	(79)	0	0	(79)
Net change in share awards in the reporting period	0	(135)	0	0	0	0	0	0	0	0	0	(135)	0	0	(135)
Treasury shares distributed under share-based compensation plans	0	0	0	428	0	0	0	0	0	0	0	428	0	0	428
Tax benefits related to share-based compensation plans	0	73	0	0	0	0	0	0	0	0	0	73	0	0	73
Option premiums and other effects from options on common shares	0	(75)	0	0	0	0	0	0	0	0	0	(75)	0	0	(75)
Purchases of treasury shares	0	0	0	(867)	0	0	0	0	0	0	0	(867)	0	0	(867)
Sale of treasury shares	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Net gains (losses) on treasury shares sold	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Other	0	(202)	(0)	0	0	0	0	0	0	0	0	(202)	290[4]	(44)	44
Balance as of June 30, 2025	4,988	38,849	27,505	(477)	(955)	(125)	142	0	(2,846)	20	(3,763)	67,101	11,840	1,457	80,398

1
Excluding remeasurement gains (losses) related to defined benefit plans, net of tax
2
Excluding unrealized net gains (losses) from equity method investments
3
Includes Additional Tier 1 Notes, which constitute unsecured and subordinated notes of Deutsche Bank and are classified as equity in accordance with IFRS
4
Includes net effect from issuance, repayment, purchase and sale of Additional Equity Components
5
At January 3, 2025, Deutsche Bank cancelled 46.4 million of its common shares. The cancellation reduced the nominal value of the shares by € 119 million. The cancelled shares had been held in common shares in treasury, at their acquisition cost of € 675 million. The difference between the common shares at cost and their nominal value has reduced additional paid-in capital by € 556 million. At March 5, 2024, Deutsche Bank cancelled 45.5 million of its common shares. The cancellation reduced the nominal value of the shares by € 117 million. The cancelled shares had been held in common shares in treasury, at their acquisition cost of € 450 million. The difference between the common shares at cost and their nominal value has reduced additional paid-in capital by € 333 million
53
Deutsche Bank
Interim Report as of June 30, 2025

Consolidated statement of cash flows

	Six months ended
in € m.	Jun 30, 2025	Jun 30, 2024
Profit (loss)	3,849	1,018
Cash flows from operating activities:
Adjustments to reconcile profit (loss) to net cash provided by (used in) operating activities:
Provision for credit losses	894	915
Restructuring activities	(5)	(45)
Gain on sale of financial assets at fair value through other comprehensive income, equity method investments and other	(0)	(55)
Deferred income taxes, net	548	(37)
Impairment, depreciation and other amortization, and accretion	1,339	1,063
Share of net income (loss) from equity method investments	3	4
Adjustments for net change in operating assets and liabilities:
Interest-earning time deposits with central banks and banks	(192)	(95)
Central bank funds sold, securities purchased under resale agreements, securities borrowed	7,575	(10,172)
Non-Trading financial assets mandatory at fair value through profit and loss	(6,899)	(16,810)
Financial assets designated at fair value through profit or loss	0	30
Loans at amortized cost	(2,648)	(1,169)
Other assets	(42,697)	(38,742)
Deposits	(467)	18,524
Financial liabilities designated at fair value through profit or loss and investment contract liabilities[1]	18,163	7,655
Central bank funds purchased, securities sold under repurchase agreements and securities loaned	780	(429)
Other short-term borrowings	8,353	1,067
Other liabilities	52,116	30,032
Senior long-term debt[2]	4,671	(11,357)
Trading assets and liabilities, positive and negative market values from derivative financial instruments, net	(27,255)	(4,743)
Other, net	7,524	(1,730)
Net cash provided by (used in) operating activities	25,651	(25,075)
Cash flows from investing activities:
Proceeds from:
Sale of financial assets at fair value through other comprehensive income	6,479	12,069
Maturities of financial assets at fair value through other comprehensive income	12,539	11,431
Sale of debt securities held to collect at amortized cost	0	0
Maturities of debt securities held to collect at amortized cost	1,697	3,891
Sale of equity method investments	0	0
Sale of property and equipment	0	14
Purchase of:
Financial assets at fair value through other comprehensive income	(21,054)	(26,741)
Debt Securities held to collect at amortized cost	(19,761)	(2,996)
Equity method investments	(15)	(46)
Property and equipment	(211)	(240)
Net cash received in (paid for) business combinations/divestitures	0	0
Other, net	(647)	(694)
Net cash provided by (used in) investing activities	(20,972)	(3,311)
Cash flows from financing activities:
Issuances of subordinated long-term debt[3]	20	6
Repayments and extinguishments of subordinated long-term debt[3]	(2,696)	(34)
Issuances of trust preferred securities[4]	0	0
Repayments and extinguishments of trust preferred securities[4]	(3)	(3)
Principal portion of lease payments[5]	(248)	(283)
Common shares issued	0	0
Purchases of treasury shares	(867)	(1,060)
Sale of treasury shares	0	0
Additional Equity Components (AT1) issued	1,500	1,500
Additional Equity Components (AT1) repaid	(1,208)	0
Purchases of Additional Equity Components (AT1)	(1,869)	(1,678)
Sale of Additional Equity Components (AT1)	1,865	1,656
Coupon on additional equity components, pre tax	(728)	(574)
Dividends paid to noncontrolling interests	(96)	(258)
Net change in noncontrolling interests	(4)	(22)
Cash dividends paid to Deutsche Bank shareholders	(1,315)	(883)
Net cash provided by (used in) financing activities	(5,650)	(1,631)
Net effect of exchange rate changes on cash and cash equivalents	(6,904)	882
Net increase (decrease) in cash and cash equivalents	(7,874)	(29,135)
Cash and cash equivalents at beginning of period	130,666	163,768
Cash and cash equivalents at end of period	122,792	134,633
Net cash provided by (used in) operating activities including
Income taxes paid (received), net	663	773
Interest paid[6]	14,968	17,208
54
Deutsche Bank
Interim Report as of June 30, 2025

	Six months ended
in € m.	Jun 30, 2025	Jun 30, 2024
Interest received[6]	22,854	24,358
Dividends received	35	54
Cash and cash equivalents comprise
Cash and central bank balances[7]	117,607	128,990
Interbank balances (w/o central banks)[8]	5,185	5,644
Total	122,792	134,633

1
Included are senior long-term debt issuances of € 6.9 billion and € 7.7 billion and repayments and extinguishments of € 3.5 billion and € 1.0 billion through June 30, 2025 and June 30, 2024, respectively
2
Included are issuances of € 14.1 billion and € 14.1 billion and repayments and extinguishments of € 8.9 billion and € 24.7 billion through June 30, 2025 and June 30, 2024, respectively
3
Non-cash changes for Subordinated Long-Term Debt are € (765) million in total and mainly driven by Fair Value changes of € 48 million and Foreign Exchange movements of € (816) million through June 30, 2025 and € 209 million in total mainly driven by Fair Value changes of € 7 million and Foreign Exchange movements of € 199 million through June 30, 2024
4
Non-cash changes for Trust Preferred Securities are € 2 million in total and mainly driven by Fair Value changes of € (1) million through June 30, 2025 and € 2 million in total and mainly driven by Fair Value changes of € (1) million through June 30, 2024
5
Non-cash changes for Lease liabilities are € 156 million in total including Foreign Exchange movements of € (198) million through June 30, 2025 and € 368 million in total including Foreign Exchange movements of € 46 million through June 30, 2024
6
Includes interest paid and interest received from derivatives qualifying as hedging instruments under the Group’s fair value hedge accounting application under IAS 39. Interest paid and received on derivatives not meeting the IAS 39 hedge accounting requirements are recognized in Net gains (losses) on financial assets/liabilities at fair value through profit and loss
7
Not included: Interest-earning time deposits with central banks of € 19.5 billion as of June 30, 2025 and € 19.6 billion as of June 30, 2024
8
Not included: Interest-earning time deposits with banks of € 1.6 billion as of June 30, 2025 and € 1.7 billion as of June 30, 2024
As of June 30, 2025 cash and central bank balances include time and demand deposits at the Russian Central Bank of € 497 million (€ 773 million as of June 30, 2024). These are subject to foreign exchange restrictions. Thereof, demand deposits of € 12 million (€ 27 million as of June 30, 2024) qualify as Cash and cash equivalents at end of period.
55
Deutsche Bank
Interim Report as of June 30, 2025

Basis of preparation/impact of changes in accounting principles

The interim consolidated financial statements of Deutsche Bank Aktiengesellschaft, Taunusanlage 12, Frankfurt am Main, Germany and its subsidiaries (collectively the “Group” or “Deutsche Bank”) for the six-month period ended June 30, 2025, are stated in euros, the presentation currency of the Group. It has been prepared based on the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The interim consolidated financial statements take particular account of the requirements of IAS 34 relating to interim financial reporting.
The Group’s interim consolidated financial statements are unaudited and include the consolidated balance sheet as of June 30, 2025, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the six-month period ended June 30, 2025, as well as other information.
The Group’s interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Deutsche Bank for the year ended December 31, 2024, for which the same accounting policies, critical accounting estimates and changes in accounting estimates have been applied with the exception of the newly adopted accounting pronouncements outlined in section “Recently adopted accounting pronouncements”.
The Group applies fair value hedge accounting for portfolio hedges of interest rate risk (fair value macro hedges) in accordance with the EU carve out version of IAS 39. The purpose of applying the EU carve out version of IAS 39 is to align the Group’s hedge accounting approach with its risk management practice and the accounting practice of its major European peers. Under the EU carve out version of IAS 39 fair value macro hedge accounting may be applied to core deposits. In addition, the EU carve out version of IAS 39 hedge ineffectiveness is only recognized when the revised estimate of the amount of cash flows in scheduled time buckets falls below the original designated amount of that bucket. If the revised amount of cash flows in scheduled time buckets is more than the original designated amount, then there is no hedge ineffectiveness. Under IFRS as issued by the IASB, hedge accounting for fair value macro hedges cannot be applied to core deposits. In addition, under IFRS as issued by the IASB hedge ineffectiveness arises for all fair value macro hedge accounting relationships whenever the revised estimate of the amount of cash flows in scheduled time buckets is either more or less than the original designated amount of that bucket. The EU carve out version of IAS 39 also removes the prohibition on identifying a benchmark risk component in a financial instrument priced at sub–benchmark. This may arise when financial instruments carry a negative spread such that the identified non–contractually specified risk component is larger than the interest carry on the contract itself.
The application of the EU carve out version of IAS 39 had a negative impact of € 535 million on profit before tax and of € 383 million on profit after tax for the three-month period ended June 30, 2025, compared to a positive impact of € 280 million on profit before taxes and of € 198 million on profit post taxes for the three-month period ended June 30, 2024. The application of the EU carve out version of IAS 39 had a negative impact of € 144 million on profit before tax and of € 103 million on profit after tax for the six-month period ended June 30, 2025, compared to a positive impact of € 683 million on profit before taxes and of € 485 million on profit post taxes for the six-month period ended June 30, 2024. The Group’s regulatory capital and ratios thereof are also reported on the basis of the EU carve-out version of IAS 39. As of June 30, 2025, the application of the EU carve-out had a negative impact on the CET1 capital ratio of about 75 basis points compared to a negative impact of about 26 basis points as of June 30, 2024.
The preparation of financial information under IFRS requires management to make estimates and assumptions for certain categories of assets and liabilities. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from management’s estimates, especially in relation to potential impacts from tariffs or inflation and broader changes in the political and geopolitical environment (e.g. war in Ukraine or conflict in Middle East), and the results reported should not be regarded as necessarily indicative of results that may be expected for the entire year.
56
Deutsche Bank
Interim Report as of June 30, 2025

Recently adopted accounting pronouncements

The following are those accounting pronouncements which are relevant to the Group, and which have been newly applied in the first six months of 2025.
IAS 21 “The Effects of Changes in Foreign Exchange Rates”
On January 1, 2025, the Group adopted amendments to IAS 21 “The Effects of Changes in Foreign Exchange Rates” that contains guidance to specify when a currency is exchangeable and how to determine the exchange rate when it is not. It also requires the disclosure of additional information when a currency is not exchangeable. The amendments did not have a material impact on the Group’s interim consolidated financial statements.
New accounting pronouncements
The following accounting pronouncements were not effective as of June 30, 2025, and therefore have not been applied in the first six months of 2025.
IFRS 18 “Presentation and Disclosure in Financial Statements”
In April 2024, the IASB issued the new standard IFRS 18 “Presentation and Disclosures in Financial Statements” that replaces IAS 1 “Presentation of Financial Statements”. IFRS 18 contains new guidance on how to structure the Income Statement as well as new disclosure requirements for Management-defined Performance Measures (MPMs). The new standard is effective for annual periods beginning on or after January 1, 2027, with early adoption permitted. The Group is currently assessing the impact of IFRS 18 on the presentation of its consolidated financial statements. The new standard has yet to be endorsed by the EU.
IFRS 19 “Subsidiaries without Public Accountability: Disclosures”
In May 2024, the IASB issued the new standard IFRS 19 “Subsidiaries without Public Accountability: Disclosures”. The new standard permits a subsidiary to provide reduced disclosures when applying IFRS Accounting Standards in its financial statements. The new standard is effective for annual periods beginning on or after January 1, 2027, with early adoption permitted. The Group does not expect a material impact of IFRS 19 on the disclosure requirements of its subsidiaries. The new standard has yet to be endorsed by the EU.
IFRS 9 “Financial Instruments” and IFRS 7 “Financial Instruments: Disclosures”
In May 2024, the IASB has issued amendments to “Amendments to the Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7)” to address matters identified during the post-implementation review of the classification and measurement requirements of IFRS 9 “Financial Instruments”. On electronic payment systems, the amendments permit to deem a financial liability (or part of it) to be derecognized before the settlement date if specified criteria are met. Further, the amendments provide extended guidance on basic lending agreements, assets with non-recourse features and contractually linked instruments. Disclosures have been amended for contractual terms that could change the timing or amount of contractual cash flows. The amendments are effective for annual periods beginning on or after January 1, 2026, with early adoption permitted. The Group is currently assessing the impact of the amendments on classification and measurement of financial instruments as well as on its disclosures.
Annual Improvements to IFRS
In July 2024, the IASB issued amendments to multiple IFRS standards, which resulted from the IASB’s annual improvements project. These comprise changes in terminology as well as editorial amendments related to IFRS 1 “First-time Adoption of International Financial Reporting Standards”, IFRS 7 “Financial Instruments: Disclosures” and its accompanying Guidance on implementing IFRS 7, IFRS 9 “Financial Instruments”, IFRS 10 “Consolidated Financial Statements” and IAS 7 “Statement of Cash-Flows”. The amendments will be effective for annual periods beginning on or after January 1, 2026, with early adoption permitted. The amendments are not expected to have material impact on the Group’s consolidated financial statements.
57
Deutsche Bank
Interim Report as of June 30, 2025

Contracts Referencing Nature-dependent Electricity - Amendments to IFRS 9 and IFRS 7

In December 2024, the IASB issued “Contracts Referencing Nature-dependent Electricity (Amendments to IFRS 9 and IFRS 7)” to address matters identified for contracts referencing to nature-dependent electricity. The own-use requirements in IFRS 9 are to be amended to include the factors an entity is required to consider for which the source of production of the electricity is nature-dependent. The hedge accounting requirements in IFRS 9 are to be amended to permit an entity using a contract for nature-dependent renewable electricity with a variable volume of forecast electricity transactions as the hedged item as well as for measuring hedge effectiveness. The IASB further amends IFRS 7 and IFRS 19 to introduce disclosure requirements about contracts for nature-dependent electricity with specified characteristics. The amendments are effective for annual periods beginning on or after January 1, 2026, with early adoption permitted. The Group does not have significant exposure to electricity purchase contracts and thus does not expect a material impact on the Group’s consolidated financial statements.
Business Segments
Changes in the presentation for segments
In the first quarter of 2025, Deutsche Bank amended the classification of revenues related to certain revenue sharing activities between the Corporate Bank and the Investment Bank to more accurately reflect the impacts on net interest income and net commission and fee income. These revenue sharing activities include the allocation of foreign exchange revenues with Corporate Bank clients, recorded in the Investment Bank, to the Corporate Bank, as well as the allocation of revenues related to relationship lending activities, recorded in the Corporate Bank, within the Corporate Bank and to the Investment Bank. Previously, both allocations were reported in remaining income, but are now directly classified in the respective revenue categories. The change did not result in a change of intersegment revenue allocation between the Corporate Bank and the Investment Bank and had no impact on the Group’s consolidated statement of income. Prior years‘ comparatives are presented in the current reporting structure.
Capital expenditures and divestitures
During the first six months of 2025, the Group did not make any significant capital expenditures or divestitures.
58
Deutsche Bank
Interim Report as of June 30, 2025

Segment results

	Three months ended Jun 30, 2025
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	1,896	2,687	2,371	725	660	8,339
Provision for credit losses	22	259	118	(0)	25	423
Noninterest expenses:
Compensation and benefits	407	720	665	226	877	2,894
General and administrative expenses	730	881	982	212	(740)	2,065
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Restructuring activities	0	0	1	(0)	(0)	0
Total noninterest expenses	1,137	1,600	1,647	438	136	4,959
Noncontrolling interests	0	2	0	62	(65)	0
Profit (loss) before tax	738	826	606	225	563	2,957

N/M – Not meaningful
	Three months ended Jun 30, 2024
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	1,922	2,599	2,331	663	(206)	7,308
Provision for credit losses	135	163	149	(0)	29	476
Noninterest expenses:
Compensation and benefits	403	687	764	231	925	3,010
General and administrative expenses	779	993	1,074	223	669	3,738
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Restructuring activities	(0)	(1)	(45)	0	0	(46)
Total noninterest expenses	1,182	1,679	1,793	453	1,594	6,702
Noncontrolling interests	0	10	0	50	(60)	0
Profit (loss) before tax	605	747	389	160	(1,770)	130

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
	Six months ended Jun 30, 2025
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	3,763	6,049	4,810	1,455	395	16,471
Provision for credit losses	99	422	336	(0)	37	894
Noninterest expenses:
Compensation and benefits	817	1,472	1,393	476	1,777	5,935
General and administrative expenses	1,477	1,779	1,990	428	(1,429)	4,245
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Restructuring activities	0	0	(5)	0	(0)	(5)
Total noninterest expenses	2,294	3,251	3,378	905	347	10,175
Noncontrolling interests	0	6	0	121	(127)	0
Profit (loss) before tax	1,370	2,370	1,095	429	138	5,402

N/M – Not meaningful
	Six months ended Jun 30, 2024
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	3,800	5,645	4,707	1,280	(749)	14,684
Provision for credit losses	198	313	367	(1)	38	915
Noninterest expenses:
Compensation and benefits	784	1,373	1,473	464	1,845	5,940
General and administrative expenses	1,602	1,938	2,181	445	(54)	6,111
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Restructuring activities	0	(0)	(45)	0	0	(45)
Total noninterest expenses	2,386	3,311	3,609	909	1,791	12,006
Noncontrolling interests	0	11	0	90	(102)	0
Profit (loss) before tax	1,216	2,010	731	282	(2,476)	1,763

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
59
Deutsche Bank
Interim Report as of June 30, 2025

Corporate Bank
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %
Net revenues:
Corporate Treasury Services[1]	1,053	1,056	(3)	(0)	2,126	2,122	4	0
Institutional Client Services	527	530	(4)	(1)	1,000	992	8	1
Business Banking[1]	316	336	(19)	(6)	637	686	(49)	(7)
Total net revenues	1,896	1,922	(26)	(1)	3,763	3,800	(38)	(1)
Of which:
Net interest income[2]	1,179	1,289	(110)	(9)	2,348	2,575	(226)	(9)
Net commission and fee income[2]	700	660	39	6	1,359	1,283	76	6
Remaining income[2]	17	(27)	45	N/M	56	(57)	113	N/M
Provision for credit losses	22	135	(113)	(84)	99	198	(99)	(50)
Noninterest expenses:
Compensation and benefits	407	403	4	1	817	784	33	4
General and administrative expenses	730	779	(49)	(6)	1,477	1,602	(125)	(8)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	0	(0)	0	N/M	0	0	0	N/M
Total noninterest expenses	1,137	1,182	(45)	(4)	2,294	2,386	(92)	(4)
Noncontrolling interests	0	0	0	N/M	0	0	0	N/M
Profit (loss) before tax	738	605	133	22	1,370	1,216	154	13

Employees (front office, full-time equivalent)[3]	8,148	7,802	346	4	8,148	7,802	346	4
Employees (business-aligned operations, full-time equivalent)[3]	8,087	7,990	98	1	8,087	7,990	98	1
Employees (allocated central infrastructure, full-time equivalent)[3]	10,353	9,764	589	6	10,353	9,764	589	6
Total employees (full-time equivalent)[3]	26,589	25,556	1,032	4	26,589	25,556	1,032	4
Total assets (in € bn)[3,4]	280	271	9	3	280	271	9	3
Risk-weighted assets (in € bn)[3]	72	75	(2)	(3)	72	75	(2)	(3)
of which: operational risk RWA (in € bn)[3]	11	9	2	25	11	9	2	25
Leverage exposure (in € bn)[3]	323	315	8	3	323	315	8	3
Deposits (in € bn)[3]	302	303	(1)	(0)	302	303	(1)	(0)
Loans (gross of allowance for loan losses, in € bn)[3]	117	117	(0)	(0)	117	117	(0)	(0)
Cost/income ratio[5]	59.9%	61.5%	(1.5)ppt	N/M	61.0%	62.8%	(1.8)ppt	N/M
Post-tax return on average shareholders’ equity	16.2%	14.2%	2.0ppt	N/M	14.8%	14.4%	0.4ppt	N/M
Post-tax return on average tangible shareholders’ equity	17.6%	15.2%	2.4ppt	N/M	15.9%	15.4%	0.5ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1
Starting from the first quarter of 2025, certain smaller non-complex clients previously recorded under Corporate Treasury Services are reported under Business Banking. The reclassification follows a review and realignment of client coverage to provide clients with the most effective coverage within the Corporate Bank. Prior years’ comparatives are presented in the current reporting structure
2
Starting from the first quarter of 2025, the representation of revenue sharing between Corporate Bank and Investment Bank has changed. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
3
As of quarter-end
4
Segment assets are presented on a consolidated basis, i.e., the amounts do not include intersegment balances
5
Noninterest expenses as a percentage of total net revenues, which are defined as net interest income before provision for credit losses plus noninterest income
60
Deutsche Bank
Interim Report as of June 30, 2025

Investment Bank
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %
Net revenues:
Fixed Income & Currencies	2,282	2,059	223	11	5,220	4,566	654	14
Fixed Income & Currencies: Financing	915	781	134	17	1,842	1,586	255	16
Fixed Income & Currencies: Ex-Financing	1,367	1,278	89	7	3,378	2,980	399	13
Origination & Advisory	416	584	(168)	(29)	876	1,086	(210)	(19)
Debt Origination	227	398	(171)	(43)	508	752	(244)	(32)
Equity Origination	49	50	(1)	(2)	101	94	7	8
Advisory	140	136	3	2	267	240	26	11
Research and Other	(11)	(45)	33	(75)	(47)	(7)	(40)	N/M
Total net revenues	2,687	2,599	88	3	6,049	5,645	404	7
Provision for credit losses	259	163	95	59	422	313	109	35
Noninterest expenses:
Compensation and benefits	720	687	33	5	1,472	1,373	98	7
General and administrative expenses	881	993	(112)	(11)	1,779	1,938	(159)	(8)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	0	(1)	1	N/M	0	(0)	1	N/M
Total noninterest expenses	1,600	1,679	(79)	(5)	3,251	3,311	(60)	(2)
Noncontrolling interests	2	10	(7)	(77)	6	11	(5)	(48)
Profit (loss) before tax	826	747	79	11	2,370	2,010	360	18

Employees (front office, full-time equivalent)[1]	4,840	4,751	89	2	4,840	4,751	89	2
Employees (business-aligned operations, full-time equivalent)[1]	3,124	3,135	(12)	(0)	3,124	3,135	(12)	(0)
Employees (allocated central infrastructure, full-time equivalent)[1]	12,104	11,969	135	1	12,104	11,969	135	1
Total employees (full-time equivalent)[1]	20,067	19,855	212	1	20,067	19,855	212	1
Total assets (in € bn)[1,2]	800	719	81	11	800	719	81	11
Risk-weighted assets (in € bn)[1]	132	135	(3)	(2)	132	135	(3)	(2)
of which: operational risk RWA (in € bn)[1]	15	18	(2)	(12)	15	18	(2)	(12)
Leverage exposure (in € bn)[1]	589	567	22	4	589	567	22	4
Deposits (in € bn)[1]	24	19	5	27	24	19	5	27
Loans (gross of allowance for loan losses, in € bn)[1]	108	106	2	2	108	106	2	2
Cost/income ratio[3]	59.6%	64.6%	(5.0)ppt	N/M	53.7%	58.6%	(4.9)ppt	N/M
Post-tax return on average shareholders’ equity	8.3%	8.1%	0.3ppt	N/M	12.8%	11.3%	1.5ppt	N/M
Post-tax return on average tangible shareholders’ equity	8.6%	8.3%	0.3ppt	N/M	13.3%	11.7%	1.6ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1
As of quarter-end
2
Segment assets are presented on a consolidated basis, i.e., the amounts do not include intersegment balances
3
Noninterest expenses as a percentage of total net revenues, which are defined as net interest income before provision for credit losses plus noninterest income
61
Deutsche Bank
Interim Report as of June 30, 2025

Private Bank

	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %
Net revenues:
Personal Banking[1]	1,307	1,290	17	1	2,596	2,601	(5)	(0)
Wealth Management & Private Banking[1]	1,064	1,041	23	2	2,214	2,107	107	5
Total net revenues	2,371	2,331	40	2	4,810	4,707	102	2
Of which:
Net interest income	1,517	1,441	76	5	2,971	2,873	98	3
Net commission and fee income	739	731	8	1	1,571	1,520	51	3
Remaining income	115	159	(43)	(27)	267	314	(47)	(15)
Provision for credit losses	118	149	(31)	(21)	336	367	(31)	(8)
Noninterest expenses:
Compensation and benefits	665	764	(99)	(13)	1,393	1,473	(80)	(5)
General and administrative expenses	982	1,074	(93)	(9)	1,990	2,181	(191)	(9)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	1	(45)	46	N/M	(5)	(45)	40	(89)
Total noninterest expenses	1,647	1,793	(146)	(8)	3,378	3,609	(231)	(6)
Noncontrolling interests	0	0	0	N/M	0	0	0	N/M
Profit (loss) before tax	606	389	217	56	1,095	731	365	50

Employees (front office, full-time equivalent)[2]	16,304	17,983	(1,679)	(9)	16,304	17,983	(1,679)	(9)
Employees (business-aligned operations, full-time equivalent)[2]	7,830	7,680	150	2	7,830	7,680	150	2
Employees (allocated central infrastructure, full-time equivalent)[2]	12,304	12,097	207	2	12,304	12,097	207	2
Total employees (full-time equivalent)[2]	36,437	37,760	(1,323)	(4)	36,437	37,760	(1,323)	(4)
Total assets (in € bn)[2,3]	314	327	(13)	(4)	314	327	(13)	(4)
Risk-weighted assets (in € bn)[2]	93	96	(4)	(4)	93	96	(4)	(4)
of which: operational risk RWA (in € bn)[2]	15	15	(0)	(3)	15	15	(0)	(3)
Leverage exposure (in € bn)[2]	327	335	(8)	(2)	327	335	(8)	(2)
Deposits (in € bn)[2]	318	314	4	1	318	314	4	1
Loans (gross of allowance for loan losses, in € bn)[2]	248	260	(12)	(4)	248	260	(12)	(4)
Assets under Management (in € bn)[2,4]	645	613	32	5	645	613	32	5
Net flows (in € bn)	6	7	(1)	(13)	12	19	(6)	(35)
Cost/income ratio[5]	69.5%	76.9%	(7.4)ppt	N/M	70.2%	76.7%	(6.4)ppt	N/M
Post-tax return on average shareholders’ equity	10.4%	7.0%	3.4ppt	N/M	9.3%	6.6%	2.7ppt	N/M
Post-tax return on average tangible shareholders’ equity	10.8%	7.0%	3.8ppt	N/M	9.5%	6.7%	2.8ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1
Starting from the first quarter of 2025, a portion of certain European Personal Banking clients have been transferred to the Wealth Management and Private Banking segment. This change reflects adjustments in the Private Bank client's classification to better align financial reporting with the underlying business structure. Prior years‘ comparatives are presented in the current reporting structure
2
As of quarter-end
3
Segment assets are presented on a consolidated basis, i.e., the amounts do not include intersegment balances
4
Assets under Management include assets held on behalf of customers for investment purposes and/or client assets that are advised or managed by Deutsche Bank. They are managed on a discretionary or advisory basis or are deposited with the bank. Deposits are considered Assets under Management if they serve investment purposes. In Personal Banking, this includes Term deposits and Savings deposits. In Wealth Management & Private Banking (excl. Business Banking), it is assumed that all customer deposits are held with the bank primarily for investment purposes and accordingly are classified as Assets under Management. In instances in which Private Bank distributes investment products qualifying as Assets under Management which are managed by DWS, these assets are reported as Assets under Management for Private Bank and for Asset Management (DWS) because they are two distinct, independent qualifying services
5
Noninterest expenses as a percentage of total net revenues, which are defined as net interest income before provision for credit losses plus noninterest income
62
Deutsche Bank
Interim Report as of June 30, 2025

Asset Management
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %
Net revenues:
Management fees	630	613	16	3	1,268	1,205	63	5
Performance and transaction fees	58	10	48	N/M	95	27	67	N/M
Other	37	40	(2)	(6)	92	47	44	94
Total net revenues	725	663	62	9	1,455	1,280	175	14
Provision for credit losses	(0)	(0)	0	(50)	(0)	(1)	1	(95)
Noninterest expenses:
Compensation and benefits	226	231	(5)	(2)	476	464	12	3
General and administrative expenses	212	223	(11)	(5)	428	445	(16)	(4)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	(0)	0	(0)	N/M	0	0	(0)	(22)
Total noninterest expenses	438	453	(16)	(3)	905	909	(4)	(0)
Noncontrolling interests	62	50	12	25	121	90	31	34
Profit (loss) before tax	225	160	65	41	429	282	147	52

Employees (front office, full-time equivalent)[1]	2,048	2,011	37	2	2,048	2,011	37	2
Employees (business-aligned operations, full-time equivalent)[1]	2,588	2,404	184	8	2,588	2,404	184	8
Employees (allocated central infrastructure, full-time equivalent)[1]	594	569	25	4	594	569	25	4
Total employees (full-time equivalent)[1]	5,230	4,984	246	5	5,230	4,984	246	5
Total assets (in € bn)[1,2]	10	10	0	1	10	10	0	1
Risk-weighted assets (in € bn)[1]	13	18	(5)	(29)	13	18	(5)	(29)
of which: operational risk RWA (in € bn)[1]	5	5	(0)	(5)	5	5	(0)	(5)
Leverage exposure (in € bn)[1]	9	9	1	6	9	9	1	6
Assets under Management (in € bn)[1,3]	1,010	933	77	8	1,010	933	77	8
Net flows (in € bn)	8	(19)	27	N/M	28	(11)	39	N/M
Cost/income ratio[4]	60.4%	68.4%	(8.0)ppt	N/M	62.2%	71.0%	(8.8)ppt	N/M
Post-tax return on average shareholders’ equity	11.6%	8.0%	3.6ppt	N/M	10.8%	7.2%	3.6ppt	N/M
Post-tax return on average tangible shareholders’ equity	26.0%	17.8%	8.2ppt	N/M	24.1%	16.3%	7.8ppt	N/M

N/M – Not meaningful
1
As of quarter-end
2
Segment assets are presented on a consolidated basis, i.e., the amounts do not include intersegment balances
3
Assets under Management (AuM) means assets (a) the segment manages on a discretionary or non-discretionary advisory basis; including where it is the management company and portfolio management is outsourced to a third party; and (b) a third party holds or manages and on which the segment provides, on the basis of contract, advice of an ongoing nature including regular or periodic assessment, monitoring and/or review. AuM represent both collective investments (including mutual funds and exchange-traded funds) and separate client mandates. AuM are measured at current market value based on the local regulatory rules for asset managers at each reporting date, which might differ from the fair value rules applicable under IFRS. Measurable levels are available daily for most retail products but may only update monthly, quarterly or even yearly for some products. While AuM do not include the segment’s investments accounted for under equity method, they do include seed capital and any committed capital on which the segment earns management fees. In instances in which Private Bank distributes investment products qualifying as Assets under Management which are managed by DWS, these assets are reported as Assets under Management for Private Bank and for Asset Management (DWS) because they are two distinct, independent qualifying services
4
Noninterest expenses as a percentage of total net revenues, which are defined as net interest income before provision for credit losses plus noninterest income
63
Deutsche Bank
Interim Report as of June 30, 2025

Corporate & Other
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %	Jun 30, 2025	Jun 30, 2024	Absolute Change	Change in %
Net revenues	660	(206)	866	N/M	395	(749)	1,144	N/M
Provision for credit losses	25	29	(4)	(15)	37	38	(1)	(3)
Noninterest expenses:
Compensation and benefits	877	925	(48)	(5)	1,777	1,845	(68)	(4)
General and administrative expenses	(740)	669	(1,409)	N/M	(1,429)	(54)	(1,375)	N/M
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	(0)	0	(0)	N/M	(0)	0	(0)	N/M
Total noninterest expenses	136	1,594	(1,458)	(91)	347	1,791	(1,443)	(81)
Noncontrolling interests	(65)	(60)	(5)	8	(127)	(102)	(25)	25
Profit (loss) before tax	563	(1,770)	2,333	N/M	138	(2,476)	2,614	N/M

Total Employees (full-time equivalent)[1]	36,458	35,713	745	2	36,458	35,713	745	2
Risk-weighted assets (in € bn)[1]	31	32	(2)	(5)	31	32	(2)	(5)
Leverage exposure (in € bn)[1]	27	36	(8)	(23)	27	36	(8)	(23)

N/M – Not meaningful
1
As of quarter-end
64
Deutsche Bank
Interim Report as of June 30, 2025

Information on the consolidated income statement

Net interest income and net gains (losses) on financial
assets/liabilities at fair value through profit or loss
	Three months ended		Six months ended
in € m.	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Net interest income	3,891	3,623	7,727	7,450
Trading income[1]	1,753	993	3,044	1,847
Net gains (losses) on non-trading financial assets mandatory at fair value through profit or loss	63	(83)	139	(101)
Net gains (losses) on financial assets/liabilities designated at fair value through profit or loss	(140)	55	(178)	149
Total net gains (losses) on financial assets/liabilities at fair value through profit or loss	1,676	965	3,005	1,895
Total net interest income and net gains (losses) on financial assets/liabilities at fair value through profit or loss[2]	5,567	4,588	10,732	9,345
Corporate Treasury Services	718	753	1,446	1,489
Institutional Client Services	242	275	474	520
Business Banking	250	274	508	559
Corporate Bank[3]	1,210	1,301	2,428	2,568
Fixed Income & Currencies	2,279	2,033	5,187	4,509
Remaining products	(94)	(50)	(230)	(55)
Investment Bank	2,185	1,983	4,957	4,454
Personal Banking	937	1,014	1,970	2,050
Wealth Management & Private Banking	548	545	1,109	1,072
Private Bank[4]	1,485	1,559	3,079	3,122
Asset Management	3	71	(39)	196
Corporate & Other	684	(326)	307	(994)
Total net interest income and net gains (losses) on financial assets/liabilities at fair value through profit or loss	5,567	4,588	10,732	9,345

1
Trading income includes gains and losses from derivatives not qualifying for hedge accounting
2
Prior year segmental information has been aligned to presentation in the current year
3
Starting from the first quarter of 2025, certain smaller non-complex clients previously recorded under Corporate Treasury Services are reported under Business Banking. The reclassification follows a review and realignment of client coverage to provide clients with the most effective coverage within the Corporate Bank. Prior years’ comparatives are presented in the current reporting structure
4
Starting from the first quarter of 2025, a portion of certain European Personal Banking clients have been transferred to the Wealth Management and Private Banking segment. This change reflects adjustments in the Private Bank client's classification to better align financial reporting with the underlying business structure. Prior years‘ comparatives are presented in the current reporting structure
65
Deutsche Bank
Interim Report as of June 30, 2025

Net commission and fee income

Disaggregation of revenues by product type and business segment
	Three months ended Jun 30, 2025
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Major type of services:
Commissions for administration	60	13	69	4	(0)	145
Commissions for assets under management	6	0	110	986	0	1,102
Commissions for other securities	143	8	10	0	0	162
Underwriting and advisory fees	9	433	1	0	6	449
Brokerage fees	6	84	266	13	(0)	369
Commissions for local payments	146	0	216	0	1	362
Commissions for foreign commercial business	129	3	5	0	(10)	127
Commissions for foreign currency/exchange business	0	0	1	0	(0)	1
Commissions for loan processing and guarantees	180	91	69	0	2	342
Intermediary fees	7	1	102	0	2	111
Fees for sundry other customer services	243	37	19	23	0	322
Total commission and fee income	928	669	869	1,026	1	3,492
Commission and fee expense						(818)
Net commission and fee income						2,674

	Three months ended Jun 30, 2024
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Major type of services:
Commissions for administration	53	12	67	4	(0)	136
Commissions for assets under management	5	0	99	917	(0)	1,020
Commissions for other securities	130	(0)	10	0	0	141
Underwriting and advisory fees	11	431	1	0	(2)	441
Brokerage fees	5	80	258	9	0	353
Commissions for local payments	133	1	222	0	(0)	355
Commissions for foreign commercial business	124	8	5	0	(9)	128
Commissions for foreign currency/exchange business	1	0	1	0	(0)	2
Commissions for loan processing and guarantees	147	124	61	0	0	333
Intermediary fees	5	0	106	0	3	114
Fees for sundry other customer services	93	62	24	30	2	210
Total commission and fee income	708	718	854	960	(6)	3,233
Commission and fee expense						(640)
Net commission and fee income						2,594

Prior year’s comparatives aligned to presentation in the current year
	Six months ended Jun 30, 2025
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Major type of services:
Commissions for administration	116	33	138	8	(1)	294
Commissions for assets under management	12	0	224	1,975	0	2,211
Commissions for other securities	250	14	21	0	0	286
Underwriting and advisory fees	22	879	3	0	11	915
Brokerage fees	12	160	621	19	1	813
Commissions for local payments	292	(0)	428	0	1	720
Commissions for foreign commercial business	256	13	10	0	(21)	259
Commissions for foreign currency/exchange business	1	0	2	0	(0)	3
Commissions for loan processing and guarantees	357	194	137	0	2	690
Intermediary fees	15	1	196	0	7	219
Fees for sundry other customer services	493	82	41	50	2	668
Total commission and fee income	1,825	1,377	1,821	2,052	2	7,077
Commission and fee expense						(1,651)
Net commission and fee income						5,426

66
Deutsche Bank
Interim Report as of June 30, 2025

	Six months ended Jun 30, 2024
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Major type of services:
Commissions for administration	105	29	130	7	(0)	271
Commissions for assets under management	9	0	199	1,809	0	2,018
Commissions for other securities	226	0	18	1	0	245
Underwriting and advisory fees	34	866	4	0	20	924
Brokerage fees	12	159	568	22	1	762
Commissions for local payments	271	0	446	0	1	718
Commissions for foreign commercial business	240	15	10	0	(16)	250
Commissions for foreign currency/exchange business	3	0	2	0	(0)	5
Commissions for loan processing and guarantees	289	235	139	0	0	662
Intermediary fees	16	0	203	0	6	226
Fees for sundry other customer services	228	111	43	58	4	445
Total commission and fee income	1,434	1,415	1,763	1,897	17	6,526
Commission and fee expense						(1,320)
Net commission and fee income						5,207

Prior year’s comparatives aligned to presentation in the current year
In the first half of 2025, the Group refined its methodology to recognize revenue from the management of alternative closed-end funds where the Group earns cumulative distribution-based performance fee. The refined methodology uses a parameter-based approach that determines the revenue recognition by assessing whether the fund is expected to meet the performance fee related conditions based on already sold assets as well as the valuation of the remaining fund’s assets as of the reporting date. The valuation of the remaining fund’s assets utilizes a discounting methodology starting from an independent asset valuation which is adjusted to address fluctuations that could arise from changes in the macroeconomic environment and the remaining assets’ performance. The parameter-based methodology is overlaid with an expert judgement where the Group’s asset valuation specialists determine a “valuation cap” which cannot be exceeded. The refined methodology resulted in € 67 million performance fee income for the first half of 2025 which has been recognized in the Consolidated Statement of Income.
As of June 30, 2025, and June 30, 2024, the Group’s receivables from commission and fee income was € 960 million and € 908 million, respectively. As of June 30, 2025, and June 30, 2024, the Group’s contract liabilities associated to commission and fee income was € 87 million and € 109 million, respectively. Contract liabilities arise from the Group’s obligation to provide future services to a customer for which it has received consideration from the customer prior to completion of the services. The balances of receivables and contract liabilities do not vary significantly from period to period reflecting the fact that they predominately relate to recurring service contracts with service periods of less than one year such as monthly current account services and quarterly asset management services. As a result, prior period balances of contract liabilities are generally recognized in revenue in the subsequent period. There are some contracts where customer payment in exchange for services provided by the Group over the service period are not required until the end of the contract period. If the Group is virtually certain to receive payment at the end of the contract period, a contract asset and respective commission and fee income is recognized when services are performed. As of June 30, 2025 and 2024, the bank has recognized no material contract assets.
67
Deutsche Bank
Interim Report as of June 30, 2025

Gains and losses on derecognition of financial assets measured at amortized cost

For the six months ended June 30, 2025, the Group sold financial assets measured at amortized cost of € 173 million (June 30, 2024: € 134 million).
The table below presents the gains and (losses) arising from derecognition of these assets.
	Three months ended		Six months ended
in € m.	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Gains	2	1	5	2
Losses	(1)	(2)	(2)	(10)
Net gains (losses) from derecognition of assets measured at amortized cost	1	(0)	4	(8)

Restructuring
Restructuring is primarily driven by the implementation of the Group’s Global Hausbank strategic agenda. The Group has defined and is in the process of implementing efficiency measures that aim to contribute to achieving the bank’s 2025 targets.
Restructuring expense is comprised of termination benefits, additional expenses covering the acceleration of deferred compensation awards not yet amortized due to the discontinuation of employment and contract termination costs related to real estate.
Net restructuring expense by business segment
	Three months ended		Six months ended
in € m.	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Corporate Bank	0	(0)	0	0
Investment Bank	0	(1)	0	(0)
Private Bank	1	(45)	(5)	(45)
Asset Management	(0)	0	0	0
Corporate & Other	(0)	0	(0)	0
Total Net Restructuring Charges	0	(46)	(5)	(45)

Net restructuring expense by type
	Three months ended		Six months ended
in € m.	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Restructuring – Staff related	1	(46)	(3)	(45)
Of which:
Termination Payments	0	(47)	(5)	(45)
Retention Acceleration	1	0	1	0
Social Security	0	0	1	0
Restructuring – Non Staff related[1]	(1)	0	(1)	(0)
Total net restructuring Charges	0	(46)	(5)	(45)

1
Contract costs, mainly related to real estate
Provisions for restructuring amounted to € 230 million and € 273 million as of June 30, 2025 and December 31, 2024, respectively. The majority of the current provisions for restructuring are expected to be utilized by the end of 2025.
68
Deutsche Bank
Interim Report as of June 30, 2025

During the six months ended June 30, 2025, 157 full-time equivalent staff were reduced as part of our restructuring program. These reductions were identified within:
Organizational changes
Full-time equivalent staff	Three months ended Jun 30, 2025	Six months ended Jun 30, 2025
Corporate Bank	1	2
Investment Bank	0	2
Private Bank	63	146
Asset Management	0	0
Infrastructure	2	7
Total full-time equivalent staff	66	157

Effective tax rate
2025 to 2024 three months comparison
Income tax expense in the quarter was € 840 million (second quarter of 2024: € 276 million). The effective tax rate was 28% in the second quarter of 2025 and 211% in the second quarter of 2024 which was mainly affected by litigation charges that are non-tax deductible.
2025 to 2024 six months comparison
Income tax expense in the first six months of 2025 was € 1,554 million (first six months of 2024: € 745 million). The effective tax rate in the first six months of 2025 was 29% compared to 42% in the first six months of 2024 which were mainly affected by litigation charges that are non-tax deductible.
German Tax Reform
On July 11, 2025, the German Federal Council passed a new tax law (Gesetz für ein steuerliches Investitionssofortprogramm zur Stärkung des Wirtschaftsstandorts Deutschland). Effective January 1, 2028, the German corporate tax rate will gradually decline over a five-year period ending in 2032 from the current 15% to 10%. In the third quarter, deferred tax assets and liabilities related to the Group's operations in Germany that are estimated to reverse after December 31, 2027, will need to be remeasured to reflect the lower future tax rates. The remeasurement may be partially recognized in profit or loss and partially in other comprehensive income. The remeasurement is not expected to have a material impact on the Group´s consolidated financial statements.

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Deutsche Bank
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Information on the consolidated balance sheet

Financial instruments carried at fair value
Valuation techniques
The Group has an established valuation control framework which governs internal control standards, methodologies, valuation techniques and procedures over the valuation process and fair value measurement.
The following is an explanation of the valuation techniques used in establishing the fair value of the different types of financial instruments that the Group trades.
Sovereign, quasi-sovereign and corporate debt and equity securities – Where there are no recent transactions then fair value may be determined from the last market price adjusted for all changes in risks and information since that date. Where a close proxy instrument is quoted in an active market then fair value is determined by adjusting the proxy value for differences in the risk profile of the instruments. Where close proxies are not available then fair value is estimated using more complex modeling techniques. These techniques include discounted cash flow models using current market rates for credit, interest, liquidity and other risks. For equity securities modeling techniques may also include those based on earnings multiples.
Mortgage- and other asset-backed securities (MBS/ABS) include residential and commercial MBS and other ABS including collateralized debt obligations (CDO). ABS have specific characteristics as they have different underlying assets and the issuing entities have different capital structures. The complexity increases further where the underlying assets are themselves ABS, as is the case with many of the CDO instruments.
Where no reliable external pricing is available, ABS are valued, where applicable, using either relative value analysis which is performed based on similar transactions observable in the market, or industry-standard valuation models making largest possible use of available observable inputs. The industry standard models calculate principal and interest payments for a given deal based on assumptions that can be independently price tested. The inputs include prepayment speeds, loss assumptions (timing and severity) and a discount rate (spread, yield, or discount margin). These inputs/assumptions are derived from actual transactions, external market research and market indices where appropriate.
Loans – For certain loans fair value may be determined from the market price on a recently occurring transaction adjusted for all changes in risks and information since that transaction date. Where there are no recent market transactions then broker quotes, consensus pricing, proxy instruments or discounted cash flow models are used to determine fair value. Discounted cash flow models incorporate parameter inputs for credit risk, interest rate risk, foreign exchange risk, loss given default estimates and amounts utilized given default, as appropriate. Credit risk, loss given default and utilization given default parameters are determined using information from the loan or CDS markets, where available and appropriate.
Leveraged loans can have transaction-specific characteristics which can limit the relevance of market-observed transactions. Where similar transactions exist for which, observable quotes are available from external pricing services then this information is used with appropriate adjustments to reflect the transaction differences. When no similar transactions exist, a discounted cash flow valuation technique is used with credit spreads derived from the appropriate leveraged loan index, incorporating the industry classification, subordination of the loan, and any other relevant information on the loan and loan counterparty.
Over-the-counter derivative financial instruments – Market standard transactions in liquid trading markets, such as interest rate swaps, foreign exchange forward and option contracts in G7 currencies, and equity swap and option contracts on listed securities or indices are valued using market standard models and quoted parameter inputs. Parameter inputs are obtained from pricing services, consensus pricing services and recently occurring transactions in active markets wherever possible.
More complex instruments are modeled using more sophisticated modeling techniques specific for the instrument and are calibrated to available market prices. Where the model output value does not calibrate to a relevant market reference then valuation adjustments are made to the model output value to adjust for any difference. In less active markets, data is obtained from less frequent market transactions, broker quotes and through extrapolation and interpolation techniques. Where observable prices or inputs are not available, management judgment is required to determine fair values by assessing other relevant sources of information such as historical data, fundamental analysis of the economics of the transaction and proxy information from similar transactions.
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Deutsche Bank
Interim Report as of June 30, 2025

Financial liabilities designated at fair value through profit or loss under the fair value option – The fair value of financial liabilities designated at fair value through profit or loss under the fair value option incorporates all market risk factors including a measure of the Group’s credit risk relevant for that financial liability (i.e., own credit adjustment (OCA) for structured notes). Under IFRS 9, the own credit component of change in the fair value is reported under other comprehensive income. Financial liabilities included in this classification are structured note issuances, structured deposits, and other structured securities issued by consolidated vehicles. The fair value of these financial liabilities is determined by discounting the contractual cash flows using the relevant credit-adjusted yield curve (i.e., utilizing the spread at which similar instruments would be traded as at the measurement date as this reflects the value from the perspective of a market participant who holds the identical item as an asset).
Where the financial liabilities designated at fair value through profit or loss under the fair value option are collateralized, such as securities loaned and securities sold under repurchase agreements, the credit enhancement is factored into the fair valuation of the liability.
Investment contract liabilities – Assets which are linked to the investment contract liabilities are owned by the Group and obliges the Group to use these assets to settle the linked liabilities. Therefore, the fair value of investment contract liabilities is determined by the fair value of the underlying assets (i.e., amount payable on surrender of the policies).
Fair value hierarchy
The financial instruments carried at fair value have been categorized under the three levels of the IFRS fair value hierarchy as follows:
Level 1 – Instruments valued using quoted prices in active markets are instruments where the fair value can be determined directly from prices which are quoted in active, liquid markets.
These include: government bonds, exchange-traded derivatives and equity securities traded on active, liquid exchanges.
Level 2 – Instruments valued with valuation techniques using observable market data are instruments where the fair value can be determined by reference to similar instruments trading in active markets, or where a technique is used to derive the valuation but where all significant inputs to that technique are observable.
These include: many OTC derivatives, many investment-grade listed credit bonds, some CDS.
Level 3 – Instruments valued using valuation techniques using market data which is not directly observable are instruments where the fair value cannot be determined directly by reference to market-observable information, and some other pricing technique must be employed. Instruments classified in this category have an input to that technique which is unobservable and can have a significant impact on the fair value.
These include: more-complex OTC derivatives, distressed debt, highly structured bonds, illiquid asset-backed securities (ABS), illiquid CDO’s (cash and synthetic), some private equity placements, many CRE loans, illiquid loans, and some municipal bonds.
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Deutsche Bank
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Financial instruments carried at fair value
	Jun 30, 2025			Dec 31, 2024
in € m.	Quoted prices in active market (Level 1)	Valuation technique observable parameters (Level 2)	Valuation technique unobservable parameters (Level 3)	Quoted prices in active market (Level 1)	Valuation technique observable parameters (Level 2)	Valuation technique unobservable parameters (Level 3)
Financial assets held at fair value:
Trading assets	65,864	83,400	8,852	52,387	78,237	9,148
Trading securities	65,863	69,671	3,170	52,387	69,507	2,964
Other trading assets	1	13,729	5,682	0	8,730	6,184
Positive market values from derivative financial instruments	1,824	246,068	8,193	940	282,927	7,933
Non-trading financial assets mandatory at fair value through profit or loss	1,451	110,683	5,920	1,346	107,173	5,805
Financial assets designated at fair value through profit or loss	0	0	0	0	0	0
Financial assets at fair value through other comprehensive income	22,621	15,803	3,161	21,901	16,806	3,383
Other financial assets at fair value	1,211	587[1]	22	1,460	(1,135)[1]	12
Total financial assets held at fair value	92,972	456,540	26,148	78,034	484,008	26,281

Financial liabilities held at fair value:
Trading liabilities	33,740	10,225	25	30,765	12,614	119
Trading securities	33,739	8,940	25	30,765	11,073	26
Other trading liabilities	1	1,285	0	0	1,542	93
Negative market values from derivative financial instruments	2,751	225,534	7,328	2,238	265,464	8,707
Financial liabilities designated at fair value through profit or loss	0	99,509	5,273	0	87,479	4,569
Investment contract liabilities	0	451	0	0	454	0
Other financial liabilities at fair value	471	1,498[1]	(5)[2]	539	3,101[1]	(13)[2]
Total financial liabilities held at fair value	36,962	337,217	12,621	33,543	369,113	13,382

1
Predominantly relates to derivatives qualifying for hedge accounting
2
Relates to derivatives, which are embedded in contracts where the host contract is held at amortized cost but for which the embedded derivative is bifurcated and reported separately. The separated embedded derivatives may have a positive or a negative fair value and the classification presented in this table is consistent with the classification of the host contract
During the six months ended June 30, 2025, there were transfers in trading securities and non-trading financial assets from Level 1 to Level 2 amounting to € 1.6 billion of assets and € 0.6 billion of liabilities; along with transfers from Level 2 to Level 1 of € 1.7 billion in assets and € 1.1 billion of liabilities. The assessment of Level 1 versus Level 2 is based on liquidity testing procedures.
Analysis of financial instruments with fair value derived from valuation techniques containing significant unobservable parameters (Level 3)
Some of the financial assets and financial liabilities in Level 3 of the fair value hierarchy have identical or similar offsetting exposures to the unobservable input. However, according to IFRS they are required to be presented gross.
Trading securities – Certain illiquid emerging market corporate bonds and illiquid highly structured corporate bonds are included in this level of the hierarchy. In addition, some of the holdings of notes issued by securitization entities, commercial and residential MBS, collateralized debt obligation securities and other ABS are reported here. The increase in the period is driven by purchases, net transfers between Level 2 and Level 3 due to changes in the observability of input parameters used to value these instruments partially offset by sales, settlements and losses.
Positive and negative market values from derivative instruments categorized in this level of the fair value hierarchy are valued based on one or more significant unobservable parameters. The unobservable parameters may include certain correlations, certain longer-term volatilities, certain prepayment rates, credit spreads and other transaction-specific parameters.
Level 3 derivatives include certain options where the volatility is unobservable; certain basket options in which the correlations between the referenced underlying assets are unobservable; longer-term interest rate option derivatives; multi-currency foreign exchange derivatives; and certain credit default swaps for which the credit spread is not observable.
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The increase in assets during the period are driven by gains partially offset by net transfers between Level 2 and Level 3 due to changes in the observability of input parameters used to value these instruments and settlements. The decrease in liabilities during the period are driven by net transfers between Level 2 and Level 3 due to changes in the observability of input parameters used to value these instruments, settlements.
Other trading instruments classified in Level 3 of the fair value hierarchy mainly consist of traded loans valued using valuation models based on one or more significant unobservable parameters. The decrease in the period is driven by sales, settlements and losses partially offset by issuances, purchases and net transfers between Level 2 and Level 3 due to changes in the observability of input parameters used to value these instruments.
Nontrading financial assets mandatory at fair value through profit or loss classified in Level 3 of fair value hierarchy include any non-trading financial asset that does not fall into the Hold to Collect nor Hold to collect and Sell business models. This includes predominately reverse repurchase agreements which are managed on a fair value basis. Additionally, any financial asset that falls into the Hold to collect or Hold to collect and Sell business models for which the contractual cash flow characteristics are not SPPI. The increase in the period is driven by purchases and issuances partially offset by settlements, net transfers between Level 2 and Level 3 due to changes in the observability of input parameters used to value these instruments and losses.
Financial assets/liabilities designated at fair value through profit or loss – Certain corporate loans and structured liabilities which were designated at fair value through profit or loss under the fair value option are categorized in this level of the fair value hierarchy. The corporate loans are valued using valuation techniques which incorporate observable credit spreads, recovery rates and unobservable utilization parameters. Revolving loan facilities are reported as level 3 in the hierarchy because the utilization in the event of the default parameter is significant and unobservable.
In addition, certain hybrid debt issuances designated at fair value through profit or loss containing embedded derivatives are valued based on significant unobservable parameters. These unobservable parameters include single stock volatility correlations. There are no assets to be reported in this category during the period. The increase in liabilities during the period is driven by issuances partially offset by settlements, net transfers between Level 2 and Level 3 due to changes in the observability of input parameters used to value these instruments and losses.
Financial assets at fair value through other comprehensive income include non-performing loan portfolios where there is no trading intent, and the market is very illiquid. The decrease in the period is driven by settlements, losses, sales, net transfers between Level 2 and Level 3 due to changes in the observability of input parameters used to value these instruments partially offset by purchases and issuances.
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Deutsche Bank
Interim Report as of June 30, 2025

Reconciliation of financial instruments classified in Level 3
Reconciliation of financial instruments classified in Level 3
	Jun 30, 2025
in € m.	Balance, beginning of year	Changes in the group of consoli- dated com- panies	Total gains/ losses[1]	Purchases	Sales	Issu- ances[2]	Settle- ments[3]	Transfers into Level 3[4]	Transfers out of Level 3[4]	Balance, end of period
Financial assets held at fair value:
Trading securities	2,964	0	(23)	991	(864)	0	(130)	697	(465)	3,170
Positive market values from derivative finan- cial instruments	7,933	0	1,230	0	0	0	(162)	1,788	(2,596)	8,193
Other trading assets	6,184	0	(389)	680	(1,201)	1,017	(974)	664	(300)	5,682
Non-trading financial assets mandatory at fair value through profit or loss	5,805	0	(247)	893	(47)	375	(522)	90	(427)	5,920
Financial assets designated at fair value through profit or loss	0	0	(0)	0	0	0	0	0	0	0
Financial assets at fair value through other comprehensive income	3,383	0	(235)[5]	445	(157)	311	(483)	376	(479)	3,161
Other financial assets at fair value	12	0	(10)	0	0	0	0	20	0	22
Total financial assets held at fair value	26,281	0	326[6,7]	3,008	(2,269)	1,703	(2,271)	3,634	(4,266)	26,148
Financial liabilities held at fair value:
Trading securities	26	0	(6)	0	0	0	(0)	5	0	25
Negative market values from derivative financial instruments	8,707	0	18	0	0	0	(233)	1,471	(2,635)	7,328
Other trading liabilities	93	0	0	0	0	0	(93)	0	0	0
Financial liabilities designated at fair value through profit or loss	4,569	0	(203)	0	0	2,099	(649)	759	(1,302)	5,273
Other financial liabilities at fair value	(13)	0	49	0	0	0	(1)	(12)	(29)	(5)
Total financial liabilities held at fair value	13,382	0	(141)[6,7]	0	0	2,099	(976)	2,223	(3,965)	12,621

1
Total gains and losses predominantly relate to net gains (losses) on financial assets/liabilities at fair value through profit or loss reported in the interim consolidated statement of income. The total also includes net gains (losses) on financial assets at fair value through other comprehensive income reported in other comprehensive income, net of tax. Further, certain instruments are hedged with instruments in Level 1 or Level 2 but the table above does not include the gains and losses on these hedging instruments. Additionally, both observable and unobservable parameters may be used to determine the fair value of an instrument classified within Level 3
2
Issuances relate to the cash amount received on the issuance of a liability and the cash amount paid on the primary issuance of a loan to a borrower
3
Settlements represent cash flows to settle the asset or liability. For debt and loan instruments this includes periodic and lumpsum principal payments. For derivatives all cash flows are presented in settlements
4
Transfers in and transfers out of Level 3 are related to changes in observability of input parameters. During the period they are recorded at their fair value at the beginning of year. For instruments transferred into Level 3 the table shows the gains and losses and cash flows on the instruments as if they had been transferred at the beginning of the year. Similarly for instruments transferred out of Level 3 the table does not show any gains or losses or cash flows on the instruments during the period since the table is presented as if they have been transferred out at the beginning of the year
5
Total gains and losses on financial assets at fair value through other comprehensive income include a loss of € 1 million recognized in other comprehensive income, net of tax and a gain of € 2 million recognized in the income statement presented in net gain (losses)
6
This amount includes the effect of exchange rate changes. For total financial assets held at fair value this effect is a loss of € 749 million and for total financial liabilities held at fair value this is a gain of € 158 million
7
For assets, positive balances represent gains, negative balances represent losses. For liabilities, positive balances represent losses, negative balances represent gains
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	Jun 30, 2024
in € m.	Balance, beginning of year	Changes in the group of consoli- dated com- panies	Total gains/ losses[1]	Purchases	Sales	Issu- ances[2]	Settle- ments[3]	Transfers into Level 3[4]	Transfers out of Level 3[4]	Balance, end of period
Financial assets held at fair value:
Trading securities	3,194	0	175	1,311	(958)	0	(328)	291	(391)	3,295
Positive market values from derivative finan- cial instruments	8,198	0	258	0	0	0	(259)	2,404	(2,438)	8,164
Other trading assets	6,226	(0)	97	259	(1,064)	1,034	(496)	278	(575)	5,759
Non-trading financial assets mandatory at fair value through profit or loss	5,028	(1)	71	667	(24)	242	(469)	54	(1,221)	4,347
Financial assets designated at fair value through profit or loss	0	0	0	0	0	0	0	0	0	0
Financial assets at fair value through other comprehensive income	2,949	0	56[5]	345	(249)	605	(669)	89	(207)	2,920
Other financial assets at fair value	5	0	8	0	0	0	0	6	(0)	19
Total financial assets held at fair value	25,599	(1)	666[6,7]	2,582	(2,294)	1,881	(2,220)	3,123	(4,833)	24,503
Financial liabilities held at fair value:
Trading securities	26	0	0	0	0	0	0	0	0	27
Negative market values from derivative financial instruments	7,666	0	397	0	0	0	(226)	1,886	(2,039)	7,683
Other trading liabilities	0	0	0	0	0	0	5	0	0	6
Financial liabilities designated at fair value through profit or loss	3,248	0	26	0	0	1,612	(336)	243	(517)	4,277
Other financial liabilities at fair value	(85)	0	118	0	0	0	(1)	(21)	(56)	(44)
Total financial liabilities held at fair value	10,856	0	541[6,7]	0	0	1,612	(558)	2,108	(2,612)	11,948

1
Total gains and losses predominantly relate to net gains (losses) on financial assets/liabilities at fair value through profit or loss reported in the interim consolidated statement of income. The total also includes net gains (losses) on financial assets at fair value through other comprehensive income reported in other comprehensive income, net of tax. Further, certain instruments are hedged with instruments in Level 1 or Level 2 but the table above does not include the gains and losses on these hedging instruments. Additionally, both observable and unobservable parameters may be used to determine the fair value of an instrument classified within Level 3
2
Issuances relate to the cash amount received on the issuance of a liability and the cash amount paid on the primary issuance of a loan to a borrower
3
Settlements represent cash flows to settle the asset or liability. For debt and loan instruments this includes periodic and lumpsum principal payments. For derivatives all cash flows are presented in settlements
4
Transfers in and transfers out of Level 3 are related to changes in observability of input parameters. During the period they are recorded at their fair value at the beginning of year. For instruments transferred into Level 3 the table shows the gains and losses and cash flows on the instruments as if they had been transferred at the beginning of the year. Similarly for instruments transferred out of Level 3 the table does not show any gains or losses or cash flows on the instruments during the period since the table is presented as if they have been transferred out at the beginning of the year
5
Total gains and losses on financial assets at fair value through other comprehensive income include a gain of € 17 million recognized in other comprehensive income, net of tax
6
This amount includes the effect of exchange rate changes. For total financial assets held at fair value this effect is a gain of € 112 million and for total financial liabilities held at fair value this is a loss of € 11 million
7
For assets, positive balances represent gains, negative balances represent losses. For liabilities, positive balances represent losses, negative balances represent gains
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Deutsche Bank
Interim Report as of June 30, 2025

Sensitivity analysis of unobservable parameters
Where the value of financial instruments is dependent on unobservable parameter inputs, the precise level for these parameters at the balance sheet date might be drawn from a range of reasonably possible alternatives. In preparing the financial statements, appropriate levels for these unobservable input parameters are chosen so that they are consistent with prevailing market evidence and in line with the Group’s approach to valuation control detailed above.
If the Group marked Level 3 financial instruments using parameter values drawn from the extremes of the ranges of reasonably possible alternatives, as of June 30, 2025 it could have increased the fair value by as much as € 2.1 billion or decreased the fair value by as much as € 1.3 billion. As of December 31, 2024 it could have increased the fair value by as much as € 2.1 billion or decreased the fair value by as much as € 1.3 billion.
The changes in sensitive amounts from December 31, 2024, to June 30, 2025, were an increase in positive fair value movement of € 37 million, and a reduction in negative fair value movement of € 27 million.
The change in positive fair value movements from December 31, 2024, to June 30, 2025, represents a 2% increase and the change in negative fair value movements represents a 2% reduction. The Group’s sensitivity calculation of unobservable parameters for Level 3 continues to align to the approach used to assess valuation uncertainty for prudent valuation purposes.
Prudent valuation is a capital requirement for assets held at fair value. It provides a mechanism for quantifying and capitalizing valuation uncertainty in accordance with the European Commission Delegated Regulation (EU) 2016/101, which supplements Article 34 of Regulation (EU) No. 2019/876 (CRR), requiring institutions to apply the requirements of Article 105 (14) to all assets measured at fair value and to deduct any additional value adjustments from CET1 capital. This utilizes an exit price analysis performed for the relevant assets and liabilities in the prudent valuation assessment.
This disclosure is intended to illustrate the potential impact of the relative uncertainty in the fair value of financial instruments for which valuation is dependent on unobservable input parameters. However, it is unlikely in practice that all unobservable parameters would be simultaneously at the extremes of their ranges of reasonably possible alternatives. Hence, the estimates disclosed above are likely to be greater than the true uncertainty in fair value at the balance sheet date. Furthermore, the disclosure is neither predictive nor indicative of future movements in fair value.
For many of the financial instruments considered here, in particular derivatives, unobservable input parameters represent only a subset of the parameters required to price the financial instrument, the remainder being observable. Hence, for these instruments the overall impact of moving the unobservable input parameters to the extremes of their ranges might be relatively small compared with the total fair value of the financial instrument. For other instruments, fair value is determined based on the price of the entire instrument, for example, by adjusting the fair value of a reasonable proxy instrument. In addition, all financial instruments are already carried at fair values which are inclusive of valuation adjustments for the cost to close out that instrument and hence already factor in uncertainty as it reflects itself in market pricing. Any negative impact of uncertainty calculated within this disclosure, will be over and above that already included in the fair value contained in the financial statements.
Breakdown of the sensitivity analysis by type of instrument1
	Jun 30, 2025		Dec 31, 2024
in € m.	Positive fair value movement from using reasonable possible alternatives	Negative fair value movement from using reasonable possible alternatives	Positive fair value movement from using reasonable possible alternatives	Negative fair value movement from using reasonable possible alternatives
Securities:
Debt securities	308	249	308	276
Commercial mortgage-backed securities	12	12	17	17
Mortgage and other asset-backed securities	12	11	11	11
Corporate, sovereign and other debt securities	285	226	280	248
Equity securities	104	99	78	77
Derivatives:
Credit	236	111	207	105
Equity	66	35	36	33
Interest related	781	364	798	337
Foreign exchange	49	35	56	24
Other	128	63	110	105
Loans	415	360	458	387
Other	0	0	0	0
Total	2,089	1,316	2,052	1,343

1
Where the exposure to an unobservable parameter is offset across different instruments then only the net impact is disclosed in the table
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Interim Report as of June 30, 2025

Quantitative information about the sensitivity of significant unobservable inputs
The behavior of the unobservable parameters on Level 3 fair value measurement is not necessarily independent, and dynamic relationships often exist between the other unobservable parameters and the observable parameters. Such relationships, where material to the fair value of a given instrument, are explicitly captured via correlation parameters, or are otherwise controlled via pricing models or valuation techniques. Frequently, where a valuation technique utilizes more than one input, the choice of a certain input will bound the range of possible values for other inputs. In addition, broader market factors (such as interest rates, equity, credit or commodity indices or foreign exchange rates) can also have effects.
The range of values shown below represents the highest and lowest inputs used to value the significant exposures within Level 3. The diversity of financial instruments that make up the disclosure is significant and therefore the ranges of certain parameters can be large. For example, the range of credit spreads on mortgage-backed securities represents performing, more liquid positions with lower spreads than the less liquid, non-performing positions which will have higher credit spreads. As Level 3 contains the less liquid fair value instruments, the wide ranges of parameters seen is to be expected, as there is a high degree of pricing differentiation within each exposure type to capture the relevant market dynamics. The table below provides a brief description of each of the principal parameter types, along with a commentary on significant interrelationships between them.
Credit parameters are used to assess the creditworthiness of an exposure, by enabling the probability of default and resulting losses of a default to be represented. The credit spread is the primary reflection of creditworthiness and represents the premium or yield return above the benchmark reference instrument (typically risk-free rate, or relevant treasury instrument, depending upon the asset being assessed), that a bond holder would require to allow for the credit quality difference between that entity and the reference benchmark. Higher credit spreads will indicate lower credit quality, and lead to a lower value for a given bond, or other loan-asset that is to be repaid to the bank by the borrower. Recovery rates represent an estimate of the amount a lender would receive in the case of a default of a loan, or a bond holder would receive in the case of default of the bond. Higher recovery rates will give a higher valuation for a given bond position, if other parameters are held constant. Constant default rate and constant prepayment rate allow more complex loan and debt assets to be assessed, as these parameters estimate the ongoing defaults arising on scheduled repayments and coupons, or whether the borrower is making additional (usually voluntary) prepayments. These parameters are particularly relevant when forming a fair value opinion for mortgage or other types of lending, where repayments are delivered by the borrower through time, or where the borrower may pre-pay the loan (seen for example in some residential mortgages). Higher constant default rate will lead to lower valuation of a given loan or mortgage as the lender will ultimately receive less cash.
Interest rates, credit spreads, inflation rates, foreign exchange rates and equity prices are referenced in some option instruments, or other complex derivatives, where the payoff a holder of the derivative will receive is dependent upon the behavior of these underlying references through time. Volatility parameters describe key attributes of option behavior by enabling the variability of returns of the underlying instrument to be assessed. This volatility is a measure of probability, with higher volatilities denoting higher probabilities of a particular outcome occurring. The underlying references (interest rates, credit spreads etc.) have an effect on the valuation of options, by describing the size of the return that can be expected from the option. Therefore, the value of a given option is dependent upon the value of the underlying instrument, and the volatility of that instrument, representing the size of the payoff, and the probability of that payoff occurring. Where volatilities are high, the option holder will see a higher option value as there is greater probability of positive returns. A higher option value will also occur where the payoff described by the option is significant.
Correlations are used to describe influential relationships between underlying references where a derivative or other instrument has more than one underlying reference. Behind some of these relationships, for example commodity correlation and interest rate-foreign exchange correlations, typically lie macroeconomic factors such as the impact of global demand on groups of commodities, or the pricing parity effect of interest rates on foreign exchange rates. More specific relationships can exist between credit references or equity stocks in the case of credit derivatives and equity basket derivatives, for example. Credit correlations are used to estimate the relationship between the credit performance of a range of credit names, and stock correlations are used to estimate the relationship between the returns of a range of equities. A derivative with a correlation exposure will be either long- or short-correlation. A high correlation suggests a strong relationship between the underlying references is in force, and this will lead to an increase in value of a long-correlation derivative. Negative correlations suggest that the relationship between underlying references is opposing, i.e., an increase in price of one underlying reference will lead to a reduction in the price of the other.
An EBITDA multiple approach can be used in the valuation of less liquid securities. Under this approach the enterprise value (‘EV’) of an entity can be estimated via identifying the ratio of the EV to EBITDA of a comparable observable entity and applying this ratio to the EBITDA of the entity for which a valuation is being estimated. Under this approach a liquidity adjustment is often applied due to the difference in liquidity between the generally listed comparable used and the company under valuation. A higher EV/EBITDA multiple will result in a higher fair value.
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Deutsche Bank
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Financial instruments classified in Level 3 and quantitative information about unobservable inputs
	Jun 30, 2025
	Fair value
in € m. (unless stated otherwise)	Assets	Liabilities	Valuation technique(s)[1]	Significant unobservable input(s) (Level 3)	Range
Financial instruments held at fair value – Non-Derivative financial instruments held at fair value
Mortgage- and other asset-backed securities held for trading:
Commercial mortgage-backed securities	25	0	Price based	Price	0%	102%
			Discounted cash flow	Credit spread (bps)	199	1,860
Mortgage- and other asset-backed securities	97	0	Price based	Price	0%	107%
			Discounted cash flow	Credit spread (bps)	90	1,989
				Recovery rate	25%	85%
				Constant default rate	0%	20%
				Constant prepayment rate	1%	18%
Total mortgage- and other asset-backed securities	122	0
Debt securities and other debt obligations	4,816	5,245	Price based	Price	0%	300%
Held for trading	2,858	21	Discounted cash flow	Credit spread (bps)	3	696
Corporate, sovereign and other debt securities	2,858
Non-trading financial assets mandatory at fair value through profit or loss	1,427
Designated at fair value through profit or loss	0	5,224
Financial assets at fair value through other comprehensive income	531
Equity securities	898	4	Market approach	Price per net asset value	0%	100%
Held for trading	191	4		Enterprise value/EBITDA (multiple)	5	13
				Enterprise value/Revenue (multiple)	1	14
Non-trading financial assets mandatory at fair value through profit or loss	708		Discounted cash flow	Weighted average cost capital	9%	20%
			Price based	Price	0%	100%
Loans	9,848	0	Price based	Price	0%	116%
Held for trading	5,312	0	Discounted cash flow	Credit spread (bps)	100	1,098
Non-trading financial assets mandatory at fair value through profit or loss	1,906
Designated at fair value through profit or loss	0	0		Recovery rate	29%	75%
Financial assets at fair value through other comprehensive income	2,630
Loan commitments	0	6	Discounted cash flow	Credit spread (bps)	59	3,319
				Recovery rate	40%	84%
			Loan pricing model	Utilization	0%	100%
Other financial instruments	2,249[2]	43[3]	Discounted cash flow	IRR	7%	13%
				Repo rate (bps.)	15	285
Total non-derivative financial instruments held at fair value	17,933	5,299

1
Valuation technique(s) and subsequently the significant unobservable input(s) relate to the respective total position
2
Other financial assets include € 371 million of other trading assets, € 1.9 billion of other non-trading financial assets mandatory at fair value
3
Other financial liabilities include € 43 million of securities sold under repurchase agreements designated at fair value
78
Deutsche Bank
Interim Report as of June 30, 2025

	Dec 31, 2024
	Fair value
in € m. (unless stated otherwise)	Assets	Liabilities	Valuation technique(s)[1]	Significant unobservable input(s) (Level 3)		Range
Financial instruments held at fair value – Non-Derivative financial instruments held at fair value
Mortgage- and other asset-backed securities held for trading:
Commercial mortgage-backed securities	31	0	Price based	Price	0%	102%
			Discounted cash flow	Credit spread (bps)	167	1,486
Mortgage- and other asset-backed securities	93	0	Price based	Price	0%	107%
			Discounted cash flow	Credit spread (bps)	106	1,027
				Recovery rate	60%	85%
				Constant default rate	0%	4%
				Constant prepayment rate	4%	18%
Total mortgage- and other asset-backed securities	124	0
Debt securities and other debt obligations	4,379	4,537	Price based	Price	0%	300%
Held for trading	2,726	26	Discounted cash flow	Credit spread (bps)	9	651
Corporate, sovereign and other debt securities	2,726
Non-trading financial assets mandatory at fair value through profit or loss	1,499
Designated at fair value through profit or loss	0	4,512
Financial assets at fair value through other comprehensive income	154
Equity securities	809	0	Market approach	Price per net asset value	0%	100%
Held for trading	114	0		Enterprise value/EBITDA (multiple)	5	14
				Enterprise value/Revenue (multiple)	1	15
Non-trading financial assets mandatory at fair value through profit or loss	695		Discounted cash flow	Weighted average cost capital	9%	20%
			Price based	Price	0%	100%
Loans	10,817	93	Price based	Price	0%	123%
Held for trading	5,931	93	Discounted cash flow	Credit spread (bps)	100	1,621
Non-trading financial assets mandatory at fair value through profit or loss	1,779
Designated at fair value through profit or loss	0	0		Recovery rate	40%	84%
Financial assets at fair value through other comprehensive income	3,107
Loan commitments	0	6	Discounted cash flow	Credit spread (bps)	226	954
				Recovery rate	40%	84%
			Loan pricing model	Utilization	0%	100%
Other financial instruments	2,208[2]	51[3]	Discounted cash flow	IRR	7%	13%
				Repo rate (bps.)	30	285
Total non-derivative financial instruments held at fair value	18,336	4,688

1
Valuation technique(s) and subsequently the significant unobservable input(s) relate to the respective total position
2
Other financial assets include € 253 million of other trading assets, € 1.8 billion of other non-trading financial assets mandatory at fair value, and € 123 million other financial assets at fair value through other comprehensive income
3
Other financial liabilities include € 51 million of securities sold under repurchase agreements designated at fair value
79
Deutsche Bank
Interim Report as of June 30, 2025

Jun 30, 2025
Fair value
in € m. (unless stated otherwise)	Assets	Liabilities	Valuation technique(s)	Significant unobservable input(s) (Level 3)	Range
Financial instruments held at fair value:
Market values from derivative financial instruments:
Interest rate derivatives	3,925	3,636	Discounted cash flow	Swap rate (bps)	(887)	4,725
				Inflation swap rate	0%	4%
				Constant default rate	0%	17%
				Constant prepayment rate	3%	17%
			Option pricing model	Inflation volatility	0%	6%
				Interest rate volatility	0%	1%
				IR - IR correlation	0%	97%
				Hybrid correlation	(50) %	0%
Credit derivatives	1,077	1,007	Discounted cash flow	Credit spread (bps)	9	5,918
				Recovery rate	15%	94%
			Option pricing model	Credit volatility	0%	50%
			Correlation pricing model	Credit correlation	0%	0%
Equity derivatives	748	906	Option pricing model	Stock volatility	1%	88%
				Index volatility	9%	17%
				Index - index correlation	0%	0%
				Stock - stock correlation	0%	0%
				Stock Forwards	0%	1%
				Index Forwards	0%	3%
FX derivatives	1,826	1,578	Option pricing model	Volatility	(9) %	46%
				Quoted Vol	0%	0%
			Discounted cash flow	Swap rate (bps)	(13)	100
Other derivatives	639	195[1]	Discounted cash flow	Credit spread (bps)	217	717
			Option pricing model	Index volatility	20%	126%
				Price	1%	677%
				Commodity correlation	44%	98%
Total market values from derivative financial instruments	8,215	7,323

1
Includes derivatives which are embedded in contracts where the host contract is held at amortized cost but for which the embedded derivative is separated
80
Deutsche Bank
Interim Report as of June 30, 2025

Dec 31, 2024
Fair value
in € m. (unless stated otherwise)	Assets	Liabilities	Valuation technique(s)	Significant unobservable input(s) (Level 3)	Range
Financial instruments held at fair value:
Market values from derivative financial instruments:
Interest rate derivatives	5,218	5,207	Discounted cash flow	Swap rate (bps)	(4,176)	3,975
				Inflation swap rate	0%	5%
				Constant default rate	0%	12%
				Constant prepayment rate	4%	16%
			Option pricing model	Inflation volatility	0%	6%
				Interest rate volatility	0%	3%
				IR - IR correlation	(10) %	99%
				Hybrid correlation	(70) %	55%
Credit derivatives	510	562	Discounted cash flow	Credit spread (bps)	15	1,148
				Recovery rate	0%	40%
			Correlation pricing model	Credit correlation	0%	0%
Equity derivatives	642	1,201	Option pricing model	Stock volatility	2%	86%
				Index volatility	9%	27%
				Index - index correlation	0%	0%
				Stock - stock correlation	0%	0%
				Stock Forwards	0%	1%
				Index Forwards	0%	1%
FX derivatives	995	1,470	Option pricing model	Volatility	(9) %	33%
				Quoted Vol	0%	0%
			Discounted cash flow	Swap rate (bps)	(3)	100
Other derivatives	580	254[1]	Discounted cash flow	Credit spread (bps)	286	626
			Option pricing model	Index volatility	0%	160%
				Price	17%	75%
				Commodity correlation	0%	87%
Total market values from derivative financial instruments	7,945	8,694

1
Includes derivatives which are embedded in contracts where the host contract is held at amortized cost but for which the embedded derivative is separated
81
Deutsche Bank
Interim Report as of June 30, 2025

Unrealized gains or losses on Level 3 instruments held or in issue at the reporting date
The unrealized gains or losses on Level 3 Instruments are not solely due to unobservable parameters. Many of the parameter inputs to the valuation of instruments in this level of the hierarchy are observable and the gain or loss is partly due to movements in these observable parameters over the period. Many of the positions in this level of the hierarchy are economically hedged by instruments which are categorized in other levels of the fair value hierarchy. The offsetting gains and losses that have been recorded on all such hedges are not included in the table below, which only shows the gains and losses related to the Level 3 classified instruments themselves held at the reporting date in accordance with IFRS 13. The unrealized gains and losses on Level 3 instruments are included in both net interest income and net gains on financial assets/liabilities at fair value through profit or loss in the consolidated income statement.
	Six months ended
in € m.	Jun 30, 2025	Jun 30, 2024
Financial assets held at fair value:
Trading securities	34	73
Positive market values from derivative financial instruments	1,725	878
Other trading assets	(189)	23
Non-trading financial assets mandatory at fair value through profit or loss	(7)	48
Financial assets designated at fair value through profit or loss	0	0
Financial assets at fair value through other comprehensive income	0	0
Other financial assets at fair value	9	(8)
Total financial assets held at fair value	1,572	1,015
Financial liabilities held at fair value:
Trading securities	6	(0)
Negative market values from derivative financial instruments	(761)	(944)
Other trading liabilities	0	(0)
Financial liabilities designated at fair value through profit or loss	200	(5)
Other financial liabilities at fair value	(54)	(118)
Total financial liabilities held at fair value	(610)	(1,067)
Total	962	(52)

Recognition of trade date profit
If there are significant unobservable inputs used in a valuation technique on initial recognition, the financial instrument is recognized at the transaction price and any trade date profit is deferred. The table below presents the movement during the six months ended for the year of the trade date profits deferred due to significant unobservable parameters for financial instruments classified at fair value through profit or loss. The balance is predominantly related to derivative instruments.
in € m.	Jun 30, 2025	Jun 30, 2024
Balance, beginning of year	691	577
New trades during the period	215	136
Amortization	(118)	(72)
Matured trades	(35)	(33)
Subsequent move to observability[1]	(26)	(28)[2]
Exchange rate changes	(5)	0
Balance, end of period	723	579

1
This includes situations where an input remains unobservable but has become insignificant in relation to the deferred trade date profit in periods subsequent to the trade date
2
During the second quarter of 2024, the Group refined its methodology for the significance test of unobservable inputs subsequent to the trade date. This resulted in release of € 15 million in the second quarter of 2024
82
Deutsche Bank
Interim Report as of June 30, 2025

Fair value of financial instruments not carried at fair value

This section should be read in conjunction with Note 14 “Fair Value of Financial Instruments not carried at Fair Value” of the Group’s Annual Report 2024.
Valuation techniques used to establish the fair value for the Group’s financial instruments which are not carried at fair value in the balance sheet are consistent with those outlined in Note “Financial Instruments carried at fair value”.
Financial instruments not carried at fair value are not managed on a fair value basis. For these instruments, fair values are calculated for disclosure purposes only and do not impact the Group’s balance sheet or income statement. Additionally, since the instruments generally do not trade, there is significant management judgement required to determine these fair values. Differences between the carrying value and the fair value as of June 30, 2025, are consistent with the changes in the interest rate environment in the reporting period.
For the following financial instruments which are predominantly short-term, the carrying value represents a reasonable estimate of the fair value:
Assets	Liabilities
Cash and central bank balances	Deposits
Interbank balances (w/o central banks)	Central bank funds purchased and securities sold under repurchase agreements
Central bank funds sold and securities purchased under resale agreements	Securities loaned
Securities borrowed	Other short-term borrowings
Other financial assets	Other financial liabilities

For all other financial instruments carried at amortized cost, the following valuation techniques are applied:
–
On retail lending portfolios with a large number of homogenous loans (e.g., residential mortgages), the fair value is calculated for each product type by discounting the portfolio’s contractual cash flows using the Group’s new loan rates, for lending to borrowers of similar credit quality, which includes the impact of the macroeconomic environment. Key inputs for retail mortgages are the difference between historic and current product margins and the estimated prepayment rates. Capitalized broker fees included in the carrying value are also considered to be at fair value.
–
The fair value of the corporate lending portfolio is estimated predominantly by discounting the loan until its maturity, based on the loan-specific credit spreads and funding costs for the Group.
–
For long-term debt and trust preferred securities, the fair value is determined from quoted market prices where available. Where quoted market prices are not available, the fair value is estimated by using a valuation technique that discounts the remaining contractual cash flows at a rate at which an instrument with similar characteristics is quoted in the market.
–
A discounted cash flow model is generally used for determining the fair value of long-term deposits since market data is usually not available. In addition to the yield curve, Deutsche Bank’s own credit spreads are also considered. Credit spreads of the respective counterparties are not used in the measurement of fair values on financial liabilities at amortized cost.
For these financial instruments carried at amortized costs, the disclosed fair value is categorized under the IFRS fair value hierarchy (i.e., Level 1, Level 2, and Level 3) as outlined in Note “Financial Instruments carried at fair value”. In general, Level 1 includes Cash and Central bank balances; Level 2 includes Interbank balances (w/o central banks), Central bank funds sold, and securities purchased under resale agreements, Securities borrowed, Other financial assets, Deposits, Central bank funds purchased, and securities sold under repurchase agreements, Securities loaned, Other short-term borrowings, Other financial liabilities, Long- term debt and Trust preferred securities; and Level 3 includes Loans.
83
Deutsche Bank
Interim Report as of June 30, 2025

Estimated fair value of financial instruments not carried at fair value on the balance sheet1
	Jun 30, 2025		Dec 31, 2024
in € m.	Carrying value	Fair value	Carrying value	Fair value
Financial assets:
Cash and central bank balances	137,124	137,124	147,494	147,494
Interbank balances (w/o central banks)	6,766	6,766	6,160	6,160
Central bank funds sold and securities purchased under resale agreements	32,938	32,968	40,803	40,923
Securities borrowed	35	35	44	44
Loans	471,526	457,856	483,897	470,058
Other financial assets	147,761	146,735	92,572	91,214

Financial liabilities:
Deposits	654,617	654,463	667,700	667,609
Central bank funds purchased and securities sold under repurchase agreements	4,371	4,364	3,740	3,727
Securities loaned	2	2	2	2
Other short-term borrowings	18,090	18,104	9,895	9,903
Other financial liabilities	126,939	126,939	79,371	79,371
Long-term debt	113,531	113,178	114,899	114,496
Trust preferred securities	286	285	287	273

1
Amounts are generally presented on a gross basis, in line with the Group’s accounting policy regarding offsetting of financial instruments as described in Note 1 “Material accounting policies and critical accounting estimates” of the Group’s Annual Report 2024.
As of June 30, 2025, the difference between the fair value and the carrying value of loans is primarily driven by current interest rates on long-dated retail mortgages in Germany compared to the contractual rate. For long-term debt and trust preferred securities, the difference between the fair value and the carrying value is due to changes in interest rates at which the Group could issue debt with similar maturity and subordination at the balance sheet date compared to the rate the instrument was issued at. The carrying values included in the table do not include any impacts from economic hedges.
84
Deutsche Bank
Interim Report as of June 30, 2025

Allowance for credit losses

Development of allowance for credit losses for financial assets at amortized cost
	Six months ended Jun 30, 2025
	Allowance for credit losses[5]
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Balance, beginning of year	438	736	4,412	213	5,799
Movements in financial assets including new business	21	217	778	(4)	1,012
Transfers due to changes in creditworthiness¹	96	(104)	8	N/M	0
Changes due to modifications that did not result in derecognition	N/M	N/M	N/M	N/M	N/M
Changes in models[6]	(65)	87	(155)	0	(133)
Financial assets that have been derecognized during the period²	0	0	(447)	0	(447)
Recovery of written off amounts	0	0	78	0	78
Foreign exchange and other changes	(9)	(27)	(258)	2	(292)
Balance, end of reporting period	481	909	4,416	211	6,018
Provision for credit losses excluding country risk[3,4]	52	200	631	(4)	880

1
Transfers due to changes in creditworthiness” shows the credit loss allowance movements due to stage transfer prior to expected credit loss remeasurement
2
This position includes charge offs of allowance for credit losses
3
Movements in financial assets including new business, transfers due to changes in creditworthiness and changes in models add up to provision for credit losses excluding country risk
4
Credit loss provision does include € 8 million reimbursement gain as of June 30, 2025
5
Allowance for credit losses does not include allowance for country risk amounting to € 7 million as of June 30, 2025
6
Changes in model reflect LGD model update
	Six months ended Jun 30, 2024
	Allowance for credit losses[5]
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Balance, beginning of year	447	680	3,960	198	5,285
Movements in financial assets including new business	(93)	124	928	(8)	951
Transfers due to changes in creditworthiness¹	84	(95)	11	N/M	0
Changes due to modifications that did not result in derecognition	N/M	N/M	N/M	N/M	N/M
Changes in models	(2)	(7)	0	0	(9)
Financial assets that have been derecognized during the period²	0	0	(622)	0	(622)
Recovery of written off amounts	0	0	39	0	39
Foreign exchange and other changes	5	(1)	(133)	11	(117)
Balance, end of reporting period	440	701	4,183	202	5,526
Provision for credit losses excluding country risk[3,4]	(12)	22	939	(8)	942

1
Transfers due to changes in creditworthiness” shows the credit loss allowance movements due to stage transfer prior to expected credit loss remeasurement
2
This position includes charge offs of allowance for credit losses
3
The above table breaks down the impact on provision for credit losses from movements in financial assets including new business, transfers due to changes in creditworthiness and changes in models
4
Credit loss provision does include € 4 million reimbursement gain as of June 30, 2024
5
Allowance for credit losses does not include allowance for country risk amounting to € 8 million as of June 30, 2024
Development of allowance for credit losses for off-balance sheet positions
	Six months ended Jun 30, 2025
	Allowance for credit losses[3]
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Balance, beginning of year	106	82	173	0	361
Movements including new business	(15)	9	1	3	(3)
Transfers due to changes in creditworthiness[1]	3	(3)	(0)	N/M	0
Changes in models	0	0	0	0	0
Foreign exchange and other changes	(3)	(9)	(12)	0	(24)
Balance, end of reporting period	91	78	162	3	335
of which: Financial guarantees	55	42	84	0	181
Provision for credit losses excluding country risk[2]	(12)	6	1	3	(3)

1
Transfers due to changes in creditworthiness” shows the credit loss allowance movements due to stage transfer prior to expected credit loss remeasurement
2
The above table breaks down the impact on provision for credit losses from movements in financial assets including new business, transfers due to changes in creditworthiness and changes in models
3
Allowance for credit losses does not include allowance for country risk amounting to € 10 million as of June 30, 2025
85
Deutsche Bank
Interim Report as of June 30, 2025

	Six months ended Jun 30, 2024
	Allowance for credit losses[3]
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Balance, beginning of year	117	88	187	0	393
Movements including new business	(10)	4	(22)	0	(28)
Transfers due to changes in creditworthiness[1]	10	(9)	(1)	N/M	0
Changes in models	0	0	0	0	0
Foreign exchange and other changes	2	(1)	3	0	4
Balance, end of reporting period	118	83	167	0	368
of which: Financial guarantees	71	32	95	0	198
Provision for credit losses excluding country risk[2]	(0)	(5)	(23)	0	(28)

1
Transfers due to changes in creditworthiness” shows the credit loss allowance movements due to stage transfer prior to expected credit loss remeasurement
2
The above table breaks down the impact on provision for credit losses from movements in financial assets including new business, transfers due to changes in creditworthiness and changes in models
3
Allowance for credit losses does not include allowance for country risk amounting to € 7 million as of June 30, 2024
86
Deutsche Bank
Interim Report as of June 30, 2025

Key risk themes

In the following chapter, Deutsche Bank provides details on key risk themes newly emerged or in focus and thus of high relevance for the Group.
Credit Risk
The latest developments and key uncertainties in the first six months of 2025 are part of the bank’s ongoing credit risk management activities and governance framework. These activities include, but are not limited to, regular emerging risk reviews (amongst others U.S. tariffs, CRE, Climate Risk, geopolitical risks) as well as portfolio deep dives, day to day risk management on the level of individual borrowers, and regular model validations. None of these activities identified additional key risk themes in focus with elevated loss potential for the Group in the current quarter, other than U.S. tariffs and CRE. Automotive, which was shown as focus area in the Annual Report 2024 is now considered within U.S. tariffs
U.S. tariffs
There has been continued uncertainty regarding the impacts of U.S. tariffs since the new U.S. administration took office earlier in the year. The announcement of punitive reciprocal import tariffs by the U.S. administration on April 2, 2025 (“Liberation Day”) triggered significant volatility and a sharp sell-off in equity markets. This deadline has subsequently been extended to August 1, 2025. Despite the resumption of punitive tariff announcements on individual countries and potential blanket tariffs of 15% or 20% on most trade partners (up from 10%), some equity indices continued to new all-time highs by early July, including the S&P500.
Reviews by the Group have been focused on lower rated clients in terms of their vulnerability to tariffs in sensitive industries based on related profit margin and demand effects. Client industries mainly in scope span across Automotives, Manufacturing & Engineering (M&E), Consumer Goods, Chemicals, Steel Metals & Mining, Technology and Healthcare & Pharma. These broader industries and portfolios across Deutsche Bank remain of a high credit quality, mainly investment grade with no material deterioration observed since tariffs were announced. The initial review performed during the first quarter of 2025 classified individual clients according to their overall direct vulnerability to tariffs, and identified any actions to be taken, including limit reductions, ratings downgrades and watchlist inclusions. The overall direct exposure to these clients with high or elevated vulnerability to tariffs is well managed with dedicated overlays still in place as of June 30, 2025.
Given continued uncertainty, the Group conducted a second phase review in the second quarter to assess these clients for potential indirect, supply chain risks. Overall, the results were more benign compared to those from the direct tariff impact review as most clients benefit from supply chains which are, to a large extent, aligned to their end markets. While additional clients were captured as high or elevated risk with respect to supply chain risks, exposure is well contained. Similar to the direct tariff impact review, any actions to be taken, including limit reductions, ratings downgrades and watchlist inclusions have been identified. Although above portfolios have remained stable, clients identified as being potentially vulnerable to U.S. tariffs and any new market developments are closely monitored.
As of June 30, 2025, management decided to continue with a dedicated tariffs-related overlay, extending the scope to clients with high or elevated vulnerability to supply chain risks from the second phase review mentioned above. Since macro-economic variables used as of June 30, 2025 are reflective of the current outlook and the Group’s Forward Looking Information (FLI) model appropriately captures the existing uncertainty, the broader macro-economic overlay, based on a more pessimistic outlook across U.S. macro-economic variables prior to March 31, 2025, could be discontinued.
Commercial Real Estate
CRE markets continue to be impacted by higher interest rates and reduced letting demand for office properties. The market stress has been most pronounced in the U.S. with a substantial decline of CRE asset values from 2022 peaks and higher office vacancy rates compared to Europe. While some broader market indexes point towards a stabilization of CRE prices, declining values can still be observed in weak office submarkets with subdued letting activity. In particular certain U.S. West Coast office markets are affected by high vacancies, weak letting activity, and downward pressure on valuations. Uncertainty about potential inflationary effects of the U.S. Government’s recent tariff and trade policy announcements has muted the outlook for interest rate cuts and could impede the recovery of CRE markets.
The main risk for the portfolio is related to refinancing and extension of maturing loans which is negatively affected by the impact of higher interest rates on collateral values and debt service. CRE loans often have a significant portion of principal payable at maturity. Under current market conditions, borrowers may have difficulty obtaining a new loan to repay the maturing debt or to meet conditions that allow extension of loans. This risk is further amplified for loans in the office segment due to increased uncertainty about letting prospects and collateral values. Deutsche Bank is closely monitoring the CRE portfolio for development of such risks.
87
Deutsche Bank
Interim Report as of June 30, 2025

The Group continues to proactively work with borrowers to address upcoming maturities to establish terms for loan amendments and extensions, which in many cases, are classified as forbearance triggering Stage 2 classification under IFRS 9. However, in certain cases, the borrower may be unable to restructure or refinance and therefore is classified as defaulted. This resulted in higher Stage 3 ECLs in 2023, 2024, and the first six months of 2025. Additionally, in the three months ending June 30, 2025, the model update outlined in the IFRS 9 Impairment section led to an increase in Stage 1 and Stage 2 ECLs in the CRE portfolio. Overall, uncertainty remains with respect to future defaults and the timing of a full recovery in the CRE markets.
Within the CRE portfolio, the Group differentiates between recourse and non-recourse financing. Non-recourse financings amounting to € 33 billion as of June 30, 2025 versus € 36 billion as of December 31, 2024 rely on sources of repayment that are typically limited to the cash flows generated by the financed property, and the ability to refinance such loans may be constrained by the underlying property value and income stream generated by such property at the time of refinancing. Deutsche Bank uses bespoke portfolio stress testing for certain sub-segments of the CRE loan portfolio to obtain a more comprehensive view of potential downside risks. For the quarter ending June 30, 2025, the Group performed a bespoke portfolio stress test on a subset of the non-recourse financing portfolio deemed higher risk based on its heightened sensitivity to current CRE market stress factors, including higher interest rates, declining collateral values and elevated refinancing risk due to loan structures with a high proportion of their outstanding principal balance payable at maturity. CRE exposures not subject to the bespoke stress test include recourse financing with creditworthy borrowers/guarantors, and non-recourse financing for properties with less impacted risk drivers such as data centers and municipal social housing which benefit from strong underlying demand fundamentals
The following table presents the non-recourse CRE portfolio subject to bespoke stress-test by IFRS 9 stages, region, property type and average weighted loan to value (LTV) as well as allowance and provision for credit losses recorded as of June 30, 2025, and December 31, 2024, respectively.
Stress-tested CRE portfolio
	Jun 30, 2025	Dec 31, 2024
in € m.	Gross Carrying Amount¹	Gross Carrying Amount¹
Exposure by stages
Stage 1	16,415	18,756
Stage 2	7,506	7,713
Stage 3	2,919	2,836
Total	26,840	29,305

thereof:
North America	51%	54%
Western Europe (including Germany)	41%[2]	39%[2]
Asia/Pacific	7%	7%

thereof: offices	41%	42%
North America	23%	24%
Western Europe (including Germany)	17%[3]	17%[3]
Asia/Pacific	1%	2%
thereof: residential	13%	12%
thereof: hospitality	12%	10%
thereof: retail	10%	10%

Weighted average LTV, in %
Investment Bank	64%	66%
Corporate Bank	57%	56%
Other Business	70%	71%

	Six months ended Jun 30, 2025	Twelve months ended Dec 31, 2024
Allowance for Credit Losses[4]	744	653
Provision for Credit Losses[4]	399	492
thereof: North America	325	400

1
Loans at amortized cost
2
Germany accounts for ca 8% of the total stress-tested CRE portfolio as of June 30, 2025 and as of December 31, 2024
3
Office loans in Germany account for 11% of total office loans in the stress-tested CRE portfolio as of June 30, 2025 and 10% as of December 31, 2024 respectively
4
Allowance for Credit Losses and Provision for Credit Losses do not include country risk allowances/provisions.
The decrease in the stress-tested CRE portfolio since December 31, 2024, was € 2.5 billion mainly driven by foreign exchange rate movements and loan repayments.
88
Deutsche Bank
Interim Report as of June 30, 2025

The average LTV in the U.S. office loan segment was 80% as of June 30, 2025, versus 81% as of December 31, 2024. LTV calculations are based on latest externally appraised values which are additionally subject to regular interim internal adjustments. While the Group is updating CRE collateral values where applicable, such values and their underlying assumptions are subject to a higher degree of fluctuation and uncertainty in the current environment of heightened market volatility and reduced market liquidity. A continuation of the current stressed market conditions could have a further adverse impact on commercial real estate property values and LTV ratios.
Since the onset of the CRE market deterioration, the Group aims to assess the downside risk of additional credit losses in its higher risk non-recourse portfolio through a temporary bespoke stress testing focused on examining property value movements as basis to identify potential losses on a portfolio basis. Stressed values are derived by applying an observed market index decline (a commercial property value market index) to the appraised values plus an additional haircut, differentiated by property type and region. Implying a liquidation scenario, the stress analysis assumes a loss to occur on a loan when the stressed property value is less than the outstanding loan balance, i.e., the stress LTV beyond 100%.
Based on the stress test assumptions and utilizing the stress-tested CRE portfolio of € 27 billion as of June 30, 2025, as a starting point, stress could result, in a worst case scenario, in approximately € 1.1 billion of credit losses, over multiple years based on the respective maturity profile. The allowance recorded against the stress tested portfolio was € 0.7 billion as of June 30, 2025. In a normalized stress scenario, taking into account recently observed trends and information, the bank would expect incremental provisions of € 0.4 billion over the aforementioned period.
The bespoke stress test has numerous limitations, including but not restricted to lack of differentiation based on individual asset performance, specific location or asset desirability, all of which could have a material impact on potential stress losses. Furthermore, calculated stress losses are sensitive to potential further deterioration of peak-to-trough index values and assumptions about incremental haircuts, and incremental stress loss can therefore change in the future. Changes in underlying assumptions could lead to a wider range of stress results and hence the Group's bespoke stress approach should be viewed as one of multiple possible scenarios. While the stress test aims to assess potential losses in an adverse scenario, Deutsche Bank believes that based on currently available information, the ECL estimate related to the Group’s CRE portfolio is within a reasonable range and thus represents the bank’s best estimate, considering the advanced stage of the current down cycle.
Climate Risk
Climate transition and physical risks present growing risks to the bank’s sectoral and regional portfolios.
Transition risks, defined as the risks arising from the policy, technology and behavioral changes needed to decarbonize the global economy, are expected to lead to a progressive shift away from fossil fuel-based technologies in favor of renewable energy sources. This will generate increased risks for companies with carbon intensive business models who are unable to execute on credible transition plans. Deutsche Bank is exposed to transition risks via its lending to, and other business activities with, carbon intensive clients and physical assets.
Physical risks, defined as the potential for physical damage and associated financial and non-financial losses due to rising temperatures, are increasing in frequency and intensity. Deutsche Bank is exposed to physical risks via its lending to, and other business activities with, clients and physical assets in regions which are vulnerable to acute events (e.g. wildfires, hurricanes) and chronic events (e.g. rising sea levels).
Managing climate transition and physical risks is a key component of the bank’s risk management and wider sustainability strategy. Climate risks are embedded into the bank’s risk frameworks and appetite, prioritizing clients and portfolios with the highest vulnerability based on a broad range of bespoke climate risk identification and classification approaches, including risk concentrations. All economic sectors are included in the analysis and the carbon-intensive sectors are subject to particular focus.
A sensitivity analysis has been undertaken as part of the climate stress test that is based on reasonable ranges of potential variation for carbon prices and energy prices. The stressed ECL impacts at a one-year horizon were found to be from a single digit euro millions number for a Current Policies scenario to a low 2-digit euro million figure for a delayed transition scenario. As outlined in the Annual Report 2024, Deutsche Bank believes that ECL estimates for higher transition and physical risk exposures are within reasonable ranges and require no additional corrective measure.
89
Deutsche Bank
Interim Report as of June 30, 2025

IFRS 9 Impairment
Model overview
During the first six months of 2025, Deutsche Bank continued to apply the same IFRS 9 impairment model and methodologies, key assumptions and risk management activities as disclosed in the Annual Report 2024 except for the change in estimate outlined below. As outlined in that report, the Group leverages existing models used for the determination of capital demand under the Basel Internal Ratings Based Approach and internal risk management practices to calculate the bank’s ECL.
In the second quarter of 2025 the Group implemented a model update with regard to the Loss Given Default (LGD) parameter used in the IFRS 9 accounting framework, primarily to align with the corresponding methodologies and models implemented in the solvency framework following regulatory guidelines. This change in estimate led to a net reduction of the credit loss allowance in the amount of € 133 million and impacted all stages. The most pronounced reduction of the credit loss allowance was observed in the Private Bank. In the Corporate Bank and Investment Bank the net impact was primarily in stages 1 and 2 and less pronounced. However, for certain underlying portfolios such as CRE a more pronounced increase in credit loss allowance was observed, which was offset by a reduction of credit loss allowance in other underlying portfolios in these businesses.
The latest developments and key uncertainties in the first six months of 2025 and their consideration in the ECL calculation, based on the bank’s ongoing credit risk management activities and governance framework, are described in the section ‘Key risk themes’ in this report. Activities targeted at assessing the appropriateness of the ECL calculation include regular emerging risk reviews as well as portfolio deep dives, day to day risk management on the level of individual borrowers, and regular model validations. The Group also considers each reporting period if there are any potential model imprecisions or uncertainties not included in the model that require an overlay. Lastly, the Group presents its major sources of estimation uncertainty in the ECL model and a sensitivity analysis regarding forward looking information as a key assumption.
Forward-looking information
The tables below contain the macroeconomic variables (MEV’s) included in the application of forward-looking information feeding the IFRS 9 model as of June 30, 2025, and as of December 31, 2024. At each reporting date, the consensus data include the latest macroeconomic developments.
90
Deutsche Bank
Interim Report as of June 30, 2025

Macroeconomic variables applied
	as of June 2025¹ ²
	Year 1 (4 quarter avg)	Year 2 (4 quarter avg)
GDP - USA	1.40%	1.62%
GDP - Eurozone	1.15%	1.10%
GDP - Germany	0.38%	1.42%
GDP - Italy	0.57%	1.00%
GDP - Developing Asia	4.43%	4.20%
GDP - Emerging Markets	3.82%	3.76%
Unemployment - USA	4.42%	4.48%
Unemployment - Eurozone	6.39%	6.35%
Unemployment - Germany	3.68%	3.70%
Unemployment - Italy	6.18%	6.29%
Unemployment - Spain	10.60%	10.37%
Unemployment - Japan	2.48%	2.47%
Real Estate Prices - CRE Index USA	296.76	292.64
Real Estate Prices - CRE Index Eurozone	109.88	110.27
Real Estate Prices - House Price Index USA	324.52	330.22
Real Estate Prices - House Price Index Germany	152.99	155.62
Real Estate Prices - House Price Index Spain	2,085.02	2,131.28
Equity - S&P500	5,955	6,228
Equity - Eurostoxx50	5,349	5,507
Equity - DAX40	23,360	23,965
Equity - MSCI EAFE	1,147	1,188
Equity - MSCI Asia	1,690	1,759
Equity - Nikkei	37,497	38,582
Credit - High Yield Index	342.86	380.68
Credit - CDX High Yield	375.31	411.87
Credit - CDX IG	58.37	63.67
Credit - CDX Emerging Markets	184.31	207.23
Credit - ITX Europe 125	60.34	63.93
Commodity - WTI	67.86	64.56
Commodity - Gold	3,200.37	3,386.38

1
MEV as of June 17, 2025, which remained consistent as of June 30, 2025
2
Year 1 equals second quarter of 2025 to first quarter of 2026, Year 2 equals second quarter of 2026 to first quarter of 2027
	as of December 2024¹ ²
	Year 1 (4 quarter avg)	Year 2 (4 quarter avg)
GDP - USA	2.23%	2.04%
GDP - Eurozone	1.04%	1.19%
GDP - Germany	0.38%	1.14%
GDP - Italy	0.74%	1.02%
GDP - Developing Asia	4.53%	4.26%
GDP - Emerging Markets	4.11%	3.81%
Unemployment - USA	4.29%	4.20%
Unemployment - Eurozone	6.46%	6.42%
Unemployment - Germany	3.46%	3.40%
Unemployment - Italy	6.50%	6.76%
Unemployment - Spain	11.12%	10.93%
Unemployment - Japan	2.48%	2.40%
Real Estate Prices - CRE Index USA	312.27	316.81
Real Estate Prices - CRE Index Eurozone	107.75	108.39
Real Estate Prices - House Price Index USA	325.05	333.47
Real Estate Prices - House Price Index Germany	152.78	158.19
Real Estate Prices - House Price Index Italy	103.82	104.92
Real Estate Prices - House Price Index Spain	1,959.68	2,000.70
Equity - S&P500	6,109	6,436
Equity - Eurostoxx50	4,965	5,162
Equity - DAX40	20,131	20,968
Equity - MSCI EAFE	1,069	1,112
Equity - MSCI Asia	1,602	1,630
Equity - Nikkei	38,972	39,582
Credit - High Yield Index	312.32	358.66
Credit - CDX High Yield	332.33	374.29
Credit - CDX IG	56.50	64.29
Credit - CDX Emerging Markets	177.90	202.59
Credit - ITX Europe 125	62.15	68.66
Commodity - WTI	70.46	65.85
Commodity - Gold	2,588.02	2,612.91

1
MEV as of December 5, 2024, which remained consistent as of December 31, 2024
2
Year 1 equals fourth quarter of 2024 to third quarter of 2025, Year 2 equals fourth quarter of 2025 to third quarter of 2026
91
Deutsche Bank
Interim Report as of June 30, 2025

Overlays applied to the IFRS 9 model output
The Group regularly reviews the IFRS 9 methodology and processes, key inputs into the ECL calculation and discusses upcoming model changes, potential model imprecisions or other estimation uncertainties, for example in the macroeconomic environment to determine if any overlays are required. Moreover, regular reviews for evolving or emerging risks are performed, especially in the current macroeconomic and geopolitical environment. Measures applied include client surveys and interviews, along with analysis of portfolios across businesses, regions and sectors. In addition, the Group regularly reviews and validates key model inputs and assumptions (including those in feeder models) and ensures where expert judgement is applied, it is in line with the Group’s risk management framework.
As of June 30, 2025, management overlays amounted to € 146 million, compared to € 124 million at the end of 2024 (which resulted in an increase of Allowance for credit losses in both periods). The management overlays in the first half of 2025 are primarily driven by overlays to accelerate the impact from model updates and recalibration effects envisaged for later periods and tariffs. A tariff overlay based on a more pessimistic outlook across U.S. macro-economic variables prior to March 31, 2025, was initially recorded in the first quarter of 2025. Since macro-economic variables used as of June 30, 2025, are reflective of the current outlook and the Group’s Forward Looking Information (FLI) model appropriately captures the existing uncertainty, the aforementioned overlay could be discontinued. The tariff overlay focusing on most vulnerable clients was slightly increased.
Overall assessment of ECL’s
To ensure that Deutsche Bank’s ECL model accounted for the uncertainties in the macroeconomic environment throughout the second quarter of 2025, the Group continued to review emerging risks, assessed potential baseline and downside impacts and required actions to manage the bank’s credit strategy and risk appetite. The outcome of these reviews including an assessment of the existing uncertainty due to the U.S. tariff situation, concluded that the bank adequately provisioned for its expected credit losses as of June 30, 2025.
Results from the above reviews and development of key portfolio indicators are regularly discussed at the Credit Risk Appetite and Management Forum and Group Risk Committee. Where necessary, actions and measures are taken to mitigate the risks. Client ratings are regularly reviewed to reflect the latest macroeconomic developments and where potentially significant increase in credit risks are identified clients are moved to the watchlist (Stage 2), forbearance measures may be negotiated, and credit limits and collateralization are reviewed. Overall, the Group believes that based on its day-to-day risk management activities and regular reviews of emerging risks it has adequately provided for its ECL
Model sensitivity
The Group has identified three key model assumptions included in the IFRS 9 model. These include forward looking macroeconomic variables, the quantitative criteria for determining if a borrower has incurred a significant increase in credit risk and transferred to Stage 2, and the LGD setting on homogenous portfolios in Stage 3. Further down the bank provides sensitivity analysis on the potential impact if these key assumptions applied in the ECL model were to deviate from the bank’s base case expectations. The sensitivity of the quantitative criteria for determining if a borrower has incurred a significant increase in credit risk and transferred to Stage 2 and the sensitivity of LGD settings on portfolios in Stage 3 have not materially changed versus amounts disclosed in the Annual Report 2024.
Macroeconomic Variables
The sensitivity of the ECL model with respect to potential changes in projections for key MEVs is shown in the tables below, which provides ECL impacts from downward and upward shifts applied separately to each group of MEVs as of June 30, 2025, and December 31, 2024. The magnitude of the shifts is selected in the range of one standard deviation, which is a statistical measure of the dispersion of the values of a random variable. Each of these groups consists of MEVs from the same category:
–
GDP growth rates: includes U.S., Eurozone, Germany, Italy, Developing Asia, Emerging Markets
–
Unemployment rates: includes U.S., Eurozone, Germany, Italy, Japan, Spain
–
Equities: S&P500, Eurostoxx50, DAX40, Nikkei, MSCI Asia, MSCI EAFE
–
Credit spreads: ITX Europe 125, High Yield Index, CDX IG, CDX High Yield, CDX Emerging Markets
–
Real Estate: CRE Index USA, CRE Index Eurozone, House Price Index USA, House Price Index Germany, House Price Index Italy (until 2024 only), House Price Index Spain
–
Commodities: WTI oil price, Gold price
Although interest rates and inflation are not included in the above set of MEVs as separate risk drivers, their overall economic impact is reflected by other macroeconomic variables, such as GDP growth rates, unemployment, equities and
92
Deutsche Bank
Interim Report as of June 30, 2025

credit spreads, since higher rates and inflation typically filter through these forecasts and are thus reflected in the ECL model and below sensitivity analysis in an implicit way.
In addition, the sensitivity analysis only includes the impact of the aggregated MEV group (i.e., potential correlations between different MEV groups or the impact of management overlays is not taken into consideration). The sensitivity analysis does not separately present comprehensive scenarios reflecting the impact of potential MEV movements from U.S. tariff announcements after quarter end. ECL quantification for Stage 3 does not follow a model-based process for various portfolios and is therefore excluded from the following tables.
As of June 30, 2025, the sensitivity impact is higher, compared to December 31, 2024, mainly due to portfolio changes, higher ECL as well as deteriorations of base MEV projections which the analyses were based on.
IFRS 9 – Sensitivities of Forward-Looking Information applied on Stage 1 and Stage 2 – Group Level2
	Jun 30, 2025
	Upward sensitivity		Downward sensitivity
	Upward shift	ECL impact in € m.	Downward shift	ECL impact in € m.
GDP growth rates	1pp	(84.3)	(1)pp	91.6
Unemployment rates	(0.5)pp	(58.1)	0.5pp	60.7
Real estate prices	5%	(28.8)	(5)%	34.1
Equities	10%	(26.5)	(10)%	33.0
Credit spreads	(40)%	(26.8)	40%	31.2
Commodities¹	10%	(9.8)	(10)%	10.6

1
The sign of the shift applies to oil prices changes. Gold price changes have the opposite sign
	Dec 31, 2024
	Upward sensitivity		Downward sensitivity
	Upward shift	ECL impact in € m.	Downward shift	ECL impact in € m.
GDP growth rates	1pp	(66.4)	(1)pp	71.8
Unemployment rates	(0.5)pp	(44.9)	0.5pp	49.0
Real estate prices	5%	(13.9)	(5)%	16.0
Equities	10%	(14.1)	(10)%	17.8
Credit spreads	(40)%	(20.7)	40%	24.2
Commodities¹	10%	(7.7)	(10)%	8.7

1
The sign of the shift applies to oil prices changes. Gold price changes have the opposite sign
2
The sensitivity analysis was performed without the aforementioned update to the LGD model
IFRS 9 Expected Credit Losses
Provision for credit losses was € 423 million in the second quarter of 2025, or 36 basis points of average loans, down 10% compared to the first quarter of 2025 and 11% from the second quarter of 2024. Provision for non-performing (Stage 3) loans was € 300 million, materially lower than in the previous and prior year quarters, primarily reflecting a model update in line with regulatory requirements. Provision for performing loans (Stage 1 and 2) was € 123 million, down from € 130 million in the first quarter of 2025 and materially higher than in the prior year quarter. This reflected ECL impacts from the above change in estimate, primarily impacted commercial real estate, along with portfolio effects, and updated macro-economic assumptions.
In the first six months, provision for credit losses was € 894 million, or 37 basis points of average loans, down 2% year on year. Provision for non-performing (Stage 3) loans was € 641 million, down 30% from the prior year period, while provision for performing (Stage 1 and 2) loans was € 253 million, materially higher than in the first half of 2024, reflecting the aforementioned factors.
Goodwill and other intangible assets
Goodwill, indefinite and definite life intangible assets are tested for impairment annually in the fourth quarter or more frequently if there are indications that the carrying value may be impaired. Goodwill is tested for impairment purposes on the cash-generating unit (CGU) level. Definite life intangible assets are generally tested on CGU level as they do not generate cash inflows that are largely independent of those from other assets. Indefinite life intangible assets are tested at the individual asset level.
As of June 30, 2025, an analysis was performed to evaluate if an impairment loss needed to be recognized for the Group’s goodwill allocated to the Asset Management CGU or the indefinite life intangible asset related to Asset Management’s retail investment management agreements (shown under unamortized intangible assets). As a result of the analysis, neither the goodwill nor the retail investment management agreement intangible asset was impaired.
93
Deutsche Bank
Interim Report as of June 30, 2025

Provisions

As of June 30, 2025, the Group recognized € 2.8 billion (December 31, 2024: € 3.3 billion) in provisions on its balance sheet. The provisions relate to operational risk, civil litigation, regulatory enforcement, restructuring, allowances for credit related off-balance sheet positions and other matters, including bank levies. The provisions as of June 30, 2025 are described below for civil litigation and regulatory matters and included in the Restructuring and Allowance for credit losses disclosures in this Interim Report. Details on the Group’s provisions as of December 31, 2024, are disclosed in Deutsche Bank’s Annual Report 2024 in Note 10 “Restructuring”, Note 19 “Allowance for credit losses”, and Note 27 “Provisions”.
Civil litigation and regulatory enforcement matters
As of June 30, 2025, the Group recognized provisions relating to civil litigation of € 1.6 billion (December 31, 2024: € 1.9 billion) and provisions relating to regulatory enforcement matters of € 0.1 billion (December 31, 2024: € 0.2 billion). For some matters, for which the Group believes an outflow of funds is probable, but the Group could not reliably estimate the amount of the potential outflow, no provisions were recognized.
As previously disclosed, the Group is the defendant in several lawsuits by former Deutsche Postbank AG (Postbank) shareholders, regarding the adequacy of the purchase price of shares of Postbank paid by the bank in Deutsche Bank’s 2010 voluntary takeover offer of Postbank. At the end of April 2024, the Higher Regional Court of Cologne indicated in a hearing that it may find these claims valid in a later ruling. As a consequence, Deutsche Bank recognized a provision of € 1.3 billion in the second quarter of 2024 to provide for the amount of all pending claims and cumulative interest. In the third and fourth quarter of 2024, Deutsche Bank reached settlements which included the settlement of one of the two lead cases. In the second quarter of 2025, Deutsche Bank concluded further settlement agreements. Overall, Deutsche Bank has now reached settlements with 90 % of the plaintiffs’ claims by value in the litigation (calculated based on the asserted shareholdings), which resulted in a partial release of the original provision in second quarter 2025. As of June 30, 2025, the residual plaintiff claims of € 110 million (including interest) are fully provisioned.
In 2021, 1Malaysia Development Berhad (1MDB) commenced proceedings at the Malaysian Courts against Deutsche Bank Malaysia Berhad (DBMB) with respect to three wire transfers carried out by DBMB on 1MDB’s behalf in 2009 and 2011. 1MDB claims damages in the amount of U.S. $ 1.1 billion (representing the total amount of the transactions) plus interest. At a hearing on July 11, 2025, the Court declined DBMB’s application for summary dismissal on time-bar grounds, ruling that the issue requires a full trial which is currently scheduled for January 2026. The Group has not disclosed whether it has established a provision or contingent liability with respect to this matter because it has concluded that such disclosure can be expected to prejudice seriously the outcome of this matter.
General and administrative expenses included expenses for civil litigation and regulatory enforcement matters of € (94) million for the three months ended June 30, 2025 (€ 1,554 million for the three months ended June 30, 2024) € (68) million for the six months ended June 30, 2025 (€ 1,720 million for the six months ended June 30, 2024). The decreases over prior-year’s three-month and six-month period are mainly attributable to the partial release of the Postbank takeover litigation provision during the second quarter of 2025 compared to prior year’s Postbank takeover litigation provision.
For the matters for which a reliable estimate can be made, but the probability of a future loss or outflow of resources is more than remote but less than probable, the Group currently estimates that as of June 30, 2025, these contingent liabilities are € 1.1 billion for civil litigation matters (December 31, 2024: € 0.6 billion) and € 0.1 billion for regulatory enforcement matters (December 31, 2024: € 0.1 billion). These figures include matters where the Group’s potential liability is joint and several, and where the Group expects any such liability to be paid by a third party.
For other significant civil litigation and regulatory enforcement matters where the Group believes the possibility of an outflow of funds is more than remote but less than probable, but the amount is not reliably estimable, such matters are not included in the contingent liability estimates. In addition, where the Group believes the possibility of an outflow of funds is remote on other significant civil litigation and regulatory enforcement matters, the Group has neither recognized a provision nor included the matters in the contingent liability estimates.
For additional details on civil litigation and regulatory enforcement matters or groups of similar matters (some of which consist of a number of proceedings or claims) for which the Group has taken material provisions, or for which there are material contingent liabilities that are more than remote, or for which there is the possibility of material business or reputational risk, see Note 27 “Provisions” in Deutsche Bank’s Annual Report 2024 in the section captioned “Current Individual Proceedings”. The disclosed matters in Note 27 “Provisions” include matters for which the possibility of a loss is more than remote, but for which the Group cannot reliably estimate the possible loss.
94
Deutsche Bank
Interim Report as of June 30, 2025

Credit related commitments and contingent liabilities
Lending commitments and lending related contingent liabilities
In the normal course of business the Group regularly enters into irrevocable lending commitments, including fronting commitments as well as contingent liabilities consisting of financial and performance guarantees, standby letters of credit and indemnity agreements on behalf of Deutsche Bank’s customers. Under these contracts the Group is required to perform under an obligation agreement or to make payments to the beneficiary based on the third party’s failure to meet its obligations. For these instruments it is not known to the Group in detail if, when and to what extent claims will be made. In the event that the Group has to pay out cash in respect of its fronting commitments, the Group would immediately seek reimbursement from the other syndicate lenders. The Group considers all the above instruments in monitoring the credit exposure and may require collateral to mitigate inherent credit risk. If the credit risk monitoring provides sufficient perception about a loss from an expected claim, a provision is established and recorded on the balance sheet.
The following table shows the Group’s revocable lending commitments, irrevocable lending commitments and lending related contingent liabilities without considering collateral or provisions. The table shows the maximum potential funding requirements of the Group if all liabilities must be funded at the same time. Therefore, the table does not show the expected future cash flows required for these liabilities as many of them will expire without being drawn. Claims that are offset by the clients or by proceeds from the realization of collateral are also not included in the table.
in € m.	Jun 30, 2025	Dec 31, 2024
Irrevocable lending commitments	211,802	219,767
Revocable lending commitments	49,129	49,932
Contingent liabilities	72,137	73,468
Total	333,068	343,167

Other commitments and other contingent liabilities
The Group’s other irrevocable commitments and other contingent liabilities without considering collateral or provisions amounted to € 74.5 million as of Jun 30, 2025 and to € 77.0 million as of December 31, 2024. The number considers the maximum potential utilization of the Group in case all these liabilities entered into must be fulfilled. It therefore does not contain the expected future cash flows from these liabilities as many of them will expire without being drawn and arising claims will be honored by the customers or can be recovered from proceeds of arranged collateral.
Irrevocable payment commitments with regard to levies
Irrevocable payment commitments related to bank levy according to the Single Resolution Fund (SRF) and to the German deposit protection schemes amounted to € 1.5 billion as of Jun 30, 2025 and also to € 1.5 billion as of December 31, 2024.
Long-term debt
in € m.	Jun 30, 2025	Dec 31, 2024
Senior debt:
Bonds and notes
Fixed rate	69,566	71,414
Floating rate	11,606	11,196
Other	24,089	20,578
Subordinated debt:
Bonds and notes
Fixed rate	8,184	11,626
Floating rate	0	0
Other	85	85
Total long-term debt	113,531	114,899

95
Deutsche Bank
Interim Report as of June 30, 2025

Other financial information

Shares issued and outstanding
in million	Jun 30, 2025	Dec 31, 2024
Shares issued	1,948.3	1,994.7
Shares in treasury	22.1	49.6
Of which:
Buyback	22.1	49.6
Other	0.0	0.0
Shares outstanding	1,926.2	1,945.1

Related party transactions
Parties are considered to be related if one party has the ability to directly or indirectly control the other party or exercise significant influence over the other party in making financial or operational decisions. The Group’s related parties include:
–
Key management personnel including close family members and entities which are controlled, significantly influenced by, or for which significant voting power is held by key management personnel or their close family members,
–
Subsidiaries, joint ventures and associates and their respective subsidiaries, and
–
Post-employment benefit plans for the benefit of Deutsche Bank employees.
Transactions with key management personnel
Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of Deutsche Bank Group, directly or indirectly. The Group considers the members of the Management Board as currently mandated and the Supervisory Board of the parent company to constitute key management personnel for purposes of IAS 24. Among the Group’s transactions with key management personnel as of June 30, 2025, were loans and commitments of € 1 million and deposits of € 10 million. As of December 31, 2024, there were loans and commitments of € 2 million and deposits of € 17 million among the Group’s transactions with key management personnel. In addition, the Group provides banking services, such as payment and account services as well as investment advice, to key management personnel and their close family members.
Transactions with subsidiaries, associates and joint ventures
Transactions between Deutsche Bank AG and its subsidiaries meet the definition of related party transactions. If these transactions are eliminated on consolidation, they are not disclosed as related party transactions. Transactions between the Group and its associated companies and joint ventures and their respective subsidiaries also qualify as related party transactions.
96
Deutsche Bank
Interim Report as of June 30, 2025

Transactions for subsidiaries, joint ventures and associates are presented combined in below table as these are not material individually.
Loans issued and guarantees granted
in € m.	Jun 30, 2025	Dec 31, 2024
Loans outstanding, beginning of period	73	44
Net movement in loans during the period	(4)	70
Changes in the group of consolidated companies	0	0
Exchange rate changes/other	(0)	(41)
Loans outstanding, end of period[1]	69	73

Other credit risk related transactions:
Allowance for loan losses	0	0
Provision for loan losses	0	1
Guarantees and commitments	3	3

1
Loans past due were € 0 million as of June 30, 2025, and € 0 million as of December 31, 2024. For the total loans the Group held collateral of € 0 million and € 0 million as of June 30, 2025, and December 31, 2024, respectively
Deposits received
in € m.	Jun 30, 2025	Dec 31, 2024
Deposits, beginning of period	29	33
Net movement in deposits during the period	(1)	(4)
Changes in the group of consolidated companies	0	0
Exchange rate changes/other	0	0
Deposits, end of period	28	29

Other transactions
Includes bonds issued by associated companies which the Group acquired and classified as trading assets. These trading assets amounted to € 11 million as of June 30, 2025, and € 27 million as of December 31, 2024.
Other assets related to transactions with associated companies amounted to € 3 million as of June 30, 2025, and € 2 million as of December 31, 2024. Other liabilities related to transactions with associated companies were € 3 million as of June 30, 2025, and € 0 million as of December 31, 2024.
Transactions with pension plans
The Group has business relationships with a number of pension plans pursuant to which it provides financial services, including investment management. As of June 30, 2025, transactions with these plans were not material for the Group.
Events after the reporting period
After the reporting date no material events occurred which had a significant impact on the bank’s results of operations, financial position and net assets.
97
Deutsche Bank
Interim Report as of June 30, 2025

Non-GAAP financial measures

This document and other documents the Group has published or may publish contain non-GAAP financial measures. Non-GAAP financial measures are measures of the Group’s historical or future performance, financial position or cash flows that contain adjustments that exclude or include amounts that are included or excluded, as the case may be, from the most directly comparable measure calculated and presented in accordance with IFRS in the Group’s financial statements.
Return on equity ratios
The Group reports a post-tax return on average shareholders’ equity and a post-tax return on average tangible shareholders’ equity, each of which is a non-GAAP financial measure.
The post-tax returns on average shareholders’ equity and average tangible shareholders' equity are calculated as profit (loss) attributable to Deutsche Bank shareholders after Additional Tier 1 coupon as a percentage of average shareholders’ equity and average tangible shareholders' equity, respectively.
Profit (loss) attributable to Deutsche Bank shareholders after Additional Tier 1 coupon for the segments is a non-GAAP financial measure and is defined as profit (loss) excluding post-tax profit (loss) attributable to noncontrolling interests and after Additional Tier 1 coupon, which are allocated to segments based on their allocated average tangible shareholders’ equity. For the Group, it reflects the reported effective tax rate which was 28% for the second quarter of 2025 and 211% for the prior year’s comparative period. The tax rate was 29% for the six months ended June 30, 2025, and 42% for the prior year’s comparative period. For the segments, the applied tax rate was 28% for the second quarter of 2025 and all quarters in 2024.
At the Group level, tangible shareholders' equity is shareholders’ equity as reported in the Consolidated Balance Sheet excluding goodwill and other intangible assets. Tangible shareholders’ equity for the segments is calculated by deducting goodwill and other intangible assets from shareholders’ equity as allocated to the segments. Shareholders’ equity and tangible shareholders’ equity are presented on an average basis.
The Group believes that a presentation of average tangible shareholders’ equity makes comparisons to its competitors easier, and refers to this measure in the return on equity ratios presented by the Group. However, average tangible shareholders’ equity is not a measure provided for in IFRS, and the Group’s ratios based on this measure should not be compared to other companies’ ratios without considering differences in the calculations.
98
Deutsche Bank
Interim Report as of June 30, 2025

	Three months ended Jun 30, 2025
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Profit (loss) before tax	738	826	606	225	563	2,957
Profit (loss)	531	594	436	162	393	2,116
Profit (loss) attributable to noncontrolling interests	0	0	0	0	46	46
Profit (loss) attributable to DB shareholders and additional equity components	531	594	436	162	347	2,070
Profit (loss) attributable to additional equity components	39	81	50	8	25	202
Profit (loss) attributable to Deutsche Bank shareholders	493	513	387	154	323	1,868
Average allocated shareholders’ equity	12,169	24,593	14,829	5,286	11,138	68,015
Deduct: Average allocated goodwill and other intangible assets[1]	965	842	507	2,925	1,523	6,763
Average allocated tangible shareholders’ equity	11,203	23,751	14,321	2,361	9,615	61,252
Post-tax return on average shareholders’ equity	16.2%	8.3%	10.4%	11.6%	N/M	11.0%
Post-tax return on average tangible shareholders’ equity	17.6%	8.6%	10.8%	26.0%	N/M	12.2%

N/M – Not meaningful
1
Goodwill and other intangible assets related to the share of DWS that is not held by Deutsche Bank are excluded since the first quarter of 2018
	Three months ended Jun 30, 2024
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Profit (loss) before tax	605	747	389	160	(1,770)	130
Profit (loss)	436	538	280	115	(1,514)	(145)
Profit (loss) attributable to noncontrolling interests	0	0	0	0	45	45
Profit (loss) attributable to DB shareholders and additional equity components	436	538	280	115	(1,558)	(190)
Profit (loss) attributable to additional equity components	28	60	37	6	19	151
Profit (loss) attributable to Deutsche Bank shareholders	407	477	243	109	(1,578)	(341)
Average allocated shareholders’ equity	11,476	23,658	13,909	5,409	10,322	64,775
Deduct: Average allocated goodwill and other intangible assets[1]	741	760	(23)	2,969	2,290	6,737
Average allocated tangible shareholders’ equity	10,735	22,898	13,932	2,440	8,032	58,038
Post-tax return on average shareholders’ equity	14.2%	8.1%	7.0%	8.0%	N/M	(2.1%)
Post-tax return on average tangible shareholders’ equity	15.2%	8.3%	7.0%	17.8%	N/M	(2.3%)

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1
Goodwill and other intangible assets related to the share of DWS that is not held by Deutsche Bank are excluded since the first quarter of 2018
99
Deutsche Bank
Interim Report as of June 30, 2025

	Six months ended Jun 30, 2025
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Profit (loss) before tax	1,370	2,370	1,095	429	138	5,402
Profit (loss)	986	1,707	789	309	58	3,849
Profit (loss) attributable to noncontrolling interests	0	0	0	0	90	90
Profit (loss) attributable to DB shareholders and additional equity components	986	1,707	789	309	(32)	3,758
Profit (loss) attributable to additional equity components	76	155	97	16	50	395
Profit (loss) attributable to Deutsche Bank shareholders	910	1,552	691	293	(82)	3,363
Average allocated shareholders’ equity	12,315	24,222	14,808	5,400	11,806	68,551
Deduct: Average allocated goodwill and other intangible assets[1]	905	842	279	2,972	1,851	6,849
Average allocated tangible shareholders’ equity	11,410	23,379	14,529	2,428	9,955	61,702
Post-tax return on average shareholders’ equity	14.8%	12.8%	9.3%	10.8%	N/M	9.8%
Post-tax return on average tangible shareholders’ equity	15.9%	13.3%	9.5%	24.1%	N/M	10.9%

N/M – Not meaningful
1
Goodwill and other intangible assets related to the share of DWS that is not held by Deutsche Bank are excluded since the first quarter of 2018
	Six months ended Jun 30, 2024
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Profit (loss) before tax	1,216	2,010	731	282	(2,476)	1,763
Profit (loss)	875	1,447	526	203	(2,033)	1,018
Profit (loss) attributable to noncontrolling interests	0	0	0	0	74	74
Profit (loss) attributable to DB shareholders and additional equity components	875	1,447	526	203	(2,107)	945
Profit (loss) attributable to additional equity components	55	117	70	12	45	298
Profit (loss) attributable to Deutsche Bank shareholders	821	1,331	456	191	(2,152)	647
Average allocated shareholders’ equity	11,404	23,534	13,777	5,297	11,417	65,430
Deduct: Average allocated goodwill and other intangible assets[1]	769	805	209	2,957	1,950	6,690
Average allocated tangible shareholders’ equity	10,636	22,730	13,568	2,340	9,466	58,740
Post-tax return on average shareholders’ equity	14.4%	11.3%	6.6%	7.2%	N/M	2.0%
Post-tax return on average tangible shareholders’ equity	15.4%	11.7%	6.7%	16.3%	N/M	2.2%

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1
Goodwill and other intangible assets related to the share of DWS that is not held by Deutsche Bank are excluded since the first quarter of 2018
100
Deutsche Bank
Interim Report as of June 30, 2025

Profit (loss) before tax excluding Postbank takeover litigation provision
Profit (loss) before tax excluding Postbank takeover litigation provision is defined as reported profit (loss) before tax adjusted for the Postbank takeover litigation provision. The Group believes that a presentation of Profit (loss) before tax excluding Postbank takeover litigation provision provides a more meaningful depiction of the costs associated with its operating businesses and of its financial performance.
in € m. (unless stated otherwise)	Three months ended Jun 30, 2025	Three months ended Jun 30, 2024	Six months ended Jun 30, 2025	Six months ended Jun 30, 2024
Profit (loss) before tax	2,957	130	5,402	1,763
Adjustment for Postbank takeover litigation provision	(85)	1,336	(85)	1,336
Profit (loss) before tax excluding Postbank takeover litigation provision	2,871	1,466	5,317	3,099

Net interest income in the key banking book segments
Net interest income in the key banking book segments is a non-GAAP financial measure for which the most directly comparable IFRS financial measure is net interest income. Key banking book segments are defined as the Group’s business segments for which net interest income from banking book activities represent a material part of the overall revenue. Net interest income in the key banking book segments is calculated as the Group’s total net interest income excluding other funding effects (e.g., centrally held funding costs) and impacts driven by accounting asymmetry in the recognition of the Group’s trading book and related hedging activities. The Group believes that a presentation of net interest income in the key banking book segments provides a more meaningful depiction of the net interest income associated with the Group’s operating businesses.
The following table provides a reconciliation of the Group’s net interest income to the net interest income in the key banking book segments.
in € m. (unless stated otherwise)	Three months ended Jun 30, 2025	Three months ended Jun 30, 2024	Six months ended Jun 30, 2025	Six months ended Jun 30, 2024

Group
Net interest income	3,891	3,623	7,727	7,450
Key banking book segments and other funding effects[1]	3,401	3,349	6,656	6,662
Key banking book segments	3,471	3,393	6,828	6,755
Other funding effects[1]	(70)	(44)	(173)	(93)
Accounting asymmetry driven[2]	490	274	1,071	788
Average interest earning assets[3] (in € bn)	1,031	981	1,035	986
Net interest margin[4]	1.5%	1.5%	1.5%	1.5%

Key banking book segments
Corporate Bank
Net interest income	1,179	1,289	2,348	2,575
Average interest earning assets[3] (in € bn)	130	126	129	124
Net interest margin[4]	3.6%	4.1%	3.6%	4.1%

Investment Bank Fixed Income and Currencies: Financing
Net interest income	775	663	1,509	1,308
Average interest earning assets[3] (in € bn)	104	94	105	94
Net interest margin[4]	3.0%	2.8%	2.9%	2.8%

Private Bank
Net interest income	1,517	1,441	2,971	2,873
Average interest earning assets[3] (in € bn)	253	263	255	264
Net interest margin[4]	2.4%	2.2%	2.3%	2.2%

Total Key banking book segments
Net interest income	3,471	3,393	6,828	6,755
Average interest earning assets[3] (in € bn)	486	483	489	481
Net interest margin[4]	2.9%	2.8%	2.8%	2.8%

1
Other funding effects represents banking book net interest income arising primarily from Treasury funding activities that are not allocated to the key banking book segments but are allocated to other segments or held centrally in Corporate & Other
2
Accounting asymmetry in the recognition of the Group’s trading book and related hedging activities primarily arises from funding costs associated with trading book positions where the funding cost is reported in net interest income but is offset by revenues on the underlying positions recorded in noninterest income. Conversely, it can also arise from the use of fair valued instruments to hedge key banking book segments positions where the cost or income of the underlying position is recorded as interest income, but the hedge impact is recorded as a noninterest income. These effects from trading book and related hedge activities primarily occur in the Investment Bank (ex FIC Financing), Asset Management and Corporate & Other including Treasury; which are not key banking book segments
3
Interest earning assets are financial instruments or investments that generate interest income in the form of interest payments. Interest earnings assets are averaged on a monthly basis and across quarters and for the full year
4
For the Group and the segments, net interest income (before provision for credit losses) as a percentage of average total interest earnings assets. Net interest margins per segment are based on their contribution to the Group results
101
Deutsche Bank
Interim Report as of June 30, 2025

Adjusted costs/nonoperating costs
Adjusted costs is one of the Group’s key performance indicators and is a non-GAAP financial measure for which the most directly comparable IFRS financial measure is noninterest expenses. Adjusted costs is calculated by deducting impairment of goodwill and other intangible assets, litigation charges, net, and restructuring and severance, in total referred to as nonoperating costs, from noninterest expenses under IFRS. The Group believes that a presentation of noninterest expenses excluding the impact of these items provides a more meaningful depiction of the costs associated with its operating businesses.
	Three months ended Jun 30, 2025
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	1,137	1,600	1,647	438	136	4,959
Nonoperating costs:
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Litigation charges, net	(33)	3	(11)	(0)	(53)	(94)
Restructuring and severance	14	18	7	2	8	49
Total nonoperating costs	(19)	21	(3)	2	(45)	(44)
Adjusted costs	1,156	1,579	1,651	436	182	5,004

	Three months ended Jun 30, 2024
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	1,182	1,679	1,793	453	1,594	6,702
Nonoperating costs:
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Litigation charges, net	23	70	5	0	1,455	1,554
Restructuring and severance	18	28	53	5	3	106
Total nonoperating costs	41	98	58	5	1,458	1,660
Adjusted costs	1,141	1,581	1,736	448	137	5,042

Prior year’s comparatives aligned to presentation in the current year
	Six months ended Jun 30, 2025
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	2,294	3,251	3,378	905	347	10,175
Nonoperating costs:
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Litigation charges, net	(31)	(4)	(17)	6	(23)	(68)
Restructuring and severance	19	27	59	4	8	117
Total nonoperating costs	(12)	24	41	10	(15)	49
Adjusted costs	2,306	3,227	3,337	894	362	10,126

	Six months ended Jun 30, 2024
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	2,386	3,311	3,609	909	1,791	12,006
Nonoperating costs:
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Litigation charges, net	84	95	15	15	1,510	1,720
Restructuring and severance	33	52	102	8	6	201
Total nonoperating costs	117	147	117	23	1,516	1,922
Adjusted costs	2,269	3,163	3,492	886	275	10,084

Prior year’s comparatives aligned to presentation in the current year
Revenues and costs on a currency adjusted basis
Revenues and costs on a currency-adjusted basis are calculated by translating prior-period revenues or costs that were generated or incurred in non-euro currencies into euros at the foreign exchange rates that prevailed during the current year period. These adjusted figures, and period-to-period percentage changes based thereon, are intended to provide information on the development of underlying business volumes, revenues and costs.
102
Deutsche Bank
Interim Report as of June 30, 2025

Net assets (adjusted)
Net assets (adjusted) are defined as IFRS Total assets adjusted to reflect the recognition of legal netting agreements, offsetting of cash collateral received and paid and offsetting pending settlements balances. The Group believes that a presentation of net assets (adjusted) allows for better comparability with the Group’s competitors.
in € b. (unless stated otherwise)	Jun 30, 2025	Dec 31, 2024
Total assets	1,402	1,391
Deduct: Derivatives (incl. hedging derivatives & derivatives reclassified into held for sale) credit line netting	193	230
Deduct: Derivatives cash collateral received / paid	63	59
Deduct: Securities Financing Transactions credit line netting	5	2
Deduct: Pending settlements netting	53	13
Net assets (adjusted)	1,088	1,087

Book value and tangible book value per basic share outstanding
Book value per basic share outstanding and tangible book value per basic share outstanding are non-GAAP financial measures that are used and relied upon by investors and industry analysts as capital adequacy metrics. Book value per basic share outstanding represents the bank’s total shareholders’ equity divided by the number of basic shares outstanding at period-end. Tangible book value represents the bank’s total shareholders’ equity less goodwill and other intangible assets. Tangible book value per basic share outstanding is computed by dividing tangible book value by period-end basic shares outstanding.
Tangible book value
in € m.	Jun 30, 2025	Dec 31, 2024
Total shareholders’ equity (Book value)	67,101	68,709
Goodwill and other intangible assets[1]	(6,693)	(6,962)
Tangible shareholders’ equity (Tangible book value)	60,408	61,747

1
Excludes Goodwill and other intangible assets attributable to partial sale of DWS
Basic shares outstanding
in million (unless stated otherwise)	Jun 30, 2025	Dec 31, 2024
Number of shares issued	1,948.3	1,994.7
Treasury shares	(22.1)	(49.6)
Vested share awards	35.2	38.5
Basic shares outstanding	1,961.4	1,983.6

Book value per basic share outstanding in €	34.21	34.64
Tangible book value per basic share outstanding in €	30.80	31.13

103
Deutsche Bank
Interim Report as of June 30, 2025

Imprint

Deutsche Bank
Aktiengesellschaft
Taunusanlage 12
60262 Frankfurt am Main
Germany
Telephone: +49 69 910-00
deutsche.bank@db.com
Investor Relations
+49 800 910-8000
db.ir@db.com
AGM Hotline:
+49 6196 8870 704
Publication
Published on July 24, 2025
Cautionary statement regarding forward-looking statements
This report contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which we derive a substantial portion of our revenues and in which we hold a substantial portion of our assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of our strategic initiatives, the reliability of our risk management policies, procedures and methods, and other risks referenced in our filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in our SEC Form 20-F of March 13, 2025, under the heading “Risk Factors”.
104